===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                          --------------------------


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                                 June 8, 1995

                                WorldCorp, Inc.
              (Exact name of registrant as specified in charter)


        DELAWARE                  1-5351              94-3040585
(State or Other Jurisdiction   (Commission          (IRS Employer
     of Incorporation)         File Number)    Identification Number)

             13873 Park Center Road, Suite 490, Herndon, VA 22071
                   (Address of Principal Executive Offices)

              Registrant's telephone number, including area code:
                                (703) 834-9200


===============================================================================

Item 2.   Acquisition or Disposition of Assets.

          On June 8, 1995, WorldCorp, Inc., (the "Company") closed its equity carve-out of US Order, Inc., ("US Order"). The Company sold in a public offering 1,365,000 shares of common stock ($.001 par value) of US Order at $14.75 per share. US Order sold 3,062,500 shares for its own account. Prior to the US Order offering, the Company's beneficial ownership in US Order was 88%; subsequent to the offering, the Company owns 8,832,844 shares of common stock, with a beneficial ownership of 61% in US Order. The Company's press release dated
June 2, 1995 announcing the sale is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

          The US Order prospectus dated June 1, 1995 with respect to the equity carve-out is set forth on the following pages:

PROSPECTUS

3,850,000 SHARES

US ORDER, INC.                                [LOGO OF US ORDER APPEARS HERE]

COMMON STOCK
($.001 par value)

Of the shares of Common Stock, $.001 par value per share (the "Common Stock"), being offered (the "Shares"), 2,800,000 Shares are being issued and sold by US Order, Inc. ("US Order" or the "Company"), and 1,050,000 Shares are being sold by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

Prior to this Offering (the "Offering"), there has been no public market for the Common Stock. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for listing on The Nasdaq National Market under the symbol "USOR," subject to official notice of issuance.

THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                    PRICE TO    UNDERWRITING PROCEEDS TO PROCEEDS TO
                    PUBLIC      DISCOUNT(1)  COMPANY(2)  SELLING STOCKHOLDER(2)
Per Share.......... $14.75      $1.0325      $13.7175    $13.7175
Total(3)........... $56,787,500 $3,975,125   $38,409,000 $14,403,375

- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering expenses payable by the Company and the Selling Stockholder, estimated at $360,000 and $135,000, respectively.
(3) The Company and the Selling Stockholder have granted to the Underwriters a 30-day option to purchase up to 262,500 and 315,000 additional shares of Common Stock, respectively, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholder will be $65,305,625, $4,571,394, $42,009,844 and $18,724,387, respectively. See
    "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about June 8, 1995.

SALOMON BROTHERS INC

        FIRST ALBANY CORPORATION

                                 L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

The date of this Prospectus is June 1, 1995.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements included elsewhere in this Prospectus. Except as otherwise noted, all information in the Prospectus (i) reflects the conversion or redemption of all outstanding shares of Former Preferred Stock into shares of Common Stock effective concurrently upon the consummation of this Offering and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  The Company designs and develops products and services for two markets: home banking and intelligent telecommunications network services. Home banking allows consumers to pay bills, check account balances and receive other bank information from their homes. Intelligent network services allow consumers to send and receive text information from a smart telephone, which is a telephone with a central processing unit, an integrated display screen and memory. In the home banking market, the Company expects to generate revenues from (i) royalties from Visa International Service Association ("Visa"), (ii) sales to banks of voice response systems with software that supports touch-tone bill payment applications, and (iii) monthly fees for bank-branded customer service supporting electronic bill payment customers. In the intelligent network services market, the Company expects to generate revenues from (i) royalties from sales to customers of the Company's smart telephones through Colonial Data Technologies Corp. ("Colonial Data") and (ii) sales of smart telephone-based interactive applications such as catalog shopping and national directory assistance. The Company currently receives revenues largely from the sale of products and services to Visa member banks and from monthly fees paid by customers using the Company's existing smart telephones. The Company intends to introduce additional interactive applications on its new smart telephone, the Falcon, which the Company expects to introduce at the end of 1995.

  The Company's marketing strategy is to identify a strategic partner with an established distribution channel in each target market. US Order has entered into a strategic alliance with Visa Interactive, Inc., a wholly owned subsidiary of Visa, in the home banking market. Visa has 13,000 U.S. member banks. Since August 1994, 50 Visa member banks, including six of the top 20 banks in the United States, have committed to offer the Visa Interactive home banking program to their customers. US Order also has entered into a strategic alliance with Colonial Data in the intelligent network services market. Colonial Data is a leading provider of Caller ID equipment whose customers include U S WEST, Inc., NYNEX Corp., BellSouth Corp., Ameritech Corp. and Bell Atlantic Corp.

  In August 1994, the Company sold its bill payment operations and technology (the "Visa Bill-Pay System") to Visa for cash and the right to future royalty payments generated by customers utilizing the Visa Bill-Pay System. Visa formed Visa Interactive around the technology and personnel acquired from the Company, including 54 former US Order employees. Visa Interactive has agreed to resell certain of the Company's products and services to Visa member banks through 1997. Visa Interactive also has agreed through 2000 to inform Visa member banks that the Company is a preferred provider of certain home banking products and services. In January 1995, Colonial Data agreed to sell the Company's ADSI smart telephones and interactive applications to its telephone company customers through 1999. The Company also intends to sell its smart telephones and interactive applications to consumers in other markets, including the home banking market. The Company's right to future royalty payments from Visa is subject to a cumulative offset amount aggregating $879,780 and, accordingly, the Company does not expect to begin receiving royalty payments until 1996. While the Company expects the agreements with Visa and Colonial Data to result in increased revenue, there can be no assurances that the Company will receive any revenues pursuant to these agreements.

  The Company has selected home banking and intelligent network services as its initial markets. Although small today, the Company's strategy is based on its belief that these markets will grow significantly over the next several years. The Company believes that consumers are increasingly interested in processing transactions and sending and receiving information from their homes. Banks are expected to embrace home banking in order to increase customer loyalty and to reduce paper check processing costs. The Company also believes that telephone companies will aggressively market intelligent network services in order to increase revenue per subscriber and expand overall network usage. The Company believes that its strategy of marketing its products through strategic partners will allow it to avoid significant marketing costs.

  US Order's product strategy is to develop products and services for its strategic partners and their customers. The Company strives to develop products with broad appeal that are easy-to-use, practical, inexpensive and built around common industry standards. US Order's products position the Company to offer support services and interactive applications which are expected to generate monthly fee revenue. The Company also intends to develop products which facilitate home banking from smart telephones, personal computers and other access devices. The Company is implementing this strategy in the home banking market by emphasizing sales of bill payment software for voice response units. By selling a bill payment voice response unit to a bank, the Company also has the opportunity to offer bank-branded customer service, which results in additional monthly fee revenue. The Company is also implementing this strategy in the intelligent network services market by emphasizing sales of smart telephones. By selling smart telephones, the Company increases its opportunity to receive additional monthly fee revenue from the sale of its interactive applications.

  In 1992, the Company introduced the first smart telephone bill payment service that could be used by customers of any U.S. bank. In 1993, US Order was the first to offer direct, secure ATM network access via a smart telephone with the industry standard DES encryption algorithm, enabling balance inquiry, funds transfer and direct debit purchases from the home. In 1994, Visa adopted the Company's transaction processing technology by acquiring US Order's bill payment operation and forming Visa Interactive. In 1995, in alliance with Visa and InterVoice, Inc., a leading voice response system manufacturer, US Order began offering banks a voice recognition bill payment software package.

  US Order was founded in 1990 by William F. Gorog, Chairman of the Board and Chief Executive Officer of the Company. Mr. Gorog has successfully identified and commercialized transaction and information processing technologies during his career. Mr. Gorog's first company, DataCorp., developed the Lexis and Nexis information service and was subsequently sold by him to the Mead Corporation in 1969. Mr. Gorog also assisted VeriFone, Inc., a leading provider of point-of-sale transaction systems, during its development stage. Mr. Gorog formed a company that served as VeriFone's east coast distributor, which he subsequently sold to VeriFone. He also served on VeriFone's Board of Directors from 1981 through 1993.

  US Order, Inc. was incorporated in Delaware in 1990. The Company's principal executive offices are located at 13873 Park Center Road, Suite 353, Herndon, Virginia 22071 and its telephone number is (703) 834-9480.

                                  THE OFFERING

Common Stock offered by the
 Company......................  2,800,000 shares

Common Stock offered by the
 Selling Stockholder..........  1,050,000 shares

Common Stock to be outstanding
 after the Offering(1)........  14,406,096 shares

Use of proceeds by the
 Company......................  Repayment of certain indebtedness, redemption of certain equity securities, and general corporate
                                purposes. Of the $38.0 million of estimated net
                                proceeds to the Company, approximately $10.2
                                million will be used to redeem certain equity
                                securities and repay indebtedness held by the
                                Selling Stockholder. See "Use of Proceeds."

Nasdaq National Market
 symbol.......................  "USOR"

- --------
(1) Excludes (i) 2,582,810 shares of Common Stock issuable upon the exercise of options, (ii) 471,429 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the "Warrants") and (iii) 230,000 shares of Common Stock that the Company has agreed to issue to Colonial Data in a stock exchange upon consummation of the Offering in accordance with the Company's strategic alliance with Colonial Data. See "Management--Stock Options," "Principal and Selling Stockholders" and "Business-- Telecommunications/Network Services--US Order's Telecommunications Strategy."

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."











  US Order (R) and ScanFone (R) are registered trademarks and PhonePlus (TM) and Falcon (TM) are trademarks of US Order. Visa (R) and Visa and Bands symbol are registered trademarks of Visa International Service Association.
VeriFone (R) and the VeriFone logo are trademarks of VeriFone, Inc. InterVoice and the InterVoice logo are trademarks of InterVoice, Inc. Colonial Data and the Colonial Data logo are trademarks of Colonial Data Technologies Corp. Metromail and the Metromail logo are trademarks of Metromail Corporation, a subsidiary of R.R. Donnelley and Sons Company. Litle & Company and the Litle & Company logo are trademarks of Litle & Company. Whenever such names, or registered trademarks and trademarks of companies other than the Company, appear in this Prospectus, such names shall be deemed to refer to the corresponding registered trademarks or trademarks, whichever the case may be.

                         SUMMARY FINANCIAL INFORMATION


                            SEVEN-MONTH
                            PERIOD FROM                                                   THREE MONTHS ENDED
                         INCEPTION THROUGH     YEARS ENDED DECEMBER 31,                        MARCH 31,
                           DECEMBER 31,    ------------------------------------------     ------------------
                               1990         1991     1992         1993         1994         1994       1995
                         ----------------- -------  -------     --------     --------     ---------  ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Total revenue..........      $  --        $     1  $    63     $    905     $  1,432     $     317  $     744
 Total cost of revenue..         --             23      126          908        1,013           222        477
                              ------       -------  -------     --------     --------     ---------  ---------
 Gross margin...........         --            (22)     (63)          (3)         419            95        267
 Total operating
  expenses..............         314         1,844    6,492 (1)   10,540 (1)   10,584 (2)     2,305      1,498
                              ------       -------  -------     --------     --------     ---------  ---------
 Operating loss.........        (314)       (1,866)  (6,555)     (10,543)     (10,165)       (2,210)    (1,231)
 Gain on sale of bill
  pay operations........         --            --       --           --        14,523 (3)       --         --
 Total other income
  (expense).............          19            13     (251)        (682)        (575)         (152)      (138)
                              ------       -------  -------     --------     --------     ---------  ---------
 Income (loss) before
  income taxes..........        (295)       (1,853)  (6,806)     (11,225)       3,783        (2,362)    (1,369)
 Income tax expense              --            --       --           --            70           --         --
                              ------       -------  -------     --------     --------     ---------  ---------
 Net income (loss)......      $ (295)      $(1,853) $(6,806)    $(11,225)    $  3,713       $(2,362)   $(1,369)
                              ======       =======  =======     ========     ========     =========  =========
 Weighted average common
  stock and common
  equivalent shares
  outstanding...........       5,021         6,090    6,090        6,090        8,243         6,090      6,090
                              ======       =======  =======     ========     ========     =========  =========
 Net income (loss) per
  common share..........      $ (.06)      $  (.30) $ (1.18)    $  (2.01)    $    .28 (4) $    (.47) $    (.29)
                              ======       =======  =======     ========     ========     =========  =========

                                                            MARCH 31, 1995
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(5)
                                                        --------  --------------
                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...................................... $    161     $ 26,241
  Net property and equipment...........................    1,477        1,477
  Total assets.........................................    3,792       29,872
  Notes payable to affiliates..........................    4,654          --
  Redeemable preferred stock...........................    4,864          --
  Accumulated deficit..................................  (17,834)     (17,834)
  Total stockholders' equity (deficit).................   (7,813)      27,785

- --------
(1) Operating expenses in 1992 and 1993 include write-downs of terminals and terminal components of approximately $430,000 and $1.5 million, respectively.
(2) Operating expenses in 1994 include a $3.25 million payment to certain employees to cancel certain outstanding vested options in connection with the sale of the US Order bill pay operations to Visa. Visa required that all US Order employees who became employees of Visa Interactive, Inc. cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) an aggregate of $3.25 million for the cancellation of 675,334 of their outstanding and vested options with exercise prices ranging between $0.98 and $4.00 per share. Of the $3.25 million, approximately $2.1 million was paid to US Order employees who became Visa Interactive, Inc. employees as of August 1, 1994. See "Management--Executive Compensation."
(3) The Company sold its bill pay operations to Visa in connection with the Company's entry into a strategic alliance with Visa. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Home Banking--US Order's Home Banking Strategy."
(4) Excluding the effect of the gain on the sale of the Company's bill pay operation to Visa, net income (loss) per common share in 1994 would decrease by $2.37 per share.
(5) As adjusted to give effect to the sale of 2.8 million shares of Common Stock pursuant to the Offering and the use of proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

MINIMAL REVENUES; HISTORY OF LOSSES

  US Order did not introduce its first commercial product until 1991 and accordingly has a limited operating history. To date, the Company has generated minimal operating revenues, has incurred significant losses and has experienced a substantial negative cash flow. The Company had an accumulated deficit as of March 31, 1995 of approximately $17.8 million, with operating losses of $6.6 million, $10.5 million and $10.2 million for the years ended December 31, 1992, 1993 and 1994, respectively, and an operating loss of $1.2 million for the three months ended March 31, 1995. To date, the Company has generated limited revenues from the sale of its products and services. The Company expects to incur operating losses at least into 1996 at decreasing levels. There can be no assurance that the Company will be able to achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. The Company is subject to all of the risks inherent in the establishment of a new business enterprise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPING MARKETPLACE

  Home banking and intelligent network services are developing markets. Consumer preferences in interactive technologies are difficult to predict. The Company's future growth and profitability will depend, in part, upon consumer acceptance of electronic home banking and smart telephone technologies and a significant expansion in the consumer market for telephone-based interactive applications technologies. Even if these markets experience substantial growth, there can be no assurance that US Order's products and services will be commercially successful or benefit from such growth. US Order commenced operations in 1991 with an emphasis on grocery shopping applications. Although the Company's grocery shopping application was well received by the existing home delivery market, the market for home grocery delivery was small and not growing quickly. As a result, the Company de-emphasized its grocery shopping application in 1992 and discontinued it in 1994. As the Company de-emphasized its grocery shopping application, it began to focus its efforts on home banking and telecommunications.

EARLY STAGE PRODUCTS AND SERVICES

  The continued development of the marketplace for the Company's products and services will depend in part upon the Company's ability to create and develop additional interactive applications for the Company's technologies. Many of US Order's interactive products and services, including its smart telephones, are in the early stages of development or marketing, and are subject to the risks inherent in the development and marketing of new products and services. Many of the Company's competitors, including Philips Home Services, Inc. ("Philips") and Northern Telecom Ltd. ("Northern Telecom"), have already introduced smart telephones which include technological features incorporated in the Company's PhonePlus product. The Company's Falcon product incorporates newer digital signal processing technology. Although the Company is currently unaware of any efforts by its competitors to deploy digital signal processing technology in their smart telephones, the Company expects that its competitors will attempt to replicate the Falcon digital signal processing design if it is commercially successful. The Company is discontinuing its ScanFone smart telephones in anticipation of the introduction of its PhonePlus and Falcon smart telephones. The Company has not completed the sale of a substantial number of PhonePlus smart telephones and is still developing its fourth-generation smart telephone, the Falcon. The Company's risks include competition from banks, electronics manufacturers, telecommunications companies, computer software and data processing companies and technology or service companies, failure of the Company's products to attain widespread acceptance in the marketplace, and the development of unforeseen design or engineering problems with the Company's products and applications. There can be no assurance that these or other risks associated with new product and service development will not occur. The occurrence of one or more of these risks could have a material adverse effect on the Company's financial condition and operating results.

DEPENDENCE ON STRATEGIC ALLIANCES

  The Company's business strategy is to sell products and services that support and enhance home banking and intelligent network services primarily through a strategic alliance in each of these two marketplaces. The Company's success in each area depends both on the ultimate success of these partners as well as on the ability of its partners to successfully market the Company's products and interactive applications. Therefore, the Company's success in home banking will depend not only on growing consumer acceptance of home banking but also on the success of Visa Interactive, Inc. ("Visa Interactive") in having the Visa Bill-Pay System become a widely accepted industry standard. Failure by the Company to complete its strategic alliance strategy or failure of the Company's strategic partners to successfully develop and sustain a market for the Company's products and services would adversely affect US Order's overall performance.

  Although the Company views its alliances as a key factor in the development and commercialization of its technologies, there can be no assurance that these industry partners view their alliance with the Company as significant for their own businesses or that they will not reassess their commitment to the Company at any time in the future. Colonial Data, the Company's strategic ally in the telecommunications industry, can terminate its agreement with the Company if the Company's Falcon smart telephone is not available for commercial distribution by April 1, 1996. Under Visa's agreement with the Company, Visa can, under certain circumstances, abandon the Visa Bill-Pay System (the use of which will generate royalties for the Company) in favor of another bill payment system. Visa may replace the Visa Bill-Pay System with a system that is materially different and does not use any significant portion of the Visa Bill-Pay System, its source code or system documentation, but only if Visa can demonstrate that the replacement system is required for commercial purposes other than avoidance of its obligation to pay royalties. The ability of the Company's strategic allies to incorporate the Company's products and services into successful commercial ventures will depend, in part, on the Company's ability to continue to successfully upgrade and develop new technologies. There can be no assurance that the Company will be able to comply with future specification and delivery schedule requirements regarding its technologies. The Company's inability to meet such requirements would delay the ongoing development of services utilizing its technologies and could result in the strategic alliance partners seeking alternative technologies for use in their products and services, which would have a material adverse impact on the Company. See "Business--Home Banking--US Order's Home Banking Strategy" and "--Telecommunications/Network Services--US Order's Telecommunications Strategy."

CONTROL BY WORLDCORP; POTENTIAL CONFLICTS OF INTEREST

  Upon the completion of this Offering, WorldCorp Investments, Inc., a wholly owned subsidiary of WorldCorp, Inc. ("WorldCorp" or the "Selling Stockholder", which terms shall include WorldCorp, Inc. and its subsidiaries), will own approximately 65% (or approximately 61% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. WorldCorp owns majority positions in two companies: US Order and World Airways, Inc. ("World Airways"). WorldCorp is highly leveraged, and therefore requires substantial funds to cover debt service each year. As a holding company, all of WorldCorp's funds are generated through its subsidiaries. As a result of WorldCorp's cash requirements, it may be required to sell shares of US Order from time to time and such sales, or the threat of such sales, could have a material adverse effect on the market price for the Company's Common Stock. WorldCorp also will be in a position to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's Board of Directors, adoption of amendments to the Company's Certificate of Incorporation and approval of mergers or sales of the Company's assets. Under Delaware law, WorldCorp will be able to approve certain actions by written consent without a meeting of the stockholders of US Order. The purchasers of the Common Stock offered hereby will be minority stockholders, both individually and in the aggregate. See "Principal and Selling Stockholders." In addition, the Company's Board of Directors has seven members, five of whom also serve on the board of directors of WorldCorp. See "Management" and "Certain Relationships and Transactions."

RELIANCE ON VISA ROYALTY PAYMENTS

  US Order sold its electronic banking and bill payment operation to Visa on August 1, 1994, for approximately $15 million in cash, the assumption of certain liabilities and a 72-month royalty obligation commencing January 1, 1995 and ending December 31, 2000 (the "Royalty Period"). Visa subsequently transferred these assets to Visa Interactive, its wholly owned subsidiary. The royalty obligation is based on the number of customers who use the Visa Bill-Pay System during the Royalty Period. The agreement with Visa expressly provides that the royalty will apply only if the means by which a customer makes an electronic bill payment involves the use of a "significant portion" of the Visa Bill-Pay System. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Royalties to US Order are calculated and paid by Visa Interactive quarterly during the Royalty Period. Because the amount of the royalties to US Order is dependent upon the number of customers that use the Visa Bill-Pay System on a monthly basis during the Royalty Period, the Company cannot provide any assurances of the amount of royalties, if any, that will be payable by Visa Interactive to US Order. The royalty payment will be reduced for each quarter through December 31, 1997 by an offset amount (the "Visa Offset") which is initially set at $73,315. If the royalty payment that would otherwise be due in respect of a quarter is smaller than the offset amount for that quarter, no royalty payment will be made to US Order, and the difference between $73,315 and the royalty otherwise due will increase the size of the Visa Offset for the next quarter. The aggregate amount of the Visa Offset is $879,780. US Order does not expect to receive any royalty revenues from Visa in 1995 due to the Visa Offset. In addition, after a Visa member bank commits to use the Visa Bill-Pay System, there can be an extended technical and marketing roll-out period before the Company begins to earn royalty revenues. At present, only three banks have begun such a technical and marketing roll-out in small, limited markets. These banks have successfully enrolled in their home banking program only approximately 2,000 customers. These banks have over a million customers in the aggregate, although the Company estimates that a substantial majority of them have not been solicited at this time regarding this program. There can be no assurances as to the banks' ultimate success with this program. Failure to receive significant royalties from Visa Interactive during the Royalty Period would have a material adverse effect upon US Order's future prospects, assets, financial condition and liquidity. The Company does not expect to begin receiving royalties under the Visa Bill-Pay System until 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In addition, under the terms of its agreement with Visa, Visa Interactive is not obligated to pay royalties to US Order for active bank customers who utilize home banking and bill payment technology independently developed by Visa Interactive. If Visa Interactive independently develops or acquires its own home banking and bill payment technology which does not use or build upon US Order's technology, this could have a material adverse effect on the amount of royalties payable by Visa Interactive to US Order.

  As a condition of Visa's acquisition of US Order's bill payment and banking operation, US Order has agreed to work exclusively with Visa in certain areas and to refrain from certain activities that are in competition with Visa and its affiliates. These covenants may increase US Order's reliance upon Visa.

  Although Visa must make its members aware of the preferred provider status of US Order and its products and services, Visa is under no obligation to guarantee any minimum purchases by it or any of its members of any such US Order products and services. Because of the Company's status as a preferred provider, Visa Interactive makes its customers aware of the Company's ability to provide customer support services and the Company provides such services at predetermined prices and established standards during the Royalty Period. The Company's dependence on Visa, and the terms of the agreement between the parties, may have a material adverse effect on the Company. See "Business-- Home Banking--US Order's Home Banking Strategy."

COMPETITION

  The market for interactive products and services is highly competitive and subject to rapid innovation and technological change, shifting consumer preferences and frequent new product introductions. In addition to competing with other companies that provide smart telephones, including Philips, Northern Telecom and AT&T Corp. ("AT&T"), the Company also faces increasing competition from other emerging interactive applications delivered through personal computers and cable television, including developing transactional services offered by Microsoft Corp. ("Microsoft"), Intuit, Inc. ("Intuit"), Electronic Data Systems, Inc. ("EDS") and other software companies. The Company expects competition to increase in the future from existing and new competitors, possibly including telecommunications companies. Established on-line information services, including America Online Inc. ("America Online") and Prodigy Services Company ("Prodigy"), offer competing home banking and other services delivered through home computers. In addition, several banks including Citibank, N.A. ("Citibank") and The Huntington National Bank ("Huntington Bank") have developed home banking products for their own customers and, in the future, may offer these services to other banks. Most of the Company's primary current and potential competitors in the market for its products have substantially greater financial, marketing and technical resources than the Company. The Company believes that potential new competitors, including large multimedia and information systems companies, are increasing their focus on interactive transaction processing. Increased competition in the market for the Company's products and services could materially and adversely affect the Company's results of operations through price reductions and loss of market share. Additionally, the Company's customers, including its strategic partners, face competition from other resellers of interactive applications. For example, MasterCard International, Inc. ("MasterCard") offers Masterbanking home banking to compete with Visa Interactive. The Company's success will depend in part upon the ability of its strategic partners and customers to successfully compete in the retail interactive applications marketplace. There can be no assurance that the Company or the Company's strategic partners will be able to continue to compete successfully against their existing competitors or that they will be able to compete successfully against new competitors. See "Business--Home Banking--Competition" and "--Telecommunications/Network Services-- Competition."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; PROTECTION OF PROPRIETARY RIGHTS

  US Order's success is heavily dependent upon its proprietary technology. Having sold its sole patent to Visa, US Order holds no patents, and existing copyright and trade secret laws afford only limited practical protection for US Order's software. US Order sold a significant portion of its proprietary technology to Visa, and Visa licensed back certain proprietary technology to US Order. While this license agreement gives US Order a worldwide, royalty-free license (exclusive in some cases and non-exclusive in others) to use the transaction processing software owned by Visa, this license does contain certain restrictions on the usage of the licensed technology, including certain restrictions on US Order's sublicensing of such technology for banking applications or financial services. No assurances can be given as to whether any of such restrictions in the licensing agreement from Visa to US Order will adversely affect the operations or business of US Order in the future or the ability of the Company to enter into future strategic alliances.

  The Company regards certain of its interactive applications technologies as proprietary and attempts to protect such technologies and associated smart telephones and transaction processing software. The Company depends in part upon its proprietary technology and know-how to differentiate its products and services from those of its competitors. The Company relies on a combination of contractual rights and trade secret laws to protect its proprietary technology, and presently expects to seek patent protection for certain other proprietary technologies. There can be no assurance that the Company will be able to protect its technology or that third parties will not be able to independently develop technologies that are substantially equivalent or superior to the Company's technologies. Therefore, existing and potential competitors may be able to develop products that are competitive with the Company's products, and such competition could adversely affect the Company. See "Business--Patents, Proprietary Rights and Licenses."

  In addition, the laws of some foreign countries do not protect US Order's proprietary rights to the same extent as do the laws of the United States and Canada. Accordingly, US Order relies primarily on trade secret protection and confidentiality and proprietary information agreements to protect its intellectual property. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on US Order. There can be no assurance that the Company's efforts to protect its intellectual property rights will be successful. Despite US Order's precautions, it may be possible for unauthorized third parties to copy certain portions of US Order's products and services or to obtain and use information that the Company regards as proprietary.

  From time to time, the Company receives communications from third parties asserting that certain features or content of the Company's products infringe upon the intellectual property rights held by such third parties. Although the Company does not believe that its products and services infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against US Order in the future or that any such assertion will not result in costly litigation or require the Company to cease using, or obtain a license to use, intellectual property rights of such parties. In addition, there can be no assurance that such licenses will be available to the Company on reasonable terms. See "Business--Patents, Proprietary Rights and Licenses" and "--Legal Proceedings."

TECHNOLOGICAL CONSIDERATIONS

  The Company's business activities are concentrated in fields characterized by rapid and significant technological advances. There can be no assurance that the Company will remain competitive technologically or that the Company's products, processes or services will continue to be reflective of such advances. Failure to introduce new products or product enhancements that achieve market acceptance on a timely basis could materially and adversely affect the Company's business, operating results and financial condition. Many of the Company's competitors and potential competitors have substantial experience and expertise in producing and selling interactive products and services and have significantly greater financial, technological, marketing and research and development resources than the Company. See "Business-- Product Development," "--Home Banking--Competition," "-- Telecommunications/Network Services--Competition," and "--Patents, Proprietary Rights and Licenses."

MANAGEMENT OF GROWTH

  Certain of the Company's key employees have not had experience in managing companies larger than the Company. The Company's ability to manage growth successfully will require the Company to continue to improve its operational, management and financial systems and controls. If the Company's management is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially and adversely affected. See "Management."

DEPENDENCE ON KEY EMPLOYEES

  The Company is highly dependent on certain key executive officers and technical employees, the loss of any of whom could have an adverse impact on the future operations of the Company. Given the Company's stage of development, the Company is dependent on its ability to recruit, retain and motivate high quality personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business, operating results and financial condition. While the Company maintains proprietary non-disclosure agreements with all of its key employees, it has an employment agreement with only its President and Chief Operating Officer, John C. Backus, Jr. Additionally, the Company does not maintain "key man" insurance policies on any of its employees nor does the Company intend to secure such insurance. See "Management" and "Business-- Employees."

DEPENDENCE ON FOREIGN PRODUCTION

  The Company's telephone devices are manufactured or are contemplated to be manufactured by manufacturers with facilities in Hong Kong, Taiwan and the People's Republic of China. The availability or cost of these smart telephones may be adversely affected by political, economic or labor conditions in Hong Kong, including the 1997 return of Hong Kong to China, and by fluctuations in currency exchange rates. In addition, a change in the tariff structure or other trade policies of the United States or countries from which the Company imports products could adversely affect the Company's foreign manufacturing strategies. See "Business--Manufacturing."

FLUCTUATIONS IN OPERATING RESULTS

  The Company may experience fluctuations in quarterly operating results due to the size and timing of customer orders or the royalty payments from Visa Interactive, changes in the Company's pricing policies or those of its competitors, new product introductions or enhancements by competitors, delays in the introduction of new products or product enhancements by US Order or by its competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, the timing and nature of sales and marketing expenses, research and development expenses, other changes in operating expenses, personnel changes and general economic conditions. Fluctuations in operating results could result in volatility in the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  Upon completion of the Offering, the Company will have outstanding 14,406,096 shares of Common Stock. Of this amount, the 3,850,000 Shares sold in this Offering and 30,771 shares held by nonaffiliates of the Company will be freely transferable and may be resold without further registration under the Securities Act. The holders of the remaining 10,525,325 shares will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. Substantially all of the remaining 10,525,325 shares are held by stockholders with the right to require the Company to register these shares and the Company has agreed to register certain other shares under a "shelf registration" pursuant to Rule 415 under the Act. Additionally, as of April 30, 1995, the Company had outstanding 471,429 Warrants (446,429 of which were held by WorldCorp) at a weighted average exercise price of $4.00 and options to purchase 2,638,889 shares of Common Stock at a weighted average price of $5.03, of which options for 1,043,998 shares of Common Stock were exercisable as of April 30, 1995 at a weighted average exercise price of $2.05. Shares issued upon the exercise of such Warrants are also subject to registration rights. No prediction can be made as to the effect that resales of shares of Common Stock, or the availability of shares of Common Stock for resales, will have on the market price of the Common Stock. The Company has agreed not to issue, and all directors and executive officers of the Company have agreed not to resell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Selling Stockholder has agreed not to resell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for 270 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting." Sales of substantial amounts of Common Stock in the public market or the prospect of such sales after this Offering could adversely affect the market price for the Company's Common Stock. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."

  In addition, on April 6, 1995, in accordance with the Company's strategic alliance agreement with Colonial Data, the Company and Colonial Data entered into an agreement whereby the Company has agreed to exchange 230,000 shares of Common Stock for shares of common stock of Colonial Data with an equivalent fair market value. Such exchange will be consummated upon the closing of the Offering. The agreement also provides for the Company and Colonial Data to exchange an additional $3.0 million in fair market value of each other's common stock in April 1996. Such shares of Common Stock to be issued to Colonial Data are subject to registration rights obligating the Company to effect registration of such shares. Colonial Data will be entitled to resell such shares only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. See "Business--Telecommunications/Network Services--US Order's Telecommunications Strategy."

ABSENCE OF PRIOR MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on The Nasdaq National Market, there can be no assurance that an active or liquid trading market in the Common Stock will develop upon completion of this Offering, or if developed, that it will continue. The initial public offering price of the Common Stock will be determined through negotiations between the Company, the Selling Stockholder and the representatives of the Underwriters and may not be indicative of the market price for the Common Stock after this Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and developmental stage companies and that has often been unrelated to the operating performance of such companies. Factors such as announcements of the introduction of new products or services by the Company or its competitors, announcements of joint development efforts or corporate partnerships in the interactive applications industry, market conditions in the banking, telecommunications and other emerging growth company sectors and rumors relating to the Company or its competitors may have a significant impact on the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of Delaware law, the Company's Certificate of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Under the Company's agreement with Visa, the Company may not sell equity interests in the Company or a portion of its assets to major competitors of Visa, currently including MasterCard, Discover Card, American Express, Japan Credit Bureau and EuroPay Card, until at least December 31, 2000. In addition, as long as WorldCorp owns more than 50% of the Common Stock, WorldCorp has exclusive control over any sale of the Company and can make additional changes to the Company's Certificate of Incorporation and Bylaws to make it more difficult for a third party to acquire control of the Company. Such provisions and control considerations could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the affect of decreasing the market price of the Common Stock. See "--Control by WorldCorp; Potential Conflicts of Interest" and "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and Bylaw Provisions."

RESTRICTIONS ON PAYMENT OF DIVIDENDS

  WorldCorp, which will own approximately 65% of the Common Stock upon completion of the Offering, is subject to two indentures expiring in 1997 and 2004, respectively, under which it is obligated to cause US Order not to pay dividends under certain limited circumstances. As of March 31, 1995, WorldCorp is obligated under the indenture terminating in 1997 to cause US Order not to pay dividends on its Common Stock. See "Dividend Policy."

GOVERNMENT REGULATION

  The two markets the Company has targeted for its products and services-- banking and telecommunications--are subject to restrictive state and federal regulations. Future regulations in any of these industries could have a material adverse effect on the Company. See "Business--Government Regulation."

                                  THE COMPANY

  US Order was founded in 1990 by William F. Gorog, Chairman of the Board and Chief Executive Officer of the Company, and his sons Jonathan M. Gorog and Peter M. Gorog. Mr. William Gorog has successfully identified and commercialized transaction and information processing technologies during his career. Mr. Gorog's first company, DataCorp., developed the Lexis and Nexis information service, and was subsequently sold by him to the Mead Corporation in 1969. Mr. Gorog also assisted VeriFone, Inc. ("VeriFone"), a leading provider of point-of-sale transaction systems, during its development stage. Mr. Gorog formed a company that served as VeriFone's east coast distributor, which he subsequently sold to VeriFone. He also served on VeriFone's Board of Directors from 1981 through 1993. Mr. Gorog formed US Order to develop products and services that would appeal to a broad market by utilizing a familiar and simple telephone as a platform. In 1990, Jonathan Gorog patented an automated order and payment system and assigned it to the Company. Based on this patent, the Company developed its prototype ScanFone. WorldCorp, which at the time was actively seeking to diversify its holdings, made its initial investment in US Order in September 1990. Mr. William Gorog has served as a director of WorldCorp since 1989. Through a series of additional equity investments and the conversion of certain loans made to US Order, WorldCorp increased its beneficial ownership of the Company to 89% as of March 31, 1995. Today, WorldCorp owns majority positions in two companies: US Order and World Airways.

  US Order, Inc. was incorporated in Delaware in 1990. The Company's principal executive offices are located at 13873 Park Center Road, Suite 353, Herndon, Virginia 22071 and its telephone number is (703) 834-9480.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company are estimated to be $38.0 million (approximately $41.6 million if the Underwriters exercise their overallotment option in full) after deducting underwriters' discounts and commissions and offering expenses payable by the Company. Approximately $12.3 million of the net proceeds of the Offering will be used to (i) pay approximately $2.7 million in accumulated dividends on the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Series C Convertible Preferred Stock (the "Series C Preferred Stock") in connection with the mandatory conversion of all outstanding shares of Series A Preferred Stock and Series C Preferred Stock into Common Stock, (ii) redeem all outstanding shares of the Company's Series B Redeemable Preferred Stock (the "Series B Preferred Stock" and together with the Series A Preferred Stock and the Series C Preferred Stock, the "Former Preferred Stock") for $4.3 million and pay approximately $0.6 million in accumulated dividends, (iii) retire a $3.5 million 14% note held by the Selling Stockholder due upon a public sale of the Company's equity securities and (iv) retire a $1.2 million 7.5% unsecured note (the "7.5% Note") held by a principal supplier due on the earlier of 1998 or upon the public sale of the Company's equity securities. The 7.5% Note was issued in August 1994 pursuant to the Company's repurchase of the holder's shares of Series C Preferred Stock. Of these $12.3 million of estimated net proceeds, approximately $10.2 million will be used to repay indebtedness and to redeem certain equity securities held by the Selling Stockholder. The Company will use the remaining $25.7 million of net proceeds for general corporate purposes, including investment in product development, working capital, the financing of operating losses, capital expenditures and possible international expansion through the Visa Interactive alliance. The Company may also use proceeds for acquisitions which further the Company's strategy, although the Company is not engaged in negotiations concerning any acquisitions at this time. The Company expects the proceeds to be sufficient to satisfy its cash requirements for the foreseeable future.

  The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. Additionally, WorldCorp, which will own approximately 65% of the Common Stock upon completion of the Offering, is subject to the provisions of two indentures expiring in 1997 and 2004, respectively, under which it is obligated to cause US Order not to pay dividends under certain limited circumstances. Under the indenture terminating in 2004, WorldCorp has agreed to cause US Order not to pay dividends if at the time WorldCorp is in default under such indenture. Under the indenture terminating in 1997, WorldCorp has agreed to cause US Order not to pay dividends unless WorldCorp has a positive adjusted net worth (as defined therein). As of March 31, 1995, there is not an event of default by WorldCorp under the indenture terminating in 2004, but WorldCorp's adjusted net worth is negative and under the indenture terminating in 1997 WorldCorp is therefore obligated to cause US Order not to pay dividends. See "Risk Factors--Control by WorldCorp; Potential Conflicts of Interest."

                                   DILUTION

  At March 31, 1995, the Company had a deficit net tangible book value of $(7,812,899) or $(1.50) per share. After giving effect to this Offering and the use of proceeds therefrom at the offering price of $14.75 per share, and after deducting estimated offering expenses and underwriting discounts, the pro forma net tangible book value of the Company as of March 31, 1995 would have been approximately $27.8 million or $1.94 per share of Common Stock. This represents an immediate dilution to new investors purchasing shares in this Offering.

  The following table illustrates the per share dilution:

   Assumed public offering price per share.....................          $14.75
     Net tangible book value per share as of March 31, 1995....  $(1.50)
     Increase in net tangible book value per share attributable
      to the conversion of preferred stock.....................     .82
     Increase in net tangible book value per share attributable
      to this Offering and use of proceeds therefrom...........    2.62
                                                                 ------
     Pro forma net tangible book value per share after this
      Offering.................................................            1.94
                                                                         ------
     Dilution per share to new investors.......................          $12.81
                                                                         ======

  The following table summarizes as of March 31, 1995, after giving effect to this Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor (using the public offering price of $14.75 per share for the new investors) and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common Stock in this Offering before deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 11,549,846   80%   $13,725,905   25%    $ 1.19
New investors..................  2,800,000   20%    41,300,000   75%     14.75
                                ----------  ----   -----------  ----    ------
  Total........................ 14,349,846  100%   $55,025,905  100%    $ 3.83
                                ==========  ====   ===========  ====    ======

  The above computations assume (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of outstanding warrants and (iii) no exercise of outstanding options. The Company issued to WorldCorp warrants to purchase a total of 271,429 shares of Common Stock in May 1, 1993 in connection with the consummation of the WorldCorp 14% loan and has issued warrants to purchase an additional 200,000 shares of Common Stock pursuant to the terms of such loan (collectively, the "Warrants"). These Warrants are immediately exercisable at a price per share of $4.00. To the extent all of such Warrants are exercised, there would be dilution of $12.75 per share to new investors. Additionally, at March 31, 1995, the Company had options outstanding to purchase 2,599,394 shares of Common Stock at a weighted average exercise price of $4.95 per share. At March 31, 1995, options to purchase 1,016,858 shares of Common Stock at a weighted average exercise price of $1.97 per share were exercisable. To the extent all outstanding options are exercised, there would be dilution of $12.31 per share to new investors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1995, and as adjusted to give effect to the sale of the 2,800,000 shares of Common Stock offered hereby by the Company at the public offering price of $14.75 per share and the conversion or redemption of all outstanding shares of Former Preferred Stock, after deducting estimated offering expenses and underwriting discounts, and the application of a portion of the net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                         MARCH 31, 1995
                                                    --------------------------
                                                       ACTUAL     AS ADJUSTED
                                                    ------------  ------------
   Notes payable to affiliates..................... $  4,653,806  $        --
   Series B redeemable, nonvoting preferred stock;
    $.001 par value; 10,000 shares authorized,
    4,300 shares issued and outstanding; none
    authorized and none issued and outstanding as
    adjusted.......................................    4,863,730           --
   Stockholders' equity (deficit):
     Preferred stock, $.001 par value; none
      authorized, none issued and outstanding;
      5,000,000 shares authorized and none issued
      and outstanding as adjusted..................          --            --
     Series A convertible preferred stock, $0.001
      par value; 6,000,000 shares authorized,
      5,204,082 shares issued and outstanding; none
      authorized and none issued and outstanding as
      adjusted.....................................        5,204           --
     Series C convertible preferred stock, $0.001
      par value; 5,000,000 shares authorized,
      1,147,725 shares issued and outstanding; none
      authorized and none issued and outstanding as
      adjusted.....................................        1,148           --
     Common stock, $0.001 par value; 30,000,000
      shares authorized, 5,198,039 shares issued
      and outstanding; 30,000,000 shares authorized
      and 14,349,846 shares issued and outstanding
      as adjusted(1)...............................        5,198        14,350
     Additional paid-in capital....................   12,969,727    48,564,669
     Deferred compensation.........................     (459,684)     (459,684)
     Receivable from sale of stock(2)..............   (2,500,000)   (2,500,000)
     Accumulated deficit...........................  (17,834,492)  (17,834,492)
                                                    ------------  ------------
     Total stockholders' equity (deficit)..........   (7,812,899)   27,784,843
                                                    ------------  ------------
       Total capitalization........................ $  1,704,637  $ 27,784,843
                                                    ============  ============

- --------
(1) The number of outstanding shares does not include 230,000 shares of Common Stock that the Company has agreed to issue to Colonial Data in a stock exchange upon consummation of the Offering in accordance with the Company's strategic alliance with Colonial Data. See "Management--Stock Options," "Principal and Selling Stockholders" and "Business-- Telecommunications/Network Services--US Order's Telecommunications Strategy."
(2) Reflects $2.5 million credit toward future advertising services received by the Company in connection with the sale of Series C Preferred Stock in December 1993. Such advertising credit is subject to certain restrictions regarding its use.

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company for, and as of the end of the seven-month period from inception through December 31, 1990 and each of the years in the four-year period ended December 31, 1994, are derived from the Company's audited financial statements. The following selected financial data as of March 31, 1995, and for the three month periods ended March 31, 1994 and 1995 are derived from the Company's unaudited financial statements. In the opinion of management of the Company, such unaudited financial statements include all adjustments necessary for a fair presentation of the financial position and the results of operations as of and for such periods. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                         SEVEN-MONTH
                         PERIOD  FROM
                          INCEPTION                                                  THREE MONTHS
                           THROUGH        YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                         DECEMBER 31, -----------------------------------------     ----------------
                             1990      1991     1992         1993        1994        1994     1995
                         ------------ -------  -------     --------     -------     -------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total revenue.........    $ --      $     1  $    63     $    905     $ 1,432     $   317  $   744
  Total cost of revenue.      --           23      126          908       1,013         222      477
                            -----     -------  -------     --------     -------     -------  -------
  Gross margin..........      --          (22)     (63)          (3)        419          95      267
  Total operating
   expenses.............      314       1,844    6,492 (1)   10,540 (1)  10,584 (2)   2,305    1,498
                            -----     -------  -------     --------     -------     -------  -------
  Operating loss........     (314)     (1,866)  (6,555)     (10,543)    (10,165)     (2,210)  (1,231)
  Gain on sale of bill
   pay operations.......      --          --       --           --       14,523 (3)     --       --
  Total other income
   (expense)............       19          13     (251)        (682)       (575)       (152)    (138)
                            -----     -------  -------     --------     -------     -------  -------
  Income (loss) before
   income taxes.........     (295)     (1,853)  (6,806)     (11,225)      3,783      (2,362)  (1,369)
  Income tax expense....      --          --       --           --           70         --       --
                            -----     -------  -------     --------     -------     -------  -------
  Net income (loss).....    $(295)    $(1,853) $(6,806)    $(11,225)    $ 3,713     $(2,362) $(1,369)
                            =====     =======  =======     ========     =======     =======  =======
  Weighted average
   common stock and
   common equivalent
   shares outstanding...    5,021       6,090    6,090        6,090       8,243       6,090    6,090
                            =====     =======  =======     ========     =======     =======  =======
  Net income (loss) per
   common share.........    $(.06)    $  (.30) $ (1.18)    $  (2.01)    $   .28 (4) $  (.47) $  (.29)
                            =====     =======  =======     ========     =======     =======  =======

                                        DECEMBER 31,
                            ----------------------------------------  MARCH 31,
                            1990   1991    1992     1993      1994      1995
                            ----  ------  -------  -------  --------  ---------
                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital
   (deficit)............... $785  $ (198) $(1,789) $ 1,799  $  1,628   $   161
  Net property and
   equipment...............    2     988    2,772    2,876     1,207     1,477
  Total assets.............  814   1,342    4,681    7,694     4,826     3,792
  Notes payable to
   affiliates..............  --      --       --     3,500     4,633     4,654
  Redeemable preferred
   stock...................  --      --     4,570    7,567     4,783     4,864
  Accumulated deficit...... (295) (2,148)  (8,954) (20,178)  (16,465)  (17,834)
  Total stockholders'
   equity (deficit)........  786     393   (3,633)  (5,849)   (6,465)   (7,813)

- --------
(1) Operating expenses in 1992 and 1993 include write-downs of terminals and terminal components of approximately $430,000 and $1.5 million, respectively.
(2) Operating expenses in 1994 include a $3.25 million payment to certain employees to cancel certain outstanding vested options in connection with the sale of the US Order bill pay operations to Visa. Visa required that all US Order employees who became employees of Visa Interactive cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) an aggregate of $3.25 million for the cancellation of 675,334 of their outstanding and vested options with exercise prices ranging between $0.98 and $4.00 per share. Of the $3.25 million, approximately $2.1 million was paid to US Order employees who became Visa Interactive employees as of August 1, 1994. See "Management--Executive Compensation."
(3) The Company sold its bill pay operations to Visa in connection with the Company's entry into a strategic alliance with Visa. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Home Banking--US Order's Home Banking Strategy."
(4) Excluding the effect of the gain on the sale of the Company's bill pay operation to Visa, net income (loss) per common share in 1994 would decrease by $2.37 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company was organized in 1990 to provide interactive applications (including home banking and home shopping) primarily to individual customers on a smart telephone.

  On August 1, 1994, the Company sold its electronic banking and bill pay operations to Visa for approximately $15,000,000, the assumption of certain liabilities and the right to receive certain royalties during a 72-month period. The Company recognized a one-time non-operating gain of $14,523,217 from the sale. In addition, Visa designated the Company as a "preferred provider" through the Royalty Period and as such will make its member banks aware that the Company can provide certain of its interactive applications, customer support services and smart telephones to Visa member banks, with Visa acting as a direct marketer and reseller. Prior to December 31, 1994, US Order's primary source of revenue was from the monthly service fees which the Company charges its customers for the use of its smart telephones and interactive applications. As a result of the Visa transaction, US Order is in the process of converting these customers over to Visa member banks and by the end of 1995 expects to be offering its services strictly on a wholesale basis to Visa and other strategic partners. As each customer is converted to a Visa member bank, US Order will no longer collect monthly fee revenue from these customers. In January 1995, the Company entered into a strategic alliance with a leading manufacturer of Caller ID units, Colonial Data, to jointly develop and distribute the Company's next generation of smart telephones to the telecommunications industry.

  To date, the Company has generated limited revenue. As a result of its new strategic relationships in the home banking and telecommunications industries, the Company no longer offers its services directly to the end user but, instead, markets its products and services on a wholesale basis. This shift in strategy will reduce the Company's overall cost structure, in particular its expenditures for advertising and promotion, while improving its distribution channels. Due to this change in the Company's strategy, the Company expects that its sources of revenues in 1995 and the future, and the costs it incurs to generate such revenues, will differ from its results prior to 1995.

  As a result of the strategic change in the Company's business focus, the Company anticipates that in the future it will generate revenue by selling its products such as smart telephones and voice response systems as well as by generating monthly fees for providing ongoing services, including interactive applications and customer support services. In addition, commencing January 1, 1995, through December 31, 2000, the Company will have the right to receive on a quarterly basis from Visa $0.66 per month per active retail bill pay customer that uses the Visa Bill-Pay System, subject to certain limitations including the Visa Offset. The Visa Offset, initially set at $73,315 per quarter, accumulates quarterly up to an aggregate of $879,780. See "Risk Factors--Reliance on Visa Royalty Payments." US Order does not expect to receive any Visa royalty payments, after application of the Visa Offset, in 1995. The Company's strategy is to sell its smart telephones and voice response systems pursuant to a market penetration pricing strategy designed to build an installed base of subscribers who are potential sources of monthly fee revenue. As a result, the Company would expect that its gross margin percentages will be higher in periods when monthly fee revenue is relatively larger than revenue from smart telephone and system sales.

  Results of operations for 1992, 1993 and 1994 reflect the Company's prior retail strategy. Results of operations for the quarter ended March 31, 1995 reflect the Company's current wholesale strategy.

THREE MONTHS ENDED MARCH 31, 1995 AND 1994

 Revenue

  Total revenue for the first quarter in 1995 was $744,692 compared to $317,143 in the first quarter of 1994. The increase of $427,549 is primarily attributable to the sale of the Company's new products and services, such as its voice response systems, smart telephones and customer support services, through the Company's "preferred provider" relationship with Visa. The Company sold voice response systems to Visa Interactive and one Visa member bank, generating $209,007 in revenue during the first quarter of 1995. In addition to the "preferred provider" relationship, on December 20, 1994, the Company entered into a formal reseller agreement with Visa Interactive, permitting the Company to offer its products and services to Visa Interactive with Visa Interactive reselling the Company's products and services directly to Visa member banks. During the first quarter of 1995, the majority of the $458,641 in service fee revenue was generated from two sources: (1) customer support services and (2) monthly service fees. The Company generated $106,300 in customer support services which were remarketed by Visa Interactive to Visa member banks under the above-mentioned reseller agreement. The Company also generated $267,271 in monthly service fees from its customers for the use of its smart telephones and interactive applications during the first quarter of 1995, compared to $299,925 during the same period in 1994. The decrease of $32,654 is primarily due to the fact that the Company is in the process of converting these customers over to Visa member banks and expects to be offering these services, primarily on a wholesale basis, by the end of 1995.

 Cost of Revenue

  The Company's cost of revenue increased by $255,517 during the first quarter of 1995 compared to the same period in 1994, due to the sale of its voice response systems and smart telephones. The Company's cost of revenue historically has consisted of bill pay processing costs and depreciation of the Company's smart telephones being utilized by customers for a monthly fee under the Company's prior retail strategy. During 1995, the Company began selling its voice response systems and smart telephones and, accordingly, recognizes the cost of these products as cost of revenue. As a result of these changes, the Company's gross margin improved from 30% to 36% when comparing the first quarters of 1994 and 1995, respectively.

 Research and Development

  The Company has been actively engaged in research and development since its inception and expects that these activities will be essential to the operations of the Company in the future. Research and development costs were $308,899 for the three months ended March 31, 1995 compared to $230,572 during the same period in 1994. The increase of $78,327 was primarily due to the costs associated with developing, designing and testing the prototype for the Company's fourth generation smart telephone, the Falcon, during 1995. The Company anticipates that the Falcon will be available for sale at the end of 1995.

 Advertising and Promotion

  Advertising expenses have been significant prior to 1995 due to the Company's efforts to market its smart telephones and interactive applications directly to the end user. Advertising and promotion expenditures decreased by $513,411, from $518,120 in the first quarter of 1994 to $4,709 in the first quarter of 1995. The Company ceased advertising to end users after the sale of the Company's electronic bill pay system to Visa in August 1994, as it began to offer its services and products on a wholesale basis. The Company does not expect advertising expenses to be significant in 1995.

 General and Administrative

  General and administrative expenses were $1,184,486 for the first quarter of 1995 compared to $1,556,313 for the first quarter of 1994. The decrease of $371,827 was due primarily to reduced costs associated with approximately 60% of the Company's personnel becoming Visa Interactive employees effective August 1, 1994. Aggregate general and administrative expenses are expected to increase as the Company grows. The amount of any increase will depend on the products and services offered by the Company and its alliances with strategic partners.

 Interest Expense

  The Company's interest expense consists of interest incurred in connection with capital leases for computer equipment and outstanding borrowings with WorldCorp and VeriFone. Interest expense was $154,666 for the three months ended March 31, 1995 compared to $169,001 for the same period in

1994. The decrease was primarily due to the August 1994 sale of the Company's electronic banking and bill pay operations to Visa, whereby Visa assumed $853,370 of the Company's capital lease obligations and miscellaneous liabilities. This decrease was partially offset by additional interest expense incurred on a $1,098,000 7.5% unsecured promissory note which was issued by the Company to VeriFone in August 1994.

YEARS ENDED DECEMBER 31, 1993 AND 1994

 Revenue

  Total revenue for 1994 was $1,431,841 compared to $904,510 in 1993. The increase is attributable to the increased deployment of smart telephones during the year. At the end of 1994, the Company had approximately 9,000 ScanFones in use. The $527,331 increase in service fees from 1993 to 1994 was primarily attributable to several marketing campaigns throughout the first half of 1994 and greater customer retention. In addition, on December 20, 1994, the Company entered into a formal reseller agreement with Visa Interactive, permitting the Company to offer its products and services to Visa Interactive with Visa Interactive reselling the Company's products and services directly to Visa member banks. This arrangement generated a small amount of revenue in 1994. The Company no longer manufactures or distributes ScanFones but intends to support their use through 1995.

 Cost of Revenue

  The Company's cost of revenue through December 31, 1994 primarily represents bill pay processing costs and depreciation of the Company's telephones deployed in the field. Cost of revenue increased from $907,927 in 1993 to $1,012,601 in 1994 primarily due to the increase in service fees generated from smart telephones. The increase in 1994 was partially offset by a decrease in depreciation expense of its smart telephones due to a write-down in the carrying value of the smart telephones in 1993. As a result of the decrease in depreciation of the smart telephones, gross margin improved from a break-even in 1993 to 29% in 1994.

 Research and Development

  Research and development costs were $1,769,029 in 1994 compared to $963,694 in 1993. The increase of $805,335 in 1994 from 1993 was primarily due to the Company's increased activities associated with simultaneously developing its third and fourth generation smart telephones and transaction processing software. The Company's third generation smart telephone, the PhonePlus, is anticipated to be available for sale in the second quarter of 1995 while its fourth generation smart telephone, the Falcon, is anticipated to be available for sale at the end of 1995.

 Advertising and Promotion

  Advertising and promotion expenditures were $847,334 in 1994 compared to $1,569,282 in 1993. Advertising expenses decreased by $721,948 from 1993 to 1994 due to the Company's strategic shift from offering its products and services on a retail basis to a wholesale basis after the August 1994 Visa transaction. Accordingly, advertising expenses for the six months ending June 30, 1994 were $746,473 whereas expenses for the six months ending December 31, 1994, decreased to $100,861.

 General and Administrative

  General and administrative expenses were $7,968,046 in 1994 compared to $6,470,474 in 1993. The increase of $1,497,572 from 1993 to 1994 was due to compensation expense incurred in connection with the Visa transaction. The Company paid $3,250,000 to certain employees on August 1, 1994 (including approximately $2,100,000 paid to employees transferred to Visa) in exchange for the cancellation of 675,334 outstanding vested options. This increase was partially offset by reduced costs associated with approximately 60% of the Company's personnel becoming Visa Interactive employees effective August 1, 1994.

 Gain on Sale of Bill Pay Operations

  In August 1994, the Company sold its electronic banking and bill pay operations to Visa and recognized a one-time non-operating gain of $14,523,217 from the sale. The transaction was structured as an asset sale with the Company retaining ownership of certain specific assets that were not related to home banking. Visa granted the Company a perpetual, royalty-free, worldwide license to use intellectual property which it purchased with the provision that the Company not compete with Visa through 2000. Similarly, the Company granted to Visa a perpetual, royalty-free, worldwide license to use intellectual property retained by the Company necessary for the operation of the Visa Bill-Pay System.

 Write-Down of Terminals and Terminal Components

  The write-down of terminals and terminal component expense (smart telephones) was $0 in 1994 as compared to $1,535,833 in 1993. The expense recognized in 1993 related to the Company recording a provision to reduce the carrying values of its first and second-generation smart telephones to their estimated net realizable value. The Company expects that substantially all of the first and second generation smart telephones being used by its current customers will be returned to the Company during 1995 as the Company transfers these customers to Visa member banks. The Company does not anticipate future write-downs of its first and second generation smart telephones since the Company has sold, and expects to continue to sell, these remaining terminals to a third party, at amounts which approximate the current carrying values. Additionally, the Company plans to sell its third and fourth generation smart telephones directly to banks, leasing companies and local telephone exchange carriers and long distance telephone companies under wholesale arrangements.

 Interest Expense

  The Company's interest expense comprises interest incurred in connection with product financing arrangements with VeriFone, capital leases for computer equipment, and outstanding borrowings with WorldCorp and VeriFone. Interest expense was $649,653 in 1994 compared to $736,452 in 1993. Interest expense decreased in 1994 from 1993 by $86,799 primarily due to the following: (i) in December 1993 the Company converted approximately $1,704,373 in VeriFone product financing arrangements and $1,612,360 in trade accounts payable into Series C Preferred Stock, and (ii) as a result of the August 1994 Visa transaction, Visa assumed $853,370 of the Company's capital lease obligations and miscellaneous liabilities. These decreases were partially offset by additional interest expense incurred on a $1,098,000 7.5% unsecured promissory note which was issued by the Company to VeriFone in August 1994.

 Income Taxes

  Income taxes increased from $0 in 1993 to $70,000 in 1994 based primarily on federal alternative minimum taxes and state income taxes incurred on the Company's 1994 income before taxes of $3,782,801. At December 31, 1994, the Company had net operating loss carryforwards for federal income tax purposes of approximately $12,125,000 which expire by 2008. Use of these net operating losses in future years may be limited as a result of the change in control which is expected to occur for tax purposes upon completion of this Offering.

YEARS ENDED DECEMBER 31, 1992 AND 1993

 Revenue

  Total revenue for 1993 was $904,510 compared to $62,536 in 1992. This increase is attributable to the increased deployment of ScanFones during the year due to a 1992 fourth quarter marketing campaign in Detroit and a 1993 first quarter marketing campaign in Washington, D.C.

 Cost of Revenue

  The Company's cost of revenue primarily represents bill pay processing costs and depreciation of the smart telephones deployed in the field. Cost of revenue increased from $125,904 in 1992 to

$907,927 in 1993 primarily due to the corresponding increase in service fees generated from smart telephones. Gross margin improved from (101%) in 1992 to 0% in 1993 primarily due to the insignificant amount of revenue in 1992.

 Research and Development

  Research and development costs were $963,694 in 1993 compared to $684,795 in 1992. The increase of $278,899 in 1993 from 1992 was attributable to the Company's development of its third generation smart telephone, the PhonePlus, as well as the development of the transaction processing system it sold to Visa.

 Advertising and Promotion

  Advertising expenses have been significant in the past due to the Company's efforts to market new products directly to the end user. Advertising and promotion expenditures were $1,569,282 in 1993 compared to $1,317,697 in 1992. This increase is primarily due to the addition of personnel and resources to support the Company's efforts to enter new markets, coupled with the advertising expenditures incurred in connection with a marketing campaign in Washington, D.C. during the first quarter of 1993.

 General and Administrative

  General and administrative expenses were $6,470,474 in 1993 compared to $4,058,441 in 1992. The increase of $2,412,033 in general and administrative expenses from 1992 to 1993 is largely attributable to increased salary and benefits expense resulting from the Company increasing its workforce during the period by approximately 50%.

 Write-Down of Terminals and Terminal Components

  The write-down of terminals and terminal components expense (smart telephones) was $1,535,833 in 1993 compared to $430,420 in 1992. The expense recognized in 1993 and 1992 related to the Company recording provisions to reduce the carrying values of its first and second generation smart telephones to their estimated net realizable value.

 Interest Expense

  The Company's interest expense comprises interest incurred in connection with product financing arrangements with VeriFone, capital leases for computer equipment and outstanding borrowings with WorldCorp and VeriFone. Interest expense was $736,452 in 1993 compared to $264,743 in 1992.

  Interest expense increased by $471,709 from 1992 to 1993 due to interest incurred on a $3,500,000 long-term note issued by the Company to WorldCorp during 1993. Additionally, the Company entered into additional equipment capital leases during 1993, thereby increasing its capital lease obligations by approximately $315,000.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has generated operating losses since its inception. The Company's interactive products and services are subject to the risks inherent in the marketing and development of new products. The market for the Company's products and services is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. In addition, the industry for these products and services is intensely competitive. The Company experiences direct competition from manufacturers of smart telephones and from companies that develop transaction processing software for interactive applications and customer support services. To date, the Company has generated limited revenue through the sale of its products and services and there can be no assurance as to what level of future royalties, if any, the Company will receive from Visa.

  During the first quarter of 1995, operating activities used $1,220,087 compared to $2,240,281 in the first quarter of 1994. This decrease is primarily due to reduced operating losses in 1995. During the year ended December 31, 1994, operating activities used $10,484,382 compared to $7,218,825 in 1993. This increase is due primarily to increased operating losses in 1994, exclusive of the gain on the sale of electronic bill pay operations in 1994 to Visa, non-cash write-downs of terminals and terminal components in 1993 and an increase in accounts receivable. The increase in accounts receivable related primarily to certain business expenses paid by the Company on behalf of Visa Interactive following the Visa transaction. These expenses were reimbursed at cost in January 1995. The Company does not expect to pay costs on behalf of Visa Interactive in the future.

  Investing activities used cash of $94,364 during the quarter ended March 31, 1995 compared to the use of cash of $22,311 in the first quarter of 1994. This increase is due primarily to increases in purchases of equipment in 1995 to support the customer services operations. Investing activities provided cash of $15,786,454 in 1994 as compared to using cash of $1,687,417 in 1993. In 1994, the Company generated proceeds of $14,645,101 from the sale of its electronic bill pay operations to Visa. In 1993, the Company purchased $3,055,604 of property and equipment. In each of 1994 and 1993, the Company generated approximately $1,400,000 from the sale of first and second generation smart telephones.

  Financing activities provided cash of $36,984 in the quarter ended March 31, 1995 and used cash of $91,216 in the first quarter of 1994. The 1995 quarter includes the proceeds from the exercise of employee stock options. Financing activities used $6,178,201 in 1994 and provided $12,283,971 in 1993. In 1994, the Company used $5,968,734 of the proceeds from the sale of its bill pay operations to redeem outstanding preferred stock. In 1993, the Company obtained $7,051,000 of debt financing from WorldCorp and generated $6,457,273 from the sale of preferred stock. Of the approximately $15,500,000 of cash generated from the sale of preferred stock since its inception, the Company placed approximately $11,000,000 with WorldCorp, $3,500,000 (exclusive of a $2,500,000 advertising credit which is subject to certain restrictions regarding its use) with Knight-Ridder, Inc. ("Knight-Ridder") and the remainder with other investors.

  As of March 31, 1995, the Company had committed to purchase from VeriFone 1,900 PhonePlus smart telephones for a total of $437,000. The Company had no other material commitments for capital expenditures nor does it anticipate a significant change in the current level of its capital expenditures.

  The Company's primary needs for cash in the future are investment in product development, working capital, the financing of operating losses and capital expenditures. In order to meet the Company's needs for cash for the next 12 months, the Company will utilize proceeds from this Offering, funds generated from asset sales, including approximately $1,000,000 of its first and second generation smart telephones (which the Company sells to third parties for use as point of sale terminals), and its $2,500,000 advertising credit subject to certain restrictions regarding its use, and revenue generated from the sale of its products and services. The Company intends to use approximately $12,310,037 of the net proceeds of this Offering to repay all of its outstanding notes payable to WorldCorp and VeriFone, redeem and retire its Series B Preferred Stock and pay $3,338,203 for all accumulated dividends on its Former Preferred Stock.

OTHER MATTERS

  In conjunction with the Company's August 1, 1994 sale of its bill pay operations, the Company transferred to Visa all of its rights as they related to a patent which covered various proprietary aspects of the Company's ScanFone automated order and payment system. Although not technically pending or threatened, the Company has received notices from three third parties claiming potential infringement of previously issued patents to these third parties. The Company has also received a notice of a third-party patent infringement claim related to a product currently under development by the Company. The Company and its patent counsel, Darby & Darby P.C., believe that the Company has substantial defenses to any potential claims of infringement, should that occur. However, there can be no assurance that such third parties will not make a formal claim of infringement or that the Company would prevail in any proceedings in relation thereto. See "Business--Legal Proceedings."

INFLATION

  The Company believes that inflation has not had a material effect on the Company's sales and revenue during the past three years.

                                   BUSINESS

GENERAL

  The Company designs and develops products and services for two markets: home banking and intelligent telecommunications network services. Home banking allows consumers to pay bills, check account balances and receive other bank information from their homes. Intelligent network services allow consumers to send and receive text information from a smart telephone, which is a telephone with a central processing unit, an integrated display screen and memory. In the home banking market, the Company expects to generate revenues from (i) royalties from Visa, (ii) sales to banks of voice response systems with software that supports touch-tone bill payment applications, and (iii) monthly fees for bank-branded customer service supporting electronic bill payment customers. In the intelligent network services market, the Company expects to generate revenues from (i) royalties from sales to customers of smart telephones through Colonial Data and (ii) sales of interactive applications on smart telephones such as catalog shopping and national directory assistance. The Company currently receives revenue largely from the sale of products and services to Visa member banks and from monthly fees paid by customers using the Company's existing smart telephones. The Company intends to introduce additional interactive applications on its new smart telephone, the Falcon, which the Company expects to introduce at the end of 1995.

HOME BANKING

 Changes in Banking Industry

  The banking industry is facing increasing competition as a result of deregulation and technological innovation. Banks are facing greater competition not only from within their industry, but also from new competitors in related industries, including broker-dealers, insurance companies and mutual fund complexes. The Company believes that the following trends will require financial institutions to improve their competitive position by strengthening customer relationships, offering new products and cutting costs.

  . Interstate Banking. Recent federal legislation will largely remove restrictions on interstate banking during the period from 1995 to 1997. Interstate banking is likely to result in both heightened competition and increased consolidation of bank branches as banks seek to cut overhead costs. The Company believes that banks will attempt to expand their franchises to meet competition in a low-cost manner by capitalizing on technology.

  . Electronic Distribution Channels. Banks are currently reducing costs and increasing customer service through technology-driven services such as automated teller machines ("ATMs") and touch-tone telephone access to account information. As of September 1994, there were 109,080 ATMs in the United States generating more than 600 million transactions per month. Also, the growth of alternative networks (such as the Internet and other public-switched networks) will offer consumers additional ways to access services electronically. In addition, more than 80% of major U.S. banks have installed touch-tone response information systems in their computer centers.

  . Growing Consumer Acceptance of Electronic Banking. Bank customers are becoming increasingly comfortable with the use of technology. ATMs have become widely available and commonly used. In addition, approximately 25% of U.S. households use touch-tone telephone systems to access account information, such as balances and deposits, and to verify whether specific checks have cleared.

 Home Banking Market

  The Company believes that the home banking market is poised for significant growth. Home banking services are expanding to permit customers not only to review historical account information but also to engage in transactions such as paying bills and transferring funds. Further, customers will be able to engage in home banking not just through touch-tone telephones but also through other devices, such as computers and smart telephones. Consumer preferences are difficult to predict, however, and there can be no guarantee that either electronic home banking or the Company's products and services will gain widespread consumer acceptance.

  . Benefits to Banks of Home Banking. The Company believes that banks will accelerate the marketing of home banking services for the following reasons:

    . Cost Advantages--The Company believes home banking represents an opportunity for banks to lower costs by reducing check processing expenses and capital costs. According to the Federal Reserve Bank of Boston, the printing, mailing and delivering of more than 60 billion checks each year costs the equivalent of approximately 0.5% of the Gross Domestic Product of the United States. Home banking also permits banks to expand their customer base without incurring the "brick and mortar" costs associated with the traditional branch.

    . Potential to Strengthen Customer Relationships--Home banking, by providing integrated and instant access to customer debit and credit accounts at the bank, represents an opportunity for banks to strengthen customer relationships through greater service and thereby increase customer loyalty.

    . Opportunity to Generate Fee-Based Income--Many banks are seeking to grow non-interest income. Home banking is a service for which banks may be able to charge ongoing fees and transaction charges. Institutions using the Visa Bill-Pay System are currently charging customers between $2.50 and $6.00 per month for home banking and are being charged between $1.00 and $2.00 per customer per month by Visa.

  . Benefits to Bank Customers of Home Banking. The Company believes home banking will gain increased customer acceptance for the following reasons:

    . Ease of Use--Home banking services will become increasingly easy for customers to use. The use of touch-tone systems can now be simplified with voice recognition capability. A number of companies also offer personal computer software packages that permit customers access to their account information electronically. Further, smart telephones can now deliver an ATM-like user interface for banking transactions in the home.

    . Greater Convenience--Home banking is evolving from an information product to a transaction processing product. Customers who previously could only check their account balances electronically can now pay bills and transfer funds from their home. In addition, transactions conducted on one home banking device (such as a telephone) can be reviewed or modified from another device (such as a personal computer). At the same time, the costs to the consumer of conventional bill payment have increased due to postal rate increases as well as per check surcharges that banks are beginning to impose.

 US Order's Home Banking Strategy

  US Order's strategy in the home banking market is to support Visa Interactive by providing products and services that help financial institutions deploy home banking to their customers. The Company believes its home banking products and services will provide it with an important source of monthly fee revenue both from ongoing customer support services for Visa member banks as well as a royalty from Visa (based on the number of customers using the Visa Bill-Pay System). The following are important elements of the Company's home banking strategy:

  . Gain Access to Financial Institutions through Strategic Alliance with Visa. The Company has formed a strategic alliance with Visa Interactive, a wholly owned subsidiary of Visa. The Company's strategy with Visa is to increase the number of subscribers for the Company's products and services with the goal of growing monthly fee revenues. Visa is the largest consumer payment system in the world with more than 12 million acceptance locations. Visa states that it has more than 20,000 member financial institutions worldwide that have issued more than 387 million credit cards, including 17,000 members that have issued 205 million cards in the United States.

      As part of this alliance, the Company sold its banking and bill payment operation to Visa and Visa formed Visa Interactive to market the Visa Bill-Pay System. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Through December 31, 2000, for each Visa Interactive customer who uses the Visa Bill-Pay System, the Company will receive $0.66 per month as a royalty, payable quarterly, subject to certain limitations, including the Visa Offset. The Visa Offset, initially set at $73,315 per quarter, accumulates quarterly up to an aggregate of $879,780. See "Risk Factors--Reliance on Visa Royalty Payments." The Company's agreement with Visa also provides that the Company is designated a preferred provider of certain products and services, including smart telephones, interactive applications and customer support services throughout the Royalty Period. Because of the Company's status as a preferred provider, Visa will make its customers aware that US Order can provide various products and services in support of the Visa Bill-Pay System but customers will be under no obligation to use US Order to provide such products and services. As part of the Visa transaction, the Company's President was appointed to, and the Company's Chairman and Chief Executive Officer was named an advisor to, the board of directors of Visa Interactive.

      As of May 1, 1995, Visa Interactive had announced commitments from 50 financial institutions for the Visa Bill-Pay System. Although 50 banks have committed to participate in the Visa Bill-Pay System, due to the time necessary to install and implement the system for each bank, only three banks have begun the technical and marketing roll-out of this program. These banks have rolled out in small, limited markets and have successfully enrolled approximately 2,000 customers. There can be no assurances as to the banks' ultimate success with this program or the number of US Order products and services that will be purchased by these institutions or the number of customers that ultimately will use the program. Announced customers of Visa Interactive include NationsBank Corporation, First Tennessee Bank National Association, Crestar Bank and Deposit Guaranty National Bank. The Company believes its relationship with Visa Interactive keeps the Company in close contact with Visa, its banks and the end users of home banking services. The Company believes that this contact will enable the Company to continue to develop complementary products and services, such as applications software for Visa member banks. There can be no assurance, however, that Visa will not reassess its commitment to the Company at any time in the future.

  . Enable Visa to Provide Turnkey Services for Home Banking. Visa Interactive offers banks the ability to access an electronic bill payment network, but Visa Interactive itself does not provide the consumer access devices or customer support services needed by Visa member banks to implement home banking. The Company's products and services allow Visa Interactive to offer a turnkey home banking service for Visa member banks. The Company's home banking offerings include voice response systems and customer support services.

      The Company believes that many banks seeking to offer home banking services to their customers will not be inclined independently to design and support a proprietary home banking system. By purchasing a turnkey service through Visa (which may or may not include some of the Company's products and services), such banks will be linked to a large network of billers and in-home access devices and will be able to forego the cost that would otherwise accompany a proprietary system. However, some banks, including Citibank and Huntington Bank, have developed their own home banking products and could offer these services to other banks in the future.

  . Build to Visa Interactive's Standards. The Company believes that it is critical for commonly accepted standards to be developed for home banking to be successful. Visa Interactive is developing these standards for banks that use the Visa Bill-Pay System. Such standards may also be used by devices that use the Visa Bill-Pay System. The three Visa Interactive standards are: ADMS, the communication protocol for use between Visa Interactive's host and a remote consumer device such as a smart telephone; EBMS, the communication protocol between Visa Interactive's host and a bank that uses the Visa Bill-Pay System; and e-Pay, the system for the electronic execution of customer bill payment transactions. The Company designs its products to be compatible with the Visa Bill-Pay System and its standards.

  . Identify Monthly Fee Revenue Opportunities. The Company's strategy is to focus on monthly fee revenue opportunities by increasing the Company's customer service subscriber base. Increasing the number of customers using the Visa Bill-Pay System also generates a royalty opportunity. The diagram below illustrates how sales of products to banks can generate customers for the Company's services and increase royalty payments. In the example below, the sale of a US Order touch-tone voice response unit to a bank that enrolls in the Visa Bill-Pay System creates an opportunity for the Company to market its customer support services to that bank. In addition, each bank customer who uses the bank's voice response unit to pay a bill during the month generates the potential for a royalty to US Order. Banks enrolling in the Visa Bill-Pay System, however, can provide their own customer support services or could purchase these services from a competitor of the Company. Currently, US Order is the only provider of customer support services that meets Visa Interactive specifications.


                  Touch-tone Telephone Revenue Opportunities

       [FLOW CHART DENOTING POTENTIAL REVENUE TO US ORDER APPEARS HERE]







  . Maximize Visa Royalty. The Visa royalty, net of the Visa Offset, is paid to the Company quarterly over a six year period beginning in January 1995 and ending December 2000. The royalty is equal to $0.66 per month per customer who pays a bill using the Visa Bill-Pay

     System. The royalty is due to US Order regardless of whether a consumer uses a smart telephone, personal computer, television or other device to access the Visa Bill-Pay System. In developing home banking products, the Company focuses on maximizing the total value of the Visa royalty. First, the Company offers products and services, such as bank-branded customer service, that enable banks to deploy home banking to their customers quickly and easily. Second, the Company focuses on products with the potential for immediate broad appeal, such as its touch-tone bill payment system. Third, the Company strives to facilitate deployment of the Visa Bill-Pay System by Visa member banks on a variety of consumer access devices, with products such as its data translation system which is now under development. The following diagram illustrates various devices that a consumer could use, today and in the future, to access the Visa Bill-Pay System, all of which could result in royalties to US Order. At each level of opportunity, however, customers may select products and services offered by the Company's competitors, in which case the Company would not receive revenues from the sale of such products and services and could only receive a royalty from Visa if such products and services access the Visa Bill-Pay System.


 [ART-WORK DENOTING THE VARIOUS OPTIONS FOR VISA BILL-PAY SYSTEM APPEARS HERE]

Regardless of the access device used to access the Visa Bill-Pay System, each bill paying customer generates a royalty of $0.66 per month for US Order through December 31, 2000*

* Subject to certain limitations described above.

 Home Banking Products

  The Company designs, develops and markets applications software for voice response systems through its relationship with InterVoice, Inc. ("InterVoice"). InterVoice states that it is a global leader in providing call-automation solutions with more than 5,000 systems installed in 40 countries. The Company is an authorized value-added reseller of InterVoice's hardware products. InterVoice and US Order jointly developed a bill payment system using voice recognition for exclusive sale to Visa Interactive financial institutions. Visa Interactive announced the availability of the Company's system to Visa member banks in March 1995. US Order intends to continue to devote resources to the development and improvement of its voice recognition bill payment software.

  The Company's current home banking products allow consumers to pay bills, check account balances and receive other bank information from their home and are available exclusively to Visa member banks who support the Visa Interactive processing standards. These products include:

  BANKPlus An entry level touch-tone-based bill payment system with built-in connectivity to the Visa Bill-Pay System. Customers first establish a list of payees identified by numerical codes. Customers then use BANKPlus to pay bills over their telephone by pressing the appropriate payee code and desired payment amount.

  VOICEBanking           A hybrid touch-tone and voice bill payment system
                         with built-in connectivity to the Visa Bill-Pay
                         System. Customers first establish a list of payees identified by numerical codes and record their own voice identifying the payee by name. Customers then use VOICEBanking to pay bills over their telephone by pressing the appropriate payee code, whereupon they hear their own voice recording confirm that the proper payee has been selected, and then touching in the desired amount of payment.

  VOICEBanking+          An advanced touch-tone-based bill payment system with
                         integrated voice recognition to select a payee and built-in connectivity to the Visa Bill-Pay System.
                         After establishing a list of payees identified by numerical codes and recording their own voice identifying the payee by name, customers can pay bills over the telephone by speaking the name of the payee and then touching in the desired amount of the payment.

  To pay a bill on the Visa Bill-Pay System, a customer first calls his bank and enters a series of touch-tones to access his account, selects a payee and enters the amount of the bill to be paid as well as the date on which the transaction is to be completed. The bill pay request is then transferred to the Visa Bill-Pay System, which forwards the request to the customer's account. The customer then receives a confirmation that an authorization to debit his account had been received. Within 24 hours of the selected payment date, the Visa Bill-Pay System debits the customer's account and credits a central clearing account managed by Visa Interactive. The Visa Bill-Pay System then initiates a simultaneous debit to this clearing account and transfers the funds to the payee's bank account.

  The Company is developing a data translation system for financial institutions that are Visa Interactive customers. This new system is expected to allow for rapid and secure connectivity between the Visa Bill-Pay System and a bank's mainframe computer. This type of connectivity will enable banks to offer their customers personalized information, such as the presentation of interim checking account statements. The Company expects to begin trial of its data translation system in the second half of 1995.

 Home Banking Support Services

  The Company believes that many banks seeking to offer home banking to their customers will conclude that it is not cost effective for them to handle the attendant marketing, fulfillment of orders, customer service and technical support required. The Company has provided this type of customer support services in the past to a variety of companies.

  The Company has entered into a three-year reseller agreement with Visa Interactive whereby Visa Interactive resells the Company's customer support services to Visa member banks. As of May 1, 1995, 14 Visa member banks had contracted for the Company's customer support services. No assurance can be given that in the future additional new bank customers will purchase the Company's customer support services.

  US Order offers bank-branded, turnkey customer service to Visa member banks on smart telephone and touch-tone telephone platforms. The Company's customer service operation is open seven days a week, 24 hours a day. If a bank chooses US Order to provide customer service, the Company receives a start-up fee for that bank. The Company also currently charges a fee of $1.00 per customer per month for touch-tone customers and will initially charge $2.00 per customer per month for smart telephone customers enrolled by the bank. The Company has agreed with Visa that during the Royalty Period the Company will provide its home banking products and services to Visa member banks at competitive prices.

 Marketing

  Visa initially markets Visa Interactive and US Order home banking products and services to Visa member banks. Once a Visa member bank signs a commitment to deploy home banking services through the Visa Bill-Pay System (the "Commitment Date"), an extended roll-out period of the member bank's home banking services begins.

  During the first 90 days following the Commitment Date, Visa Interactive begins technical and operational implementation of the home banking service for the Visa member bank and the member bank determines which consumer access devices it will offer to its customers and how it will provide customer support services. During this period, the Company has opportunities to market its products and services directly to the member bank. The bank may choose US Order to provide (i) BANKPlus, VOICEBanking or VOICEBanking+, (ii) customer support services, and (iii) in the future, data translation systems.

  During the second 90 days following the Commitment Date, the Visa member bank completes the technical trial phase and begins a market trial of its home banking system, including any selected US Order-provided services.

  Approximately six months following the Commitment Date, the member bank completes its market trial and can begin a market roll-out of its home banking services.

 Competition

  The Company's home banking products and services compete with services offered by a number of competitors and competition may intensify as a result of new market entrants. Banks such as Citibank and Huntington Bank have developed home banking products for their own customers and, in the future, may offer these services to other banks. Non-banks like EDS and First Data Corporation also may develop home banking products to offer to banks. Computer software and data processing companies such as Microsoft and Intuit also offer home banking services. Visa competes with other organizations, including MasterCard, which offers its Masterbanking home banking service through a joint venture with CheckFree Corporation. The Company's success in home banking depends both on the ultimate success of Visa and on the ability of Visa Interactive and Visa member banks to successfully market home banking to their customers. In addition, the success of the Company's home banking strategy depends on the ability of Visa member banks to maintain market share in an environment of disintermediation.

  Many competitors exist for the Company's data translation systems and voice response systems, including other manufacturers of touch-tone response systems, such as Periphonics Corporation and Syntellect Inc., other financial software companies such as Braun-Simmons and ACI, and financial services software and service companies such as Hogan Systems, Inc. and M&I Data Services, Inc. The Company believes that its primary competition for its customer support services will come from Visa member banks that choose to offer customer support services directly.

  The Company expects that competition in all of these areas will increase in the near future. The Company believes that a principal competitive factor in its markets is the ability to offer an integrated system in conjunction with Visa of various home banking products and services. Competition will be based upon price, performance, customer service and the effectiveness of marketing and sales efforts. The Company competes in its various markets on the basis of its relationships with strategic partners, by developing many of the products required for complete solutions and by building reliable products and offering those products at reasonable prices.

TELECOMMUNICATIONS/NETWORK SERVICES

 Changes in Telecommunications Industry

  Technological innovation and an increasingly deregulated environment are resulting in a more competitive and fragmented telecommunications industry. Local telephone companies have increased their marketing of intelligent network services as a means of generating incremental revenue per residential subscriber. In addition, local telephone companies offer intelligent network services to their subscribers in order to differentiate their services from those being offered by alternative service providers.

  . Increased Competition. The telecommunications industry is currently undergoing fundamental changes which are increasing competition for local and long distance telephone companies. These changes are driven by the accelerated pace of technological innovation, the convergence of the telecommunications, cable television, information services and entertainment businesses, and an environment of increasing deregulation in which many traditional regulatory barriers are being lowered and competition encouraged. In recent years, potential competitors to the Regional Bell Operating Companies ("RBOCs") and other local telephone companies have expanded to include interexchange carriers and cable television companies.

  . Emergence of Intelligent Network Services. Simple network services such as Call Waiting, Call Forwarding and Speed Dialing have been available for several years. Simple network services can be offered through touch-tone telephones.

      Intelligent network services have been developed that differ from these simple services in that they employ the transmission of data. Recent investments by many local telephone companies in new signaling technologies and network upgrades have made possible the introduction of intelligent network services. Among the first of these new services to be introduced were Caller ID and Caller ID Name and Number. These intelligent network services can be offered through adjunct devices attached to touch-tone telephones or through screen-based telephones. Once the initial investment in switch and software upgrades has been made, the variable costs of providing intelligent network services to a single user are a small fraction of the monthly or per usage fees charged. Because of this high margin profit potential, the Company believes that local telephone companies will seek to increase the penetration of existing intelligent network services.

      Advanced intelligent network services are now being developed and offered to incorporate the Analog Display Services Interface ("ADSI") protocol, which permits simultaneous transmission of voice and data. These ADSI-based intelligent network services will include Integrated Caller ID on Call Waiting, national directory assistance, stock quotations and advanced home shopping. ADSI-based intelligent network services will be offered through smart telephones such as the Company's Falcon product, which is expected to be available at the end of 1995.

      The Company believes that the growth and acceptance of ADSI-based intelligent network services will facilitate the introduction of new ADSI service offerings by both local telephone companies and companies such as US Order. The ADSI protocol, for example, will allow sophisticated call disposition features for Integrated Caller ID on Call Waiting. With this service, a residential telephone company subscriber who receives a call waiting signal could look at the display screen on his ADSI telephone and see the name and number of the calling party before deciding whether to answer the call, send a prerecorded message telling the other party to wait, forward the call to a voice mailbox, or drop the line. Other local telephone company features will include on-line directory assistance and electronic yellow pages.

  . Consumer Acceptance of Specialized Telecommunications Hardware. Caller ID was the first intelligent network service to require the purchase of either an adjunct device or a telephone with integrated Caller ID capability. Since 1987, over six million Caller ID devices have been shipped. The RBOCs and other local telephone companies are utilizing equipment leasing, installment payment plans and giveaway programs developed in conjunction with equipment suppliers to reduce the initial cost of consumer access devices required for the use of intelligent network services.

  . Development of Smart Telephones. The Company believes that consumers will purchase smart telephones, such as the Company's PhonePlus product or next-generation Falcon product, due in part to the fact that these smart telephones simplify the use of the growing number of network services in addition to their capacity for new applications. Simple network services, on the other hand, require the customer to memorize various access codes and enter multiple keys to activate the service using conventional telephones. The following table presents the capabilities of the various classes of telephones.

                                          TOUCH-TONE DISPLAY-BASED     SMART
                                          TELEPHONES   TELEPHONE   TELEPHONES(1)
                                          ---------- ------------- -------------
   Network Services
     Simple..............................      X            X             X
     Intelligent.........................                   X             X
     ADSI-based..........................                                 X
   Features
     Touch-tone capability...............      X            X             X
     Numeric keypad......................      X            X             X
     Display screen......................                   X             X
     QWERTY keyboard.....................                                 X
     Embedded CPU........................                                 X
     Minimum 32K+ memory capacity........                                 X
     Magnetic stripe card reader.........                                 X
     ADSI capability.....................                                 X
   Applications
     Voice transmission..................      X            X             X
     Call Waiting........................      X            X             X
     Caller ID...........................                   X             X
     Data transmission...................                   X             X
     Simultaneous voice & data...........                                 X
     Information services(2).............                                 X
     Transactional services(3)...........                                 X

- --------
(1) The Company's PhonePlus product has the capability for all smart telephone features except ADSI capability and is capable of all smart telephone applications except simultaneous voice and data transmissions. The Company's Falcon product is expected to have capability for all of the features and applications of smart telephones. See "--US Order's Telecommunications Products and Services".
(2) Information services are expected to include directory assistance, stock quotations, yellow pages, news, weather and sports applications.
(3) Transactional services are expected to include home banking, advanced home shopping, paging and e-mail.

  Intelligent network services include both transactional services and information services. The Company intends to focus on transactional services and expects local telephone companies to emphasize information services.

 US Order's Telecommunications Strategy

  The Company's strategy in the telecommunications market is to build a subscriber base for its own proprietary interactive applications. The Company will strive to accomplish this strategy by designing cost-effective smart telephones that it licenses for manufacture and sale by Colonial Data, incorporating the ADSI protocol and its own proprietary digital signal processing ("DSP") technology. The following are elements of the Company's telecommunications strategy:

  . Gain Access to Telephone Company Customers through Strategic Alliance with Colonial Data. The Company has formed a strategic alliance with Colonial Data pursuant to which Colonial Data will manufacture and sell to or on behalf of its local telephone company customers smart telephones that have ADSI capability and are based on the Company's designs, with features including a display screen, an embedded CPU, a QWERTY keyboard and a credit card reader. Colonial Data has agreed that, after introduction of the Company's

     Falcon product and through January 17, 2000, all ADSI smart telephones that it produces and sells to local telephone companies will be based on the Company's designs. For each such smart telephone produced and sold by Colonial Data through December 31, 1997, Colonial Data will pay the Company a royalty of 10% of the sale price, with the royalty thereafter subject to annual good faith renegotiation. The strategic alliance agreement with Colonial Data may be terminated by Colonial Data if the Falcon product is not available for commercial distribution by April 1, 1996. Under the agreement with Colonial Data, US Order can manufacture and market ADSI-based smart telephones outside of the telephone company market but must pay Colonial Data a 10% royalty for each such sale. In connection with this arrangement, the Company also has authorized Colonial Data to manufacture its Falcon product using Colonial Data's manufacturers in Hong Kong and the People's Republic of China. The Company believes this arrangement will allow the Company to penetrate the smart telephone market without expending resources to manufacture smart telephones for that market. See "--US Order's Telecommunications Products and Services--Smart Telephones." In accordance with the Company's strategic alliance agreement with Colonial Data, on April 6, 1995, the Company and Colonial Data entered into an agreement whereby the Company agreed to exchange 230,000 shares of Common Stock for shares of common stock of Colonial Data with an equivalent fair market value. Such exchange will be consummated upon the closing of the Offering. The agreement also provides for the Company and Colonial Data to exchange an additional $3.0 million in fair market value of each other's common stock in April 1996.

      Colonial Data designs, develops and markets telecommunications products that support intelligent network services. Its most successful product is a Caller ID adjunct device that it sells to or on behalf of RBOCs, such as U S WEST, Inc., NYNEX Corp. and BellSouth Corp., and other local telephone companies. Colonial Data has reported that since 1987 it has shipped over 2.5 million units. The Company believes that Colonial Data has been successful in selling Caller ID adjunct devices because it has developed relationships with RBOCs and other local telephone companies, from whom most consumers prefer to order access devices when subscribing for intelligent network services. Colonial Data currently has direct fulfillment arrangements with U S WEST, NYNEX, BellSouth, Ameritech Corp. and Bell Atlantic Corp. under which Caller ID units are sold or leased to RBOC subscribers. Local telephone company representatives may market both Caller ID service and Colonial Data equipment to subscribers and transmit equipment orders to Colonial Data electronically. The Company believes that the marketing of smart telephones will be more successful when a consumer can subscribe to network services and purchase it from a single source, especially when the payment for the equipment can be made either on an installment basis or by monthly lease payments through the subscriber's telephone bill.

  . Build to ADSI Standards. ADSI is a Bellcore standard defining a protocol for the simultaneous transmission of data and voice information between an information system (e.g., a voice mail system or service bureau) and a subscriber's telephone or other communications device. The Company's Falcon smart telephone is being based upon the ADSI standard. ADSI allows a central office switch to provide display-based telephone services on a subscriber's smart telephone. The Company believes that providing smart telephones based on standards accepted by the RBOCs is critical to the consumer acceptance of smart telephones.

  . Provide ATM-like User Interface. The Company believes use of custom menus on a display screen will increase the use of intelligent network services. The Company believes that ADSI telephones will gain market acceptance by allowing transactional and information services, such as national directory assistance, stock quotes and advanced home shopping, to be presented in a familiar, user-friendly format.

  . Pursue Low-Cost Smart Telephone Strategy. The Company believes that it is important to be a low cost producer of smart telephones. The Company has developed three areas of focus for aggressive cost management: design, manufacturing and volume. US Order has designed its Falcon product around DSP architecture that will allow the product to be manufactured with fewer components than other currently available smart telephones. The Company believes that as production volume increases there will be additional opportunities for cost savings.

  . Sell Interactive Applications to Smart Telephone Purchasers. The Company believes that interactive applications will be an important source of monthly fee revenue for the Company. US Order's interactive applications strategy is to combine proprietary applications developed by US Order with third party applications. In accordance with its strategic alliance with Colonial Data, US Order intends to sell interactive application packages to Colonial Data for ultimate resale to telephone companies and their customers. The Company believes that a successful application bundle must include a limited number of interactive applications that are transaction-oriented and provide high perceived value. The Company expects to offer applications such as home shopping, national directory assistance, alphanumeric paging and e-mail. The following diagram shows how the Company receives revenues from the sale of the Company's smart telephones and sales of its interactive applications.

                     Smart Telephone Revenue Opportunities


 [FLOW CHART DENOTING REVENUE TO US ORDER THROUGH SMART TELEPHONE APPEARS HERE]






 US Order's Telecommunications Products and Services

  .  Smart Telephones.

    . ScanFone. In 1992, the Company introduced the first commercially available smart telephone, the ScanFone, with integrated Caller ID and DES encryption capability. The Company deployed more than 20,000 ScanFones between 1992 and 1994.

    . PhonePlus. The Company began field-testing the PhonePlus in September
      1994 and expects commercial introduction by June 1995. New features of the PhonePlus include 4 line by 20 character display screen, 32-bit CPU and 48 key QWERTY keyboard. The

     Company has entered into contracts for the sale of the PhonePlus to GTE Communications Systems Corp., and Sprint/United Management Company ("Sprint").

    . Falcon. The Company's Falcon product, currently under development, is expected to be commercially available by the end of 1995. The Falcon was designed and developed exclusively by US Order. Its design is based on DSP architecture. The Company believes the Falcon will provide customers with better functionality at a lower price than other currently available smart phones. In May 1995, the Company executed a contract with Sprint for the initial sale of Falcon units.

  . Interactive Applications. The Company's strategy is first to deploy its interactive applications on its smart telephones and later to deploy its interactive applications on smart telephones manufactured by other companies. US Order believes that it must deliver a limited number of interactive applications that exploit the unique capabilities of smart telephones. The Company intends to sell interactive applications to local telephone companies through Colonial Data.

      US Order's interactive applications are expected to include:

                                                                           EXPECTED
                                                                       AVAILABILITY DATE
                                                                      -------------------
   Universal Catalog      A mail order catalog ordering application   Currently available
    Shopping              developed in conjunction with Litle &
                          Company that enables users to place orders
                          electronically from any catalog.
   DataSave               An application that provides remote backup  Currently available capability for information that is stored
                          in the smart telephone memory.
   FastFind               A national directory assistance application Second quarter 1995 that will permit users to search a national
                          database provided by Metromail corporation,
                          a subsidiary of R.R. Donnelley and Sons
                          Company, for both "white pages" and "yellow
                          pages" information.
   Fast Notes             An application that enables users to send   During 1996
                          notes and messages via fax, e-mail or
                          paging.
   Prepaid Long Distance  An application enabling users to buy long   During 1996
                          distance service in advance at a discounted
                          rate.

  The Company currently expects to price these applications on a bundled basis for $1.50 per customer per month.

 Competition

  The market for the Company's telecommunications products and services is highly competitive and subject to rapid technological change. At present, the Company's principal competitors in the market for smart telephones are Philips, Northern Telecom, Online Resources and AT&T. The Company expects competition to increase in the future from existing and new competitors and expects new competitors to include electronics manufacturers, such as Sony Corp. and Panasonic Company. The Company's competition for interactive applications generally comes from device manufacturers. Many of the Company's competitors, including Philips and Northern Telecom, have already introduced smart telephones which include technological features incorporated in the Company's PhonePlus product. Visa Interactive and Philips have recently announced that they have entered into a letter of intent to collaborate on a series of projects, including the development of a Visa Interactive banking application on a Philips smart telephone. The Company's Falcon product incorporates newer digital signal processing technology. Although the Company is currently unaware of any efforts by its competitors to deploy digital signal processing technology in their smart telephones, the Company expects that its competitors will attempt to replicate the Falcon digital signal processing design if it is commercially successful. The Company expects that as the market for smart telephones grows, it will face competition from traditional personal computer on-line service providers, such as America Online, Prodigy and Compuserve, Inc., as well as from personal computer software companies such as Microsoft, Intuit and Novell, Inc.

PRODUCT DEVELOPMENT

  The Company's product development efforts are focused on software and systems for the banking and telecommunications industries. In particular, the Company applies its research and development expenditures to audio and data transaction processing software, customer support services and smart telephone designs.

  The Company's ability to attract and retain highly skilled research and development personnel is important to the Company's continued success. At March 31, 1995, 20 of the Company's 46 full-time employees were engaged in product and service development. The Company expects to increase the number of personnel devoted to product development over the next several months.

  US Order commenced operations in 1991 with an emphasis on grocery shopping applications. Although the Company's grocery application was well received by the existing home delivery market, the market for home grocery shopping delivery was small and not growing quickly. As a result, the Company de-emphasized its grocery shopping application in 1992 and discontinued it in 1994. As the Company de-emphasized its grocery shopping application, it began to focus its efforts on home banking and telecommunications.

MANUFACTURING

  The Company's manufacturing operations are limited to the sourcing, testing, quality control, software downloading and shipping of finished products. The Company's PhonePlus product is manufactured by VeriFone's Taiwan facility, which is certified under the ISO 9000 series. In addition, the Company has authorized Colonial Data to manufacture its Falcon product using Colonial Data's manufacturer in Hong Kong and the People's Republic of China.

  The Company generally provides a one-year warranty and offers, for an additional cost to the customer, an extended warranty against defects for its products.

PROPERTIES

  The Company is headquartered in Herndon, Virginia, where it leases 17,000 square feet of office space from unaffiliated parties under two leases expiring in 1999. The Company utilizes a portion of such space to provide facilities for its customer support services. Additionally, the Company leases a 9,000 square foot facility in Salt Lake City, Utah for inventory storage and distribution.

GOVERNMENT REGULATION

  The Company's smart telephone products are subject to regulations by the Federal Communications Commission ("FCC"). Among other requirements, the Company's smart telephones must comply with Parts 15 and 68 of the FCC's regulations.

  The two markets which the Company has targeted are highly regulated. The banking industry, although it has undergone recently significant deregulation, remains quite restrictive at both the federal and state levels. Similarly, the telecommunications industry has undergone rapid change in the past decade. Federal and state regulations are currently undergoing constant review and revision.

Interpretation, implementation or revision of banking and telecommunications regulations can accelerate or hinder the ultimate success of the Company and its products.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

  As of May 1, 1995, the Company holds no patents or other registered intellectual property rights with respect to its products. The Company's original patent for an automated order and payment system was sold to Visa in August 1994.

  The Company expects to file patents in 1995 on certain new features developed by the Company for use in the Falcon ADSI smart telephone and certain of its transaction processing technology, but there can be no assurances that such patents will be granted, or if granted, will have any commercial value.

  Although the Company does not believe that its products and services infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against US Order in the future or that any such assertion will not result in costly litigation or require the Company to cease using, or obtain a license to use, intellectual property rights of such parties.

LEGAL PROCEEDINGS

  In August 1991, US Order received a letter from a third party bringing to US Order's attention a patent issued to such third party entitled Home Merchandise Ordering Telecommunications Terminal, which such third party subsequently claimed was infringed by US Order. In the opinion of US Order's patent counsel, Darby & Darby P.C., the Company has substantial defenses to such claim. Nonetheless, there can be no assurance that such third party will drop its claim of infringement or that US Order would prevail in any proceeding in relation thereto.

  In July 1994, US Order received a letter from a third party bringing to US Order's attention a patent issued to such third party entitled Method and Apparatus for Decoding and Processing the Informational Content of Multi-Frequency Signals. No claim of infringement has been asserted. In the opinion of Darby & Darby P.C., the Company has substantial defenses to any such claim that might be made. Nonetheless, there can be no assurance that such third party will not file a claim of infringement or that US Order would prevail in any proceeding in relation thereto.

EMPLOYEES

  At May 1, 1995, the Company had approximately 81 employees, of whom approximately 49 were full-time. Of the full-time employees, 22 were engaged in research and development, 10 were engaged in customer service and fulfillment, five were engaged in sales and marketing and 12 were engaged in administration and finance. The Company has no collective bargaining agreements with its employees and believes that its relationship with its employees is good. See "Management" and "Principal and Selling Stockholders."

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

  Set forth below are the names, ages and positions and a brief description of the business experience of the Company's directors, executive officers and other significant employees. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

           NAME             AGE                     POSITION
           ----             ---                     --------
William F. Gorog(1).......   69 Chief Executive Officer and Chairman of the
                                Board
John C. Backus, Jr.(1)....   36 President, Chief Operating Officer and Director
Scott A. Corzine..........   40 Vice President--Consumer Products Sales and
                                Marketing
Peter Costello............   35 Vice President--Consumer Products Development
Thomas A. Cramer..........   54 Vice President--Operations
Mark S. Lynch.............   32 Vice President--Finance and Controller
Steven C. Shap............   50 Vice President--Transactions Systems Sales and
                                Marketing
Patrick A. Transue........   39 Vice President--Transactions Systems Development
Albert N. Wergley.........   47 Vice President and General Counsel
T. Coleman Andrews,
 III(1)...................   40 Director, Chairman of the Executive Committee
Patrick F. Graham(2)(3)...   55 Director
Ross Jones(2)(3)..........   52 Director
Geoffrey S. Rehnert(2)(3).   37 Director
L. William Seidman........   74 Director

- --------
(1) Member of Executive Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

  WILLIAM F. GOROG is the founder of US Order and has served as its chairman and chief executive officer since May 1, 1990. From October, 1987 until founding US Order, he served as chairman of the board of Arbor International, an investment management firm. From 1982 to 1987, he served as president and chief executive officer of the Magazine Publishers of America, an association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the Council on International Economic Policy. Prior to that time, he founded and served as chief executive officer of DataCorp., which developed the Lexis and Nexis information systems for legal and media research and which Mr. Gorog subsequently sold to the Mead Corporation in 1969. Mr. Gorog also assisted VeriFone, a leading provider of point-of-sale transaction systems, during its development stage. Mr. Gorog formed a company that served as VeriFone's east coast distributor, which he subsequently sold to VeriFone. He also served on VeriFone's board of directors from 1981 through 1993. He currently serves as a director of NationsBank (Maryland), a bank holding company, and as chairman of the board of WorldCorp, the majority owner of World Airways and US Order and the Selling Stockholder. Mr. Gorog is a graduate of the United States Military Academy and received an M.S. from Ohio State University.

  JOHN C. BACKUS, JR. has worked with US Order since its inception in 1990 and has served as President, Chief Operating Officer and a director of the Company since 1994. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including vice president of corporate development, vice president of finance, and vice president of sales and marketing at a WorldCorp subsidiary. Prior to joining WorldCorp, Mr. Backus worked for Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the board of directors of WorldCorp and of Visa Interactive. Mr. Backus received both his B.S. and M.B.A. from Stanford University.

  SCOTT A. CORZINE has served as Vice President--Consumer Products Sales and Marketing of US Order since 1992. He is responsible for all of the Company's consumer product sales and marketing efforts and development of strategic partner channels. Prior to joining US Order, Mr. Corzine was vice president of sales and marketing for the music division of Broadcast Data Systems, a unit of BPI Communications, a company that creates and markets airplay recognition information to music, advertising and syndication markets. From 1985 to 1990, he worked at Prodigy, most recently as director of merchandise marketing where he helped develop the shopping strategy of Prodigy. Mr. Corzine received his B.S. from the University of North Carolina at Chapel Hill and his M.B.A. from Pace University.

  PETER COSTELLO began working with US Order in 1992, and was promoted to Vice President--Consumer Products Development in 1995. Mr. Costello is responsible for the development and delivery of new consumer products and services for the Company. From 1988 to 1992 he served as director of hardware engineering for Frox Inc., where he helped bring the Frox Digital Home Entertainment system to market. The Frox Digital Home Entertainment system included a wireless mouse to select movie and music databases, view on-screen television listing and schedule shows to record. He managed all hardware tasks including system architecture, hardware design, prototype builds, OEM and vendor interface, diagnostics and manufacturing hand-off. Mr. Costello designed four custom chips, CPU core, printed circuit boards, diagnostic code and several device drivers for Frox. From 1982 to 1986, he worked for Sun Microsystems Inc. ("Sun") as Sun's fourth employee, where he designed and managed the Sun-1 color graphics projects, QIC streaming tape interface, Sun 2/160 color workstation and Sun-3 color. He shared responsibility for the Sun 2/50 workstation with one of Sun's founders. Mr. Costello received his B.S., M.S. and M.B.A. from Stanford University.

  THOMAS A. CRAMER has served as Vice President--Operations since 1994, and joined US Order in 1993. Mr. Cramer is responsible for all support-service related interaction between US Order and Visa Interactive and Visa member banks. Prior to joining US Order, Mr. Cramer served as director of data processing at Crestar Bank and a predecessor bank where he developed and implemented a point of sale program utilizing MOST and Visa services and developed the Crestar-Visa electronic bill payment pilot program using US Order technology. Mr. Cramer is a member of the electronic bill payment committee of the National Automated Clearinghouse Association and the ANSI
X.12 electronic bill payment standards committee. He is a former member of the board of directors of SUMIT, a Systematics users group, where he guided the development of financial management system and loan systems. Systematics is a global leader in providing banking software in the world. Prior to his banking services career, Mr. Cramer was a director of information systems for several industrial companies. Mr. Cramer received an M.S. from the State University of New York at Buffalo and an M.B.A. from Canisius College.

  MARK S. LYNCH has served as Vice President--Finance for US Order since 1993 and as controller since 1991. He is responsible for all financial, administrative and accounting aspects of the Company. Prior to joining the Company, he served as assistant controller of The Clark Construction Group from 1989 to 1991, and he worked at KPMG Peat Marwick LLP from 1986 to 1989. He received a B.S. from The Pennsylvania State University and an M.B.A. from The George Washington University and is a certified public accountant.

  STEVEN C. SHAP has served as Vice President--Transaction Systems Sales and Marketing since March, 1995. From 1994 until joining US Order, Mr. Shap was the director of systems integrator programs and director of sales integration for Newbridge Networks, Inc. where he coordinated relationships with systems integration partners including IBM, EDS and Xerox. From 1992 until 1994, Mr. Shap was vice-president--North American Operations for Virtual Software Factory, Inc, a provider of Meta-CASE Tool technology and solutions products based in the United Kingdom. From 1991 to 1992, Mr. Shap was the vice president--sales and marketing for Digital Analysis Corporation, a venture-funded technology company in the LAN and WAN network management software and services market. From 1983 to 1991, Mr. Shap held a variety of positions with Apple Computer, Inc., including national federal sales manager from 1989 to 1991 where he helped develop and implement a sales incentive promotion, compensation plans, forecasting systems and a demo training program. Mr. Shap received B.S. degrees from both the University of Maryland and Johns Hopkins University.

  PATRICK A. TRANSUE joined US Order in 1991 and has served as Vice President--Transactions Systems Development since 1994. Mr. Transue is responsible for transaction system product development and quality control. Mr. Transue oversaw the development of the Company's most successful products, including its bill payment system which was sold to Visa, the ScanFone and its voice recognition software. Prior to joining the Company, Mr. Transue was manager of information systems at Basken Financial Corporation where he oversaw a national computer network which facilitated the trading of jumbo certificates of deposit by large regional banks and brokerage firms. Mr. Transue received his B.S. from the College of William and Mary.

  ALBERT N. WERGLEY has served as Vice President and General Counsel since May 1995. From 1986 to 1994, Mr. Wergley was vice president and general counsel of Verdix Corporation (now Rational Software Corporation), a manufacturer of software development tools. From 1983 to 1986, he was associated with the McLean, Virginia office of the law firm of Reed Smith Shaw & McClay. From 1978 to 1983, Mr. Wergley was associated with Howrey & Simon in Washington, D.C. Mr. Wergley received an A.B. from the College of William and Mary and a J.D. from the University of South Carolina.

  T. COLEMAN ANDREWS, III has served as a director and as chairman of the executive committee of US Order since 1990. He is the chief executive officer, president and a director of WorldCorp, the Selling Stockholder, and chief executive officer and director of World Airways, a position he has held since 1986. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the Ford Administration, including serving with Mr. Gorog in the White House. Mr. Andrews received his B.A. from Dartmouth College and his M.B.A. from Stanford University.

  PATRICK F. GRAHAM has served as a director of US Order since 1993. He is a director of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973. In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer. Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting Group. Mr. Graham currently serves as a director of Worldcorp, the Selling Stockholder. Mr. Graham received a B.A. degree from Knox College and his M.B.A. from Stanford University.

  ROSS JONES has served as a director of US Order since 1994. Mr. Jones is the chief financial officer of Knight-Ridder, a multimedia holding company. Prior to joining Knight-Ridder in 1993, Mr. Jones was an executive with the Reader's Digest Association, Inc., serving as vice president and treasurer from 1985 to 1993. Mr. Jones received his B.A. from Brown University and his M.B.A. from Columbia University. Mr. Jones was elected to the Board of Directors pursuant to the terms of an Investment Agreement dated December 20, 1993 between the Company and Knight-Ridder. The Investment Agreement provides that Knight-Ridder is entitled to one seat on the Board of Directors for as long as it owns any equity securities of the Company.

  GEOFFREY S. REHNERT has served as a director of US Order since 1994. Mr. Rehnert is a managing director of Bain Capital, Inc., a private equity firm that manages four different funds with over $500 million in capital. Bain Capital invests in both venture capital and management buyout situations. Mr. Rehnert joined Bain Capital at its inception in 1984 and became a partner in 1986. Prior to joining Bain Capital, Mr. Rehnert worked as a consultant with Bain & Company. He currently serves as a director of Holson Burnes Group, Inc., ICON Health & Fitness, Inc. and of WorldCorp, the Selling Stockholder. Mr. Rehnert received an A.B. from Duke University and a J.D. from Stanford University.

  L. WILLIAM SEIDMAN has served as a director of US Order since March, 1995. He is the publisher of Bank Director magazine, chief commentator on CNBC-TV and a consultant to The World Bank, Pillsbury, Madison & Sutro, BDO Seidman and the Capital Group. Mr. Seidman served from 1985 to 1991 as the chairman of the Federal Deposit Insurance Corporation ("FDIC") and from 1989 to 1991 also served as the first Chairman of the Resolution Trust Corporation. Before joining the FDIC, Mr. Seidman served as Dean of the College of Business at Arizona State University. From 1977 to 1982 he was vice-chairman and chief financial officer of Phelps Dodge Corporation. Mr. Seidman has also served as managing partner of Seidman & Seidman, Certified Public Accountants (now BDO Seidman), and as Assistant to the President for Economic Affairs during the Ford Administration. Mr. Seidman presently serves as a director of Fiserv, Inc., a data processing company. Mr. Seidman received his A.B. from Dartmouth College, LL.B. from Harvard University and his M.B.A. from the University of Michigan.

  The Company has entered into an agreement with Visa whereby following consummation of the Offering, Visa shall be entitled to name a representative to be nominated to the Company's Board of Directors. As of the date of this Prospectus, Visa has not indicated to the Company whether it intends to exercise this right or identified the person it will designate as its representative.

BOARD COMMITTEES

  The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and an Executive Committee. The Compensation Committee reviews and monitors key employee compensation policies and administers the Company's management incentive compensation plans, including its stock option plans. The Audit Committee recommends the Company's independent auditors, reviews the results and scope of and other accounting related services provided by such auditors and reviews the terms of all material transactions between the Company and its affiliates. The Executive Committee exercises all of the power of the Board of Directors during intervals between meetings of the Board.

  The Company anticipates that prior to completion of the Offering, the Company's Board of Directors will consist of seven directors, divided into three classes. The initial term of the first class will expire at the annual meeting of stockholders to be held in 1996, the initial term of the second class will expire in 1997, and the initial term of the third class will expire in 1998. Messrs. Backus and Graham are in the first class, Messrs. Andrews and Rehnert are in the second class, and Messrs. Gorog, Jones and Seidman are in the third class. Officers are elected annually by the Board of Directors for one year terms subject to removal by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Patrick F. Graham, Ross Jones and Geoffrey S. Rehnert. Mr. Jones is the chief financial officer of Knight-Ridder, which is the beneficial owner of 7% of the Company's capital stock. Currently, Knight-Ridder owns 771,389 shares of Series C Preferred Stock which will be converted to shares of Common Stock upon consummation of the Offering. Knight-Ridder will receive approximately $753,000 in accumulated dividends upon the conversion of the Series C Preferred Stock.

COMPENSATION OF DIRECTORS

  Directors of the Company receive no compensation for attendance at Board meetings or meetings of Board committees. Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") are reimbursed for usual and ordinary expenses of meeting attendance. Under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") each Non-Affiliate Director is offered options to purchase 15,000 shares of Common Stock upon initial election to the Board and additional options to purchase 7,500 shares of Common Stock upon reelection to the Board. The exercise price for all options that have been previously issued to the current Non-Affiliate Directors is $7.13 per share. The exercise price for any future option grants under the Directors' Plan will be the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Options granted under the Directors' Plan vest in 36 equal monthly installments during the Non-Affiliate Director's continued service on the Board. The option price may be paid in cash, by surrendering shares of Common Stock or by a combination of cash and Common Stock. All options expire ten years after their grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation received for services rendered to the Company during the years ended December 31, 1994, 1993 and 1992 by the Chief Executive Officer of the Company and the three other executive officers who received at least $100,000 in compensation in 1994 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                              ANNUAL COMPENSATION           COMPENSATION AWARDS
                         --------------------------------- ---------------------
                                                           SECURITIES UNDERLYING
                         YEAR  SALARY      BONUS  OTHER(1)      OPTIONS (#)
                         ---- --------    ------- -------- ---------------------
William F. Gorog........ 1994 $220,805        --       --             --
 Chief Executive Officer 1993  197,230        --       --             --
                         1992  120,000        --       --             --

John C. Backus, Jr. .... 1994  190,192    $ 4,000 $875,000        850,000(2)
 President and           1993  139,981        --       --             --
 Chief Operating Officer 1992  137,404(3)     --       --         375,000(3)

Scott A. Corzine ....... 1994  124,327      1,000  103,817         22,422
 Vice President--
  Consumer               1993  120,000        --       --          40,000
 Products Sales and      1992   41,538(4)     --       --          60,000
  Marketing

Thomas A. Cramer ....... 1994   93,923     10,000   14,470         59,623
 Vice President--
  Operations             1993   48,185(5)     --       --          20,000
                         1992      --         --       --             --

- --------
(1) As part of the August 1, 1994 purchase of US Order's bill pay operations, Visa required that all US Order employees who became employees of Visa Interactive cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) an aggregate of $3.25 million for the cancellation of 675,334 of their outstanding and vested options with exercise prices ranging between $0.98 and $4.00. Of the $3.25 million, approximately $2.1 million was paid to US Order employees who became Visa Interactive employees as of August 1, 1994 and $1.1 million was paid to executive officers of the Company, including Messrs. Backus, Corzine and Cramer.
(2) Mr. Backus received two separate option grants in August 1994. Mr. Backus received options to purchase 250,000 shares of Common Stock at an exercise price of $7.13 per share which vest over a three-year period. Mr. Backus was also awarded options to purchase 600,000 shares of Common Stock at an exercise price of $7.13 per share which vest in May 2004, except that vesting can be accelerated based on increases in the value of US Order stock pursuant to the execution of an employment agreement between the Company and Mr. Backus. See "--Employment Agreement."
(3) Mr. Backus was an employee of WorldCorp and served as an officer of the Company during 1992. Mr. Backus' salary for 1992 was paid by WorldCorp which was reimbursed by the Company at cost.
(4) Mr. Corzine became an employee of the Company in August 1992.
(5) Mr. Cramer became an employee of the Company in August 1993.

  The following table provides details regarding stock options granted to the Named Executive Officers in 1994. In addition, in accordance with the rules of the Securities and Exchange Commission, the table sets forth hypothetical gains that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term. The actual value, if any, that an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR OPTION TERM
                         ---------------------------------------------------- --------------------------
                          NUMBER OF     PERCENT OF
                          SECURITIES  TOTAL OPTIONS/
                          UNDERLYING  SARS GRANTED TO
                         OPTIONS/SARS  EMPLOYEES IN     EXERCISE   EXPIRATION
                         GRANTED (#)    FISCAL YEAR   ($/SH) PRICE    DATE     0%      5%        10%
                         ------------ --------------- ------------ ---------- ---- ---------- ----------
William F. Gorog........       --           --             --            --    --         --         --
John C. Backus, Jr. ....   250,000           18%         $7.13     7/31/2002  $  0 $  851,064 $2,038,447
                           600,000           47           7.13     7/31/2004     0  2,690,411  6,818,030
Scott A. Corzine........    22,422            2           7.13     7/31/2002     0     76,330    182,824
Thomas A. Cramer........    59,623            4           7.13     7/31/2002     0    202,972    486,153


  The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1994. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the estimated price of the Common Stock as of December 31, 1994.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTIONS/SAR VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                               OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                                                          AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(1)
                                                         ------------------------- -------------------------
                          SHARES ACQUIRED      VALUE
          NAME           ON EXERCISE (#)(2) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------------ ------------ ----------- ------------- ----------- -------------
William F. Gorog........          --              --       341,421       58,579    $2,099,738    $360,262
John C. Backus, Jr. ....       11,000         $67,650      256,105      815,619     1,363,603         --
Scott A. Corzine........          --              --        21,718       78,282        70,544     228,642
Thomas A. Cramer........          --              --         6,603       68,397         5,268      42,862

- --------
(1) Calculated on the basis of the fair market value of the underlying securities ($7.13 per share at December 31, 1994) as determined by the Board of Directors minus the aggregate exercise price.
(2) Mr. Backus exercised options to purchase 11,000 shares of Common Stock on September 30, 1994.

EMPLOYMENT AGREEMENT

  The Company has entered into an employment agreement with John C. Backus, Jr. providing that Mr. Backus will serve as President and Chief Operating Officer of the Company until July 31, 1997, a term which automatically extends until December 31, 1997 unless terminated earlier. Mr. Backus is entitled to a base salary of $250,000 per year, a bonus of between 0 and 75% of his base salary based on his individual performance as well as that of the Company as determined by the Board of Directors, the right to participate in all bonus and incentive compensations plans or arrangements made available to other US Order officers and directors and certain other benefits, including a $5 million life insurance policy. Mr. Backus is entitled to receive performance stock options in accordance with the Company's 1991 Stock Option Agreement (the "1991 Plan"). The Company may terminate the agreement upon Mr. Backus' death, disability or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Backus without cause, Mr. Backus is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Backus but unexercisable under the 1991 Plan shall become immediately exercisable for a period of one year. Mr. Backus may terminate the agreement upon 30 days notice under certain circumstances, including a diminution of responsibilities, a change in control (as defined) of the Company or a relocation of its executive offices outside of the Washington, D.C. area. Upon such termination by Mr. Backus, he is entitled to receive the remainder of his base salary and certain other compensation due under the Employment Agreement and all options granted but unexercisable shall become immediately exercisable for a period of one year. As part of his employment agreement, Mr. Backus has agreed to hold shares of Common Stock during the term of the agreement. Mr. Backus has agreed to hold 10,000, 15,000 or 20,000 shares of Common Stock upon the earlier of April 1, 1996, April 1, 1997 and April 1, 1998 or the exercise of 100,000, 200,000 or
300,000 options, respectively.

  Pursuant to a stock option agreement between the Company and Mr. Backus, Mr. Backus has been awarded options to purchase 600,000 shares of Common Stock at an exercise price of $7.13 per share. The options for 600,000 shares will become exercisable on May 1, 2004; however, the exercise date will be accelerated with respect to increments of 100,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Backus will be entitled to exercise options to purchase 100,000 shares of Common Stock, at the $7.13 exercise price, each time that the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days. Thus, Mr. Backus will first be entitled to exercise options for 100,000 shares if the Common Stock trades at or above $8.91 for twenty consecutive trading days. The same entitlement would arise for five additional blocks of 100,000 options, at the exercise price of $7.13 per share, if the Common Stock trades at or above $11.14, $13.93, $17.41, $21.76, and $27.20, for twenty trading days each (each of these trading prices is 25% above the price of the Common Stock at the earlier tier). In the event that Mr. Backus is no longer employed in certain capacities by the Company or its affiliates, options that have not become exercisable by such time will not thereafter become exercisable, except that upon a termination without Cause or for Good Reason (as defined therein) the exercisability of the options shall accelerate.

INCENTIVE COMPENSATION PLAN

  Under the Company's 1994 and 1995 Incentive Compensation Plan ("ICP"), all US Order employees at or above the departmental director level are eligible for incentive cash bonus awards based on a combination of individual, department and Company performance standards. The goals of the plan are to (i) reward and encourage individual accomplishment, (ii) encourage contributions to group success, (iii) encourage eligible employees to achieve broad corporate goals and (iv) focus senior management on objectives that improve the intrinsic value of the Company. The maximum bonus level attainable under the plan is 75% of salary. Eligible employees can earn up to 20% of salary for meeting individual goals, up to 50% for reaching individual and department goals and up to 75% for achieving individual, department and Company performance goals.

EMPLOYEE SAVINGS PLAN

  In 1991, the Company adopted a defined contribution plan (the "401k plan") for all full-time employees. The Plan qualifies for preferential tax treatment under Section 401(a) of the Internal Revenue Code. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount for 1994 and 1993 equal to 20% of annual compensation up to IRS limits. All participants are fully vested in their contributions. There are no employer contributions under the Plan. Administrative expenses for the Plan are paid by the Company.

STOCK OPTIONS

  1991 Stock Option Plan. The Company has reserved 3,000,000 shares of Common Stock for issuance upon the exercise of options held by employees and directors pursuant to the 1991 Stock Option Plan (the "1991 Plan") which will terminate upon the consummation of the Offering. As of April 30, 1995, 198,039 shares of Common Stock had been issued upon exercise of options, 2,568,889 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $4.97 (of which options for 1,028,320 shares of Common Stock are exercisable with a weighted average exercise price of $1.97) and 233,072 shares remained available for future grant under the 1991 Plan. Upon termination of the 1991 Plan, no future option grants will be awarded under this plan.

  Options may be exercised during the term of the option by payment in cash or in the form of Common Stock, provided that such Common Stock has been held by the participant for at least six months. Following the consummation of this Offering, there will be no restrictions under the terms of the 1991 Plan on the transfer of shares acquired upon the exercise of stock options issued under the 1991 Plan, although any such shares may be subject to transfer restrictions under applicable federal or State securities laws. See "Shares Available for Future Sale."

  1995 Incentive Plan. The Board of Directors has adopted, and the shareholders have approved the 1995 Incentive Plan (the "1995 Plan"). The 1995 Plan will take effect upon the consummation of the Offering. The 1995 Plan permits the grant of options to purchase shares of Common Stock from the Company, stock appreciation rights ("SARs"), Stock Awards and Incentive Awards.

  The Compensation Committee (the "Committee") administers the 1995 Plan. The Committee has the authority to select the individuals who will participate in the 1995 Plan ("Participants") and to grant Options and SARs and to make Stock Awards and Incentive Awards upon such terms (not inconsistent with the terms of the 1995 Plan), as the Committee considers appropriate.

  The Committee may delegate its authority to administer the 1995 Plan to an officer of the Company. The Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934. As used in this summary, the term "Administrator" means the Committee and any delegate, as appropriate.

  Any employee of the Company or any subsidiary and any person who provides services to the Company or a subsidiary is eligible to participate in the 1995 Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a subsidiary.

  Options granted under the 1995 Plan may be incentive stock options ("ISOs") or nonqualified stock options. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 85% of the shares' fair market value on the date of grant. The option price may be paid in cash, with shares of Common Stock, or both. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed ten years in the case of an ISO. Options generally will be nontransferable except by will or the laws of descent and distribution. The Administrator may prescribe that options may be transferred without consideration to members of the Participant's immediate family, a family trust or a family partnership or as permitted under Rule 16b-3, as in effect from time to time.

  SARs generally entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The 1995 Plan provides that the Administrator may prescribe that the Participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Administrator may limit the amount of appreciation that may be realized upon the exercise of an SAR.

  SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

  The 1995 Plan also permits the grant of Stock Awards, which are shares of Common Stock. A Stock Award may be subject to forfeiture or nontransferable or both unless and until certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. A Stock Award that is not immediately vested and nonforfeitable will be restricted for a period of at least three years; provided, however, that the period shall be at least one year in the case of a Stock Award that is subject to objectives based on one or more of the foregoing performance criteria.

  Incentive Awards also may be granted under the 1995 Plan. An Incentive Award is an opportunity to earn a bonus, payable in cash, upon the attainment of stated performance objectives. The performance objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. The period in which the performance will be measured will be at least one year. Incentive Awards are nontransferable except by will or the laws of descent and distribution except that the Administrator may grant Incentive Awards that are transferable as permitted under Rule 16b-3, as in effect from time to time.

  Under the 1995 Plan, a maximum of 1,000,000 shares of Common Stock may be issued upon the exercise of options and SARs and the grant of Stock Awards. These limitations will be adjusted, as the Administrator determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events.

  The 1995 Plan terminates in 2005. The Board may, without further action by shareholders, terminate or suspend the 1995 Plan in whole or in part prior to 2005. The Board also may amend the 1995 Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the 1995 Plan, changes the class of individuals who may be selected to participate in the 1995 Plan or materially increases the benefits that may be provided under the 1995 Plan will become effective until it is approved by shareholders.

  Other Options. In addition to options issued under the 1991 Stock Option Plan, the Company issued 15,000 options to three of its four Non-Affiliate Directors (see "--Compensation of Directors") and 25,000 options to a non-affiliate who helped in arranging a placement of Series C Preferred Stock. Each of these grants have a $7.13 exercise price and vest over 36 equal monthly installments. As of April 30, 1995, of these 70,000 options, options for 15,679 shares of Common Stock are exercisable with a weighted average exercise price of $7.13.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of Common Stock as of the date of this Offering and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, (iv) the Selling Stockholder and
(v) all current directors and Named Executive Officers as a group. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person or entity.

                           BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING (1)                         AFTER OFFERING
                          ----------------------------   NUMBER OF   --------------------------
                           NUMBER OF                    SHARES BEING  NUMBER OF
  NAME OF STOCKHOLDER        SHARES           PERCENT     OFFERED      SHARES          PERCENT
  -------------------     --------------     ---------  ------------ -------------    ---------
WorldCorp...............      10,644,273(2)         88%  1,050,000       9,594,273(2)        65%
 13878 Park Center Road
 Suite 490
 Herndon, Virginia 22071
Knight-Ridder, Inc......         771,389             7%        --          771,389            5%
 1 Herald Plaza
 Miami, Florida 33132
William F. Gorog(3).....         469,409(4)          4%        --          469,409            3%
John C. Backus, Jr. ....         241,122(5)          2%        --          241,122            2%
Scott A. Corzine........          36,034(6)          *         --           36,034            *
Thomas A. Cramer........          15,914(7)          *         --           15,914            *
T. Coleman Andrews, III.          11,500(8)          *         --           11,500            *
Patrick F. Graham.......           2,199(9)          *         --            2,199            *
Ross Jones..............             --              *         --              --             *
Geoffrey S. Rehnert.....           2,199(9)          *         --            2,199            *
L. William Seidman......           1,831(10)         *         --            1,831            *
Directors and Named
 Executive Officers as a
 Group (9 persons)......         780,208(11)         6%                    780,208            5%

- --------
 (1) Reflects conversion or redemption of all of the Company's outstanding Preferred Stock concurrent with the consummation of this Offering.
 (2) Includes (i) 5,440,165 shares of Common Stock to be received concurrent with the consummation of this Offering in exchange for 5,204,082 shares of Series A Preferred Stock and 236,083 shares of Series C Preferred Stock and (ii) 446,429 shares of Common Stock issuable upon the exercise of Warrants.
 (3) Does not include 10,644,273 shares of Common stock held by WorldCorp, of which Mr. Gorog serves as chairman of the board. Mr. Gorog disclaims beneficial ownership of such shares.
 (4) Includes 388,197 shares issuable upon the exercise of options exercisable through August 1, 1995.
 (5) Includes 241,122 shares of Common Stock issuable upon the exercise of options exercisable through August 1, 1995.
 (6) Includes 36,034 shares of Common Stock issuable upon the exercise of options exercisable through August 1, 1995.
 (7) Includes 15,914 shares of Common Stock issuable upon the exercise of options exercisable through August 1, 1995.
 (8) Does not include 10,644,273 shares of Common Stock held by WorldCorp, of which Mr. Andrews serves as chief executive officer, president and director. Mr. Andrews disclaims beneficial ownership of such shares. Additionally, Mr. Andrews is the beneficial owner of 5% of the outstanding shares of WorldCorp.
 (9) Includes 2,199 shares of Common Stock issuable upon the exercise of options exercisable through August 1, 1995.
(10) Includes 1,831 shares of Common Stock issuable upon exercise of options exercisable through August 1, 1995.
(11) Includes 689,695 shares of Common Stock issuable upon exercise of options exercisable through August 1, 1995.
   * Less than 1%.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company has operated since 1992 as a majority-owned subsidiary of WorldCorp, the Selling Stockholder. The chairman of the board of WorldCorp serves as the Chief Executive Officer and Chairman of the Board of the Company. The president of WorldCorp serves on the Company's Board of Directors and three other members of the WorldCorp board of directors also serve on the Board of Directors of the Company.

  Since 1990, through a series of equity investments and interest-bearing loans, WorldCorp has provided the most significant portion of the Company's capital investment.

  During 1992, WorldCorp loaned $1.25 million to the Company for working capital purposes under a line of credit facility collateralized by 8,300 ScanFone terminals. Additionally during 1992, WorldCorp loaned $500,000 to the Company under a short-term borrowing agreement for working capital purposes. During 1992, WorldCorp received approximately $102,000 of interest expense related to these borrowings. WorldCorp converted these borrowings to 1,750 shares of Series B Preferred Stock on December 31, 1992.

  During the fourth quarter of 1992, WorldCorp advanced the Company $2.0 million and agreed to advance an additional $0.8 million in January 1993. In 1992, WorldCorp received 2,800 shares of Series B Preferred Stock in exchange for the $2.8 million of outstanding indebtedness. In connection with this purchase of Series B Preferred Stock, the Company granted WorldCorp the exclusive right to certain technology developed by the Company. On August 1, 1994 WorldCorp relinquished its rights to this technology as part of the Company's sale of its electronic banking operations.

  In 1993, WorldCorp advanced an additional $2.6 million of short-term debt to the Company at an interest rate of 7.5%. On April 1, 1993, the Company exercised its option to convert this loan into 2,551 shares of Series B Preferred Stock. The Company paid WorldCorp approximately $25,000 in interest relating to this 7.5% Note. During 1993, WorldCorp purchased an additional 449 shares of Series B Preferred Stock for $449,000. In August 1994, the Company redeemed 3,250 shares of WorldCorp's Series B Preferred Stock for $3.25 million with proceeds from the sale of its bill pay operations.

  In June 1993, WorldCorp advanced $3.5 million to the Company in the form of a long-term note due on the date of any public sale of equity securities aggregating $3.0 million plus the outstanding principal amount on the note. The note granted WorldCorp 271,429 Warrants to purchase common stock at $4.00 per share. In connection with this loan, the Company agreed to issue 200,000 additional Warrants to purchase common stock at $4.00 per share. The Company issued these Warrants during 1994. WorldCorp transferred 25,000 of its Warrants in February 1995 to Mr. Charles B. Ganz, a private investment manager and beneficial owner of 10% of WorldCorp common stock, who facilitated Knight-Ridder's investment in the Company. The note had a variable interest rate until February 28, 1994, when the interest rate on the loan was fixed at an annual rate of 14%. As of March 31, 1995, the Company had paid WorldCorp approximately $800,000 in interest expense relating to this Loan. This loan and accrued interest will be repaid with part of the proceeds of the Offering. See "Use of Proceeds."

  The Company subleased between 4,000 and 8,000 square feet of office space from WorldCorp on a month-to-month basis prior to November 1994. Payments to WorldCorp relating to the lease totaled approximately $71,000, $138,000 and $92,000 in 1992, 1993 and 1994, respectively, and approximated WorldCorp's cost to lease the space. In November 1994, the Company terminated its lease with WorldCorp. During 1994, the Company entered into a three-year capital lease with WorldCorp for telephone equipment. Payments to WorldCorp under this lease totalled approximately $5,000 in 1994. WorldCorp also pays certain of the Company's personnel costs, including salary, benefits, business, and other related costs, for which the Company was billed at cost. During 1992, 1993 and 1994, the Company paid WorldCorp approximately $790,000, $500,000 and $103,000, respectively, related to these arrangements. Pursant to an oral agreement, WorldCorp provides the Company with certain administrative services for which the aggregate annual payments are approximately $60,000.

  The Company's Chairman of the Board and Chief Executive Officer was a member of the board of directors of VeriFone, the Company's primary supplier of the terminal components, until August 1993. During 1992, 1993 and 1994, the Company's purchases from this supplier totalled approximately $2.4 million, $2.8 million and $32,000, respectively. Interest expense related to product financing arrangements was $59,000, $164,000 and $0 in 1992, 1993 and 1994, respectively. Amounts due under product financing arrangements and trade payables to the supplier were converted to 465,180 shares of Series C Preferred Stock on December 21, 1993.

  In 1993, the Company agreed to purchase 25,000 PhonePlus smart telephones from VeriFone for approximately $5.75 million plus an additional $75,000 to offset associated research and development costs. Following the Company's sale of its electronic bill payment operations to Visa in August 1994, the Company and VeriFone amended this agreement whereby the Company made a prepayment of $230,000 for 1,000 PhonePlus terminals and agreed to purchase an additional 2,000 PhonePlus terminals for $460,000. The Company also purchased all of the shares of Series C Preferred Stock held by VeriFone at $7.13 per share and paid approximately $182,707 in accumulated dividends. The aggregate amount paid included $2.4 million in cash and a $1.1 million 7.5% unsecured note.

  Each of the transactions with VeriFone were negotiated on an arms-length basis between the parties and were concluded on what the Company believes to be terms no less favorable than would have been obtained had the transactions been entered into with non-affiliated third parties.

  Peter Costello, Vice President--Consumer Products Development, has been an officer of the company since January, 1995. Prior to that time, he provided consulting services to US Order through his company, Melody Design Corporation, which received approximately $174,000 from US Order during 1994.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, the Company has approximately 25 stockholders of record. Upon completion of the Offering, the Company will have outstanding 14,406,096 shares of Common Stock. Of this amount, the 3,850,000 Shares sold in this Offering and 30,771 shares held by non-affiliates of the Company will be freely transferable and may be resold without further registration under the Securities Act. The holders of the remaining 10,525,325 shares will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. Substantially all of the remaining 10,525,325 shares are held by stockholders with the right to require the Company to register these shares and the Company has agreed to register certain other shares under a "shelf registration" pursuant to Rule 415 under the Act. Additionally, as of April 30, 1995, the Company had outstanding 471,429 Warrants at a weighted average exercise price of $4.00 and options to purchase 2,638,889 shares of Common Stock at a weighted average exercise price of $5.03, of which options for 1,043,998 shares of Common Stock were exercisable as of April 30, 1995 at a weighted average exercise price of $2.05. See "Management--Stock Options". Shares issued pursuant to exercise of the Warrants will be subject to a registration rights agreement obligating the Company to effect registration of such shares. The Company intends to register shares that may be issued upon the exercise of options, and accordingly such shares, unless held by an affiliate, will be freely transferrable without further registration. On April 6, 1995, in accordance with the Company's strategic alliance agreement with Colonial Data, the Company and Colonial Data entered into an agreement whereby the Company has agreed to exchange 230,000 shares of Common Stock for shares of common stock of Colonial Data with an equivalent fair market value. Such exchange will be consummated upon the closing of the Offering. The agreement also provides for the Company and Colonial Data to exchange an additional $3.0 million in fair market value of each other's common stock in April 1996. Such shares of Common Stock to be issued to Colonial Data are subject to registration rights obligating the Company to effect registration of such shares. Colonial Data will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. See "Business-- Telecommunications/Network Services--US Order's Telecommunications Strategy."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of 1% of the then-outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these two- and three-year holding period requirements.

  The availability of shares for sale or actual sales under Rule 144 or otherwise may have an adverse effect on the market price of the Common Stock. Sales under Rule 144 or otherwise also could impair the Company's ability to market additional equity securities. The Company has agreed, however, not to issue, and all directors and executive officers of the Company have agreed not to resell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Selling Stockholder has agreed not to resell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for 270 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock") of which 14,406,096 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable.

  The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter), but the Company's Board of Directors is classified, which means that the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class. Under Delaware law, WorldCorp will be able to approve certain actions by written consent without a meeting of the stockholders of US Order.

  The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

  Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

  The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. The Company may enter into bank credit agreements which include financial covenants restricting the payment of dividends. Additionally, WorldCorp is subject to two indentures under which it has agreed to cause US Order not to pay dividends on capital stock under certain limited circumstances. See "Dividend Policy."

PREFERRED STOCK

  The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

  The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

FORMER PREFERRED STOCK

  Immediately prior to the consummation of the Offering, the Company had 5,204,082 shares of Series A Preferred Stock, 4,300 shares of Series B Preferred Stock and 1,147,725 shares of Series C Preferred Stock issued and outstanding. Concurrent with the Offering, the Company will convert the Series A and Series C Preferred Stock into Common Stock and will redeem the Series B Preferred Stock. After the redemption and conversion of the Series A, Series B and Series C Preferred Stock, no shares of Preferred Stock will be outstanding.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

  Delaware Anti-takeover Law. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

  Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under the General Corporation Law of the State of Delaware, in the case of corporation having a classified Board of Directors, the stockholders may remove a director only for cause. The Company's Certificate of Incorporation and Bylaws so provide. These provisions, when coupled with provisions of the Company's Certificate of Incorporation and Bylaws authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

  Special Meetings of Stockholders; Action By Consent. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board or at the request in writing of a majority of the Board of Directors of the Company. The Company's Bylaws also provide that any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote upon the written consent of the minimum number of stockholders necessary to authorize such action.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of the meeting. The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston, Canton, Massachusetts.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholder have agreed to sell to the Underwriters, and each of the Underwriters, for whom Salomon Brothers Inc, First Albany Corporation and L. H. Friend, Weinress, Frankson & Presson, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholder, the number of shares set forth opposite its name below.

              UNDERWRITER                                       NUMBER OF SHARES
              -----------                                       ----------------
      Salomon Brothers Inc.....................................    1,155,000
      First Albany Corporation.................................      808,500
      L.H. Friend, Weinress, Frankson & Presson, Inc. .........      346,500
      Oppenheimer & Co., Inc. .................................      231,000
      Prudential Securities Incorporated.......................      231,000
      Robertson, Stephens & Company, L.P. .....................      231,000
      Allen & Company Incorporated.............................      154,000
      Tucker Anthony Incorporated..............................      154,000
      Wheat, First Securities, Inc. ...........................      154,000
      Crowell, Weedon & Co. ...................................       77,000
      Needham & Company, Inc. .................................       77,000
      Pennsylvania Merchant Group Ltd..........................       77,000
      Punk, Ziegel & Knoell, L.P. .............................       77,000
      Scott & Stringfellow, Inc. ..............................       77,000
                                                                   ---------
          Total................................................    3,850,000
                                                                   =========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the 3,850,000 shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below), if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.62 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the initial offering, the public offering price and such concessions may be changed.

  The Company and the Selling Stockholder have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 262,500 and 315,000 additional shares of Common Stock, respectively, (577,500 shares in the aggregate) at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment. In the event that the Underwriters exercise less than their full over-allotment option, the number of shares to be sold pursuant thereto by each of the Company and the Selling Stockholder shall be allocated in proportion to the number of such person's shares subject to such option.

  The Company and the Selling Stockholder have agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock, except the shares of Common Stock offered hereby, for a period of 180 and 270 days, respectively, from the date of this Prospectus without the prior written consent of the Representatives; provided, however, that the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this Prospectus and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this Prospectus. Furthermore, all directors and executive officers of the Company have agreed that they will not offer, sell or contract to sell, or otherwise dispose of, or announce the offering of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representatives (other than shares disposed of as bona fide gifts or shares of Common Stock delivered to the Company in order to exercise, but not dispose of shares of Common Stock received pursuant to the exercise of, stock options pursuant to the terms of such stock options).

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

  In January and February 1995, a person affiliated with Scott & Stringfellow, Inc. and a person affiliated with Prudential Securities Incorporated purchased 5,000 and 7,000 shares of Common Stock, respectively, at $7.13 per share from an executive officer of the Company. Although the parties involved have stated that such sales and purchases were not made in contemplation of the Offering, under applicable rules of the National Association of Securities Dealers, Inc., Scott & Stringfellow, Inc. and Prudential Securities Incorporated may be deemed to have received underwriting compensation in connection with the Offering on account of these transactions. The purchasers have agreed that they will not offer, sell or contract to sell, or otherwise dispose of, such shares of Common Stock for a period of one year following completion of the Offering.

  Prior to this offering there has been no public market for the Common Stock. The price to public for the Common Stock has been determined by negotiation between the Company and the Representatives and is based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, and the related financial statement schedule included herein and in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement"), pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, for the registration of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  As a result of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                   GLOSSARY

  ADJUNCT is an auxiliary device connected to a telephone line. For example, a Caller ID adjunct is a device with a small screen to display the number of the incoming caller.

  ACCESS DEVICE is a device which allows a user to interact with a host system. Access devices such as smart telephones can be used to obtain information, transmit information or communications and initiate transactions.

  ADMS OR ACCESS DEVICE MESSAGING STANDARD is a standard established by Visa Interactive to define the communication protocol for use between Visa Interactive's host and a remote device such as a personal computer, smart telephone or voice response unit. It is designed primarily to facilitate electronic banking and bill payment.

  ADSI OR AN ANALOG DISPLAY SERVICES INTERFACE is a Bellcore standard defining a protocol on the flow of information between something (a switch, a voice mail system, a service bureau) and a subscriber's telephone, personal computer, data terminal, smart telephone or other communicating device with a screen.

  AUDIO RESPONSE UNIT is a device which translates computer output into spoken voice. These devices process calls based on the caller's input, information received from a host data base and information carried with the incoming call (e.g., time of day). ARUs are used to increase the number of information calls handled and to provide consistent quality in information retrieval.

  CALLER ID is a service which displays information about the incoming call (including the number and directory name of the caller as well as the time and date of the call) on a display screen located on the telephone or on a unit connected to the telephone.

  CLASS OR CUSTOM LOCAL AREA SIGNALING SERVICES are services, available from most local exchange carriers, which provide a variety of ways to set up and manage telephone calls by using the intelligence of the local telephone switch. These services can be accessed by entering codes on a standard touch-tone telephone keypad. Some of these services, such as Caller ID, require the customer to use special equipment. Services currently offered include customer originated trace, selective call rejection, distinctive ringing, distinctive call waiting, selective call forwarding, selective call acceptance, automatic callback, cancel call waiting, and speed calling.

  DES OR DATA ENCRYPTION STANDARD is an algorithm for encrypting (coding) data for security purposes.

  DSP OR DIGITAL SIGNAL PROCESSOR is a specialized computer chip designed to perform operations on analog signals (e.g. voice) that have been converted to digital format. DSP chips also can perform the same mathematical computations and control functions performed by the general-purpose microprocessors commonly found in personal computers. DSP chips used in smart telephones can be programmed to process voice and data signals and interface with both audio and visual outputs.

  DTMF OR DUAL TONE MULTI-FREQUENCY is a term describing push button or touch-tone dialing. In DTMF, when you touch a button on a pushbutton pad, it makes a tone, actually a combination of two tones, one high frequency and one low frequency, thus the name Dual Tone Multi Frequency.

  EBMS OR ELECTRONIC BANKING MESSAGING STANDARD is a standard established by Visa Interactive to define the communication protocol and message formats for use between Visa Interactive's host and a Visa member institution to support electronic home banking.

  HOME BANKING is the exchange of financial information or execution of financial transactions between a customer and a financial institution using an access device whose location is determined by the customer (typically at a home or office).

  ELECTRONIC BILL PAYMENT is bill payment system that accepts bill payment orders from a customer through an access device and executes those payment instructions.

  EPAY is the Visa payment system for the electronic execution of customer bill payment transactions. This system supports debiting the customer account, crediting the biller account, and providing the biller with information to post customer account payments.

  HOST is an intelligent server attached to a communication network. In a transaction processing system the host manages the data flow between access devices, itself and other systems. The host also processes information and transactions sent to it by the access devices of other systems.

  INDEPENDENT is a local exchange carrier not formerly owned by AT&T, such as GTE.

  INTEGRATED CALLER ID ON CALL WAITING is a service that integrates Caller ID information for incoming calls on Call Waiting enabling a subscriber to identify a caller while otherwise using the telephone.

  INTELLIGENT NETWORK is a network that allows functionality to be distributed flexibly at a variety of nodes on and off the network and allows the architecture to be modified to control the services; an advanced network concept that is envisioned to offer such things as (i) distributed call-processing capabilities across multiple network modules, (ii) real-time authorization code verification, (iii) one-number services, and (iv) flexible private network services (including (a) reconfiguration by subscriber, (b) traffic analyses, (c) service restrictions, (d) routing control, and (e) data on call histories).

  INTERACTIVE APPLICATION is a service which allows a customer to obtain information, transmit information or communications, and initiate transactions through an access device.

  INTERACTIVE SOLUTION is a system which delivers interactive services to a customer efficiently and economically.

  ISO 9000 is a set of standards for quality assurance published by the International Standards Organization.

  LEC OR LOCAL EXCHANGE CARRIER is the company operating the local switch which connects a residential telephone customer to the telephone network. Commonly known as the local telephone company.

  QWERTY is a standard typewriter keyboard. The left side top row of letter keys on the keyboard spell QWERTY. In reality, the last "standard" keyboard was IBM's Selectric keyboard.

  RBOCS are the regional Bell operating companies formed following the breakup of AT&T. The seven RBOCs are Ameritech Communications Inc., Bell Atlantic Corp., BellSouth Corp. Telecommunications, NYNEX Corp., Southwestern Bell Corporation, Pacific Telesis Group and U S WEST, Inc.

  SMART TELEPHONE is an access device which adds computing to a telephone. In addition to standard telephone features, smart telephones incorporate a display screen and a variety of user input devices, including QWERTY keyboards and card readers. Smart telephones combine some of the functionality of high-end telephones, personal organizers and Caller ID display devices in an easy-to-use package.

  TRANSACTION PROCESSING SYSTEM See Host.

  VOICE RECOGNITION is the ability of a computer to understand human speech.

  VRU OR VOICE RESPONSE UNIT is an access device which uses a standard touch-tone telephone as the user interface. A VRU converts digital information to audio format for presentation to the user and interprets the signals from the touch-tone keypad. Advanced VRU systems also interpret voice signals from the user (also known as voice recognition). Common applications of simple voice response technology include electronic banking and voice mail systems.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Audited Financial Statements
  Independent Auditors' Report............................................  F-2
  Balance Sheets as of December 31, 1993 and 1994.........................  F-3
  Statements of Operations for the Years Ended December 31, 1992, 1993 and
   1994...................................................................  F-4
  Statements of Changes in Stockholders' Equity (Deficit) for the Years
   Ended December 31, 1992, 1993 and 1994.................................  F-5
  Statements of Cash Flows for the Years Ended December 31, 1992, 1993 and
   1994...................................................................  F-6
  Notes to Financial Statements...........................................  F-7
Unaudited Financial Statements
  Condensed Balance Sheet as of March 31, 1995............................ F-19
  Condensed Statements of Operations for the Three Months Ended March 31,
   1994
   and 1995............................................................... F-20
  Condensed Statements of Cash Flows for the Three Months Ended March 31,
   1994
   and 1995............................................................... F-21
  Notes to Condensed Financial Statements................................. F-22

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
US Order, Inc.:

  We have audited the accompanying balance sheets of US Order, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994. In connection with our audits of the financial statements, we also have audited the related financial statement schedule as listed in Item 16(b) herein. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Order, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Washington, D.C.
January 20, 1995, except as to
 note 4(b), which is as of
 February 16, 1995, and note 13,
 which is as of April 6, 1995

                                 US ORDER, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1993 AND 1994

                      ASSETS                             1993          1994
                      ------                         ------------  ------------
Current assets:
 Cash and cash equivalents.........................  $  3,443,967     2,567,838
 Accounts receivable, net of allowance for doubt-
  ful accounts of $45,500 and $34,400 in 1994 and
  1993, respectively...............................        63,226       442,379
 Prepaid expenses (note 4).........................        36,058       293,164
                                                     ------------  ------------
   Total current assets............................     3,543,251     3,303,381
                                                     ------------  ------------
Assets held for sale (note 4)......................     1,274,730       316,140
                                                     ------------  ------------
Property and equipment (notes 4 and 12):
 Terminals.........................................     2,124,913     1,873,033
 Terminal components...............................       240,000           --
 Computer equipment................................     1,489,104       560,591
 Furniture and fixtures............................        69,241        72,591
 Leasehold improvements............................        13,927        39,250
                                                     ------------  ------------
   Total property and equipment....................     3,937,185     2,545,465
 Less accumulated depreciation and amortization....    (1,061,659)   (1,338,819)
                                                     ------------  ------------
   Net property and equipment......................     2,875,526     1,206,646
                                                     ------------  ------------
   Total assets....................................  $  7,693,507     4,826,167
                                                     ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses.............       858,803     1,191,430
 Accrued wages and taxes payable...................       278,276       192,997
 Deferred contract fees............................       174,000           --
 Due to affiliates (note 4)........................       199,699       209,168
 Obligations under capital leases--current in-
  stallments (note 12).............................       233,205        81,746
                                                     ------------  ------------
   Total current liabilities.......................     1,743,983     1,675,341
Obligations under capital leases, net of current
 installments (note 12)............................       731,491       182,978
Notes payable to affiliates (notes 4, 5 and 8).....     3,500,000     4,632,570
Other payables.....................................           --         16,964
                                                     ------------  ------------
   Total liabilities...............................     5,975,474     6,507,853
                                                     ------------  ------------
Series B redeemable, nonvoting preferred stock,
 $.001 par value; authorized 10,000 shares; issued
 and outstanding 7,550 and 4,300 shares in 1993 and
 1994, respectively (redeemable at $1,000 per share
 plus accrued but unpaid dividends through March
 30, 1998; liquidation preference of $7,567,302 and
 $4,783,105 in 1993 and 1994, respectively) (notes
 4 and 6)..........................................     7,567,302     4,783,105
                                                     ------------  ------------
Stockholders' equity (deficit) (notes 4, 7, 8 and
 13):
 Series A convertible preferred stock, $0.001 par
  value; authorized 6,000,000 shares; issued and
  outstanding 5,204,082 shares in 1993 and 1994
  (liquidation preference of $7,209,267 and
  $7,703,655 in 1993 and 1994, respectively).......         5,204         5,204
 Series C convertible preferred stock, $0.001 par
  value; authorized 5,000,000 shares; issued and
  outstanding 1,683,031 and 1,147,725 shares in
  1993 and 1994, respectively (liquidation prefer-
  ence of $13,833,316 and $10,195,491 in 1993 and
  1994,respectively)...............................         1,683         1,148
 Common stock, $0.001 par value; authorized
  30,000,000 shares; issued and outstanding
  5,000,000 and 5,120,789 shares in 1993 and 1994,
  respectively.....................................         5,000         5,121
 Additional paid-in capital........................    16,817,135    12,489,226
 Receivable from sale of stock (note 8)............    (2,500,000)   (2,500,000)
 Accumulated deficit...............................   (20,178,291)  (16,465,490)
                                                     ------------  ------------
   Total stockholders' equity (deficit)............    (5,849,269)   (6,464,791)
                                                     ------------  ------------
Commitments and contingencies (notes 3, 4, 6, 7, 8,
 9 and 12)
   Total liabilities and stockholders' equity (def-
    icit)..........................................  $  7,693,507     4,826,167
                                                     ============  ============

                See accompanying notes to financial statements.

                                 US ORDER, INC.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                             1992         1993         1994
                                          -----------  -----------  -----------
Revenue:
  Service fees..........................  $    48,766      882,716    1,341,096
  Miscellaneous revenue.................       13,770       21,794       90,745
                                          -----------  -----------  -----------
    Total revenue.......................       62,536      904,510    1,431,841
                                          -----------  -----------  -----------
Cost of revenue.........................      125,904      907,927    1,012,601
                                          -----------  -----------  -----------
    Gross margin........................      (63,368)      (3,417)     419,240
                                          -----------  -----------  -----------
Operating expenses:
  Research and development..............      684,795      963,694    1,769,029
  Advertising and promotion.............    1,317,697    1,569,282      847,334
  General and administrative (note 7)...    4,058,441    6,470,474    7,968,046
  Write-down of terminals and terminal
   components (note 4)..................      430,420    1,535,833          --
                                          -----------  -----------  -----------
    Total operating expenses............    6,491,353   10,539,283   10,584,409
                                          -----------  -----------  -----------
    Operating loss......................   (6,554,721) (10,542,700) (10,165,169)
                                          -----------  -----------  -----------
Other income (expense):
  Gain on sale of electronic banking and
   bill pay operations (note 9).........          --           --    14,523,217
  Interest income.......................       13,784        6,236       71,635
  Interest expense (notes 4, 5 and 8)...     (264,743)    (736,452)    (649,653)
  Other income, net.....................          --        48,252        2,771
                                          -----------  -----------  -----------
    Total other income (expense)........     (250,959)    (681,964)  13,947,970
                                          -----------  -----------  -----------
    Income (loss) before income taxes...   (6,805,680) (11,224,664)   3,782,801
Income tax expense (note 11)............          --           --        70,000
                                          -----------  -----------  -----------
    Net income (loss)...................   (6,805,680) (11,224,664)   3,712,801
Preferred dividend requirement (note 2).     (391,950)  (1,042,823)  (1,894,582)
                                          -----------  -----------  -----------
    Net income (loss) applicable to com-
     mon stockholders...................  $(7,197,630) (12,267,487)   1,818,219
                                          ===========  ===========  ===========
Net income (loss) per common share......  $     (1.18)       (2.01)         .28
                                          ===========  ===========  ===========
Shares used for computation.............    6,089,979    6,089,979    8,243,436
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                                 US ORDER, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                       SERIES A         SERIES C
                     CONVERTIBLE      CONVERTIBLE
                   PREFERRED STOCK  PREFERRED STOCK      COMMON STOCK   ADDITIONAL   RECEIVABLE
                   ---------------- -----------------  ----------------   PAID-IN     FROM SALE   ACCUMULATED
                    SHARES   AMOUNT  SHARES    AMOUNT   SHARES   AMOUNT   CAPITAL     OF STOCK      DEFICIT        TOTAL
                   --------- ------ ---------  ------  --------- ------ -----------  -----------  ------------  ------------
Balance at Decem-
 ber 31, 1991....  2,411,511 $2,412       --   $  --   5,000,000 $5,000 $ 2,533,425  $       --   $ (2,147,947) $    392,890
 Sale of pre-
  ferred stock,
  $1.0116 per
  share..........  2,767,893  2,767       --      --         --     --    2,797,232          --            --      2,799,999
 Net loss........        --     --        --      --         --     --          --           --     (6,805,680)   (6,805,680)
 Series B
  redeemable
  preferred stock
  accumulated
  dividends......        --     --        --      --         --     --      (20,260)         --            --        (20,260)
                   --------- ------ ---------  ------  --------- ------ -----------  -----------  ------------  ------------
Balance at Decem-
 ber 31, 1992....  5,179,404  5,179       --      --   5,000,000  5,000   5,310,397          --     (8,953,627)   (3,633,051)
 Sale of pre-
  ferred stock...     24,678     25   726,967     727        --     --    5,207,521          --            --      5,208,273
 Conversion of
  debt and other
  liabilities to
  preferred
  stock..........        --     --    605,433     605        --     --    4,316,128          --            --      4,316,733
 Issuance of
  preferred stock
  for advertising
  credits........        --     --    350,631     351        --     --    2,499,649   (2,500,000)          --            --
 Series B
  redeemable
  preferred stock
  accumulated
  dividends......        --     --        --      --         --     --     (516,560)         --            --       (516,560)
 Net loss........        --     --        --      --         --     --          --           --    (11,224,664)  (11,224,664)
                   --------- ------ ---------  ------  --------- ------ -----------  -----------  ------------  ------------
Balance at Decem-
 ber 31, 1993....  5,204,082  5,204 1,683,031   1,683  5,000,000  5,000  16,817,135   (2,500,000)  (20,178,291)   (5,849,269)
 Sale of common
  stock..........        --     --        --      --     120,789    121     136,800          --            --        136,921
 Redemption of
  preferred
  stock..........        --     --   (381,309)   (381)       --     --   (2,718,353)         --            --     (2,718,734)
 Redemption of
  preferred stock
  through
  issuance of
  note payable...        --     --   (153,997)   (154)       --     --   (1,097,846)         --            --     (1,098,000)
 Dividends paid--
  Series C, $.64
  per share......        --     --        --      --         --     --     (182,707)         --            --       (182,707)
 Series B
  redeemable
  preferred stock
  accumulated
  dividends......        --     --        --      --         --     --     (465,803)         --            --       (465,803)
 Net income......        --     --        --      --         --     --          --           --      3,712,801     3,712,801
                   --------- ------ ---------  ------  --------- ------ -----------  -----------  ------------  ------------
Balance at Decem-
 ber 31, 1994....  5,204,082 $5,204 1,147,725  $1,148  5,120,789 $5,121 $12,489,226  $(2,500,000) $(16,465,490) $ (6,464,791)
                   ========= ====== =========  ======  ========= ====== ===========  ===========  ============  ============


                See accompanying notes to financial statements.

                                 US ORDER, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                             1992         1993         1994
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $(6,805,680) (11,224,664)   3,712,801
 Adjustments to reconcile net income
  (loss) to net cash used by operating
  activities:
 Depreciation and amortization..........      219,339      796,433      748,986
 Write-down of terminals and terminal
  components............................      430,420    1,535,833          --
 Gain on sale of assets.................          --      (139,730)      (2,771)
 Gain on sale of bill pay operations....          --           --   (14,523,217)
 Deferred interest expense on note pay-
  able to affiliate.....................          --           --        34,570
 Loss on debt extinguishment............          --        91,478          --
 Changes in certain assets and
  liabilities, net of effects of non-
  cash transactions:
   Increase in accounts receivable......      (12,097)     (41,332)    (379,153)
   Increase in prepaid expenses.........      (25,635)      (1,724)    (257,106)
   Increase (decrease) in accounts pay-
    able and accrued expenses...........      821,162     (124,474)     414,354
   (Decrease) increase in accrued wages
    and taxes payable...................      118,769      114,392      (85,279)
   (Decrease) increase in deferred con-
    tract fees..........................          --       174,000     (174,000)
   Increase in other accounts payable...          --           --        16,964
   (Decrease) increase in due to affili-
    ates................................      (45,375)   1,600,963        9,469
                                          -----------  -----------  -----------
  Net cash used by operating activi-
   ties.................................   (5,299,097)  (7,218,825) (10,484,382)
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Purchases of property and equipment....   (1,261,215)  (3,055,604)    (314,420)
 Proceeds from sale of bill pay opera-
  tions, net............................          --           --    14,645,101
 Sales or maturities of short-term in-
  vestments.............................       79,386          --           --
 Proceeds from sale of terminals and
  terminal components...................          --     1,368,187    1,455,773
                                          -----------  -----------  -----------
  Net cash provided (used) by investing
   activities...........................   (1,181,829)  (1,687,417)  15,786,454
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from issuance of debt.........          --     7,051,000          --
 Proceeds from issuance of common stock.          --           --       136,921
 Proceeds from issuance of convertible
  preferred stock.......................    2,799,999    5,208,273          --
 Proceeds from the issuance of redeem-
  able preferred stock..................    3,750,000    1,249,000          --
 Payments for redemption of redeemable
  preferred stock.......................          --           --    (3,250,000)
 Payments for redemption of convertible
  preferred stock.......................          --           --    (2,718,734)
 Principal payments under capital lease
  obligations...........................      (84,280)    (181,868)    (163,681)
 Payments under product financing agree-
  ment..................................     (175,074)    (522,916)         --
 Payment of accumulated redeemable pre-
  ferred stock dividends................          --      (519,518)         --
 Payments of dividends on Series C pre-
  ferred stock..........................          --           --      (182,707)
                                          -----------  -----------  -----------
  Net cash (used) provided by financing
   activities...........................    6,290,645   12,283,971   (6,178,201)
                                          -----------  -----------  -----------
  (Decrease) increase in cash and cash
   equivalents..........................     (190,281)   3,377,729     (876,129)
Cash and cash equivalents, beginning of
 period.................................      256,519       66,238    3,443,967
                                          -----------  -----------  -----------
Cash and cash equivalents, end of peri-
 od.....................................  $    66,238    3,443,967    2,567,838
                                          ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for interest.  $   185,383      348,278      593,863
                                          ===========  ===========  ===========
Supplemental schedule of noncash financ-
 ing and investing activities:
 Capital lease obligations incurred for
  new equipment.........................  $   417,281      496,440      235,352
 Obligations incurred under product
  financing agreements for terminal
  components............................      974,331    1,253,141          --
 Conversion of debt to preferred stock..          --     3,551,000          --
 Redemption of convertible preferred
  stock through issuance of note pay-
  able..................................          --           --     1,098,000
 Capital lease and other obligations
  assumed by purchaser of bill pay
  operations............................          --           --       853,370
 Issuance of stock for amount of receiv-
  ables from investor...................      800,000          --           --
 Issuance of stock in exchange for
  cancellation of accounts payable and
  product financing payable.............          --     3,316,733          --
 Issuance of stock for advertising cred-
  its...................................          --     2,500,000          --
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                                US ORDER, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1992, 1993 AND 1994

(1) ORGANIZATION

  US Order, Inc. (the Company), a Delaware corporation, was established during 1990 and was a development stage enterprise from inception through 1993. The Company was organized to provide interactive applications (including home banking and home shopping) primarily to individual customers on a smart telephone. On August 1, 1994 the Company sold its electronic banking and bill pay operations (see note 9) to Visa International Service Association (Visa). As a result, the Company was designated as a "preferred provider" to supply certain of its interactive content, support services and smart phones to Visa's members, with Visa acting as a direct marketer and reseller. The Company also offers its interactive products and services to companies within the telecommunications industry.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 (b) Property and Equipment

  Property and equipment is stated at cost. Equipment under capital lease is stated at the lower of the present value of minimum lease payments at the beginning of the lease term or the estimated fair value of the equipment at the inception of the lease. The capitalized cost of terminal components acquired under product financing arrangements includes the present value of future product financing payments.

  Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of three to seven years. The Company begins depreciating terminals when they have been assembled and shipped to customers. Equipment held under capital lease is amortized using the straight-line method over the lease term or its estimated useful life, whichever is shorter.

 (c) Revenue Recognition

  The Company recognizes service fee revenue as the services are provided. Prior to the sale of its electronic banking and bill payment operations, the Company recognized transaction revenue upon the transmission of a customer order via a terminal.

 (d) Income Taxes

  Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 (Statement 109). The Company adopted Statement 109 effective January 1, 1992. Prior to January 1, 1992, the Company accounted for income taxes using the provisions of Statement of Financial Accounting Standards Statement No. 96. The implementation of Statement 109 did not result in any cumulative adjustment in the accompanying financial statements.

  Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                                US ORDER, INC.

 (e) Income (Loss) per Common Share

  Primary income (loss) per common share is computed by dividing net income
(loss), after deducting preferred stock dividend requirements, by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents are comprised of stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D, stock issued and stock options granted during the 12-month period preceding the date of the Company's planned initial public offering have been included in the calculation of weighted average shares of common stock and common stock equivalents outstanding for all periods using the treasury stock method based on the initial public offering price of $14.75 per share.

  The computation of fully diluted earnings per share includes all other shares of common stock that potentially may be issued as a result of conversion privileges. Any reduction of less than 3% in the aggregate has not been considered dilutive in the presentation of fully diluted earnings per share. For the years ended December 31, 1992, 1993 and 1994, the computations of fully diluted earnings per share were not dilutive.

  The Company had undeclared dividends on all Series of its preferred stock at December 31, 1993 and 1994. The accumulated unpaid dividends are deducted from net income or loss in order to calculate income or loss per common share. The preferred dividend requirements of $391,950, $1,042,823 and $1,894,582 for the years ended December 31, 1992, 1993 and 1994, respectively, include undeclared dividends for each of the respective years of $391,950, $523,305, and $1,711,875 or $.07, $.09 and $.21 per common share, respectively.

(3) OPERATING ENVIRONMENT

  The Company has generated operating losses since its inception. In the second half of 1994, the Company sold its electronic bill pay operations to Visa for approximately $15 million and a 72 month royalty obligation (see note 9 for additional information). The gain on this sale offset the operating loss incurred in 1994, resulting in net earnings of approximately $3.7 million in 1994. The Company is currently seeking additional equity financing as well as attempting to monetize certain of its assets, including its $2.5 million advertising credit. However, there can be no assurance that such financing will be obtained.

  The Company's interactive products and services are subject to the risks inherent in the marketing and development of new products. The market for the Company's products and services is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. In addition, the industry for these products and services is intensely competitive. The Company experiences direct competition from manufacturers of smart telephones and from high technology companies which develop software solutions and applications for interactive transaction processing and remote banking facilities management services. To date, the Company has generated limited revenues through the sale of its products and services and there can be no assurance as to what level of future royalties the Company will receive from Visa.

  In order for the Company to achieve positive operating results during 1995, it will need to successfully leverage its relationship with Visa as a preferred provider and identify alternative channels for its smart phone technology. The Company believes that the majority of banks which will be using Visa for various bill pay operations will utilize some form of the Company's services. In addition, in

                                US ORDER, INC.

January 1995, the Company signed a two-way exclusive strategic alliance with a leading manufacturer of Caller ID units, Colonial Data Technologies Corp. (Colonial Data), to jointly develop and distribute the Company's next generation of consumer telephones to the telecommunications industry.

  The Company believes that the combination of its existing cash balances and the operating and additional financing plans described above will be sufficient to allow the Company to meet its operating and capital requirements during 1995.

 (4) RELATED-PARTY TRANSACTIONS

 (a) Principal Supplier

  An officer and shareholder of the Company was a member of the board of directors of the Company's primary supplier of the terminal components until August 1993. During 1992, 1993 and 1994, the Company purchased approximately $2,400,000, $2,800,000 and $32,000, respectively, of terminal components from this supplier. Interest expense related to product financing arrangements was $59,000, $164,000 and $0 in 1992, 1993 and 1994, respectively. Amounts due under product financing arrangements and trade payables to the supplier were converted to Series C preferred stock on December 21, 1993 (see note 8).

  In 1993, the Company elected to offer the third-generation screen-based telephone called the PhonePlus to its existing customers and all new customers, as it had done with the ScanFone in 1992 and 1993. However, with the sale of its electronic banking and bill pay operations (see note 9) the Company will now offer the PhonePlus to banks, Regional Bell Operating Companies (RBOCs), and long-distance phone companies under wholesale arrangements. The Company is selling all of its first- and second-generation ScanFone equipment as it is returned from customers. The total carrying value of assets held for sale by the Company as of December 31, 1993 and 1994 was $1,274,730 and $316,140, respectively. The Company expects that substantially all of the ScanFone terminals currently held by customers (with a net book value of approximately $744,000 at December 31, 1994) will be returned to the Company during 1995. Provisions of approximately $430,000 and $1,536,000 were recorded as other operating expense in the fourth quarters of 1992 and 1993, respectively, to reduce the carrying values of first- and second-generation equipment to their estimated net realizable values.

  The Company had previously agreed to purchase 25,000 PhonePlus terminals from the supplier for approximately $5,750,000. In conjunction with the sale of the Company's bill pay operations, the Company negotiated an amendment to this agreement. Under the terms of the amended agreement, the Company made a prepayment of $230,000 for 1,000 PhonePlus terminals in August 1994 and is required to purchase a minimum of 2,000 additional PhonePlus terminals for a total additional commitment of $460,000. The Company expects to receive all 3,000 PhonePlus terminals in the first half of 1995. The $230,000 prepayment is included as prepaid expenses in the accompanying December 31, 1994 balance sheet.

 (b) Primary Investor

  An officer and shareholder of the Company is the chairman of the board of directors of WorldCorp, Inc. (WorldCorp), the Company's primary investor. Another officer of the Company is also a member of the board of directors of WorldCorp. As of December 31, 1994, WorldCorp, through its ownership of all the Series A preferred stock, 236,083 shares of Series C preferred stock and 489,836 shares of common stock, owned approximately 52 percent of the Company's outstanding voting stock. WorldCorp also owns all of the Series B preferred stock and has an option to purchase the Company's common stock held by the founding shareholders, pursuant to a Stock Restriction Agreement entered into on September 14, 1990. As of December 31, 1994, WorldCorp had exercised part of its option and purchased 489,836 shares of the Company's outstanding common stock for $400,000 in cash. On February 16, 1995, WorldCorp exercised the remainder of its option to purchase 4,267,843 shares

                                US ORDER, INC.

of the Company's outstanding common stock in exchange for a combination of cash, notes payable and WorldCorp common stock, totaling $3,485,249. This transaction increased WorldCorp's ownership of the Company's outstanding voting stock to approximately 89 percent. The Company did not receive any of the proceeds from this stock purchase.

  The Company subleased approximately 6,000 square feet of office space from WorldCorp on a month-to-month basis prior to November 1994. Expense related to the lease totaled approximately $71,200, $138,000 and $92,000 in 1992, 1993 and 1994, respectively. In November 1994 the Company terminated its lease with WorldCorp. During 1994, the Company also entered into a 3 year capital lease with WorldCorp for telephone equipment. WorldCorp also pays certain of the Company's personnel costs, including salary, benefits, business, and other related costs, for which the Company is then billed. During 1992, 1993 and 1994, the Company paid WorldCorp approximately $790,400, $500,000 and $103,000, respectively, related to these arrangements. At December 31, 1993 and 1994, the Company was indebted to WorldCorp in the amount of $124,699 and $189,475, respectively. These amounts are included in due to affiliates in the accompanying balance sheets.

  During 1992, WorldCorp loaned $1,250,000 to the Company for working capital purposes under a line of credit facility, collateralized by 8,300 ScanFone terminals. Additionally during 1992, WorldCorp loaned $500,000 to the Company under a short-term borrowing agreement for working capital purposes. In 1992, the Company incurred approximately $102,000 of interest expense related to these borrowings. Effective December 31, 1992, WorldCorp converted these borrowings to 1,750 shares of Series B redeemable, nonvoting preferred stock (see note 6).

  During the fourth quarter of 1992, WorldCorp advanced the Company $2,000,000 and agreed to advance an additional $800,000 which was received by the Company on January 6, 1993. In 1992, WorldCorp received 2,800 shares of Series B redeemable, nonvoting preferred stock in exchange for the $2,800,000. In connection with this purchase of Series B preferred shares, the Company granted WorldCorp the exclusive right to certain technology developed by the Company. On August 1, 1994 WorldCorp relinquished its rights to this technology as part of the Company's sale of its electronic banking operations (see note 9).

  In 1993, WorldCorp advanced an additional $2,551,000 of short-term debt to the Company at an interest rate of 7.5 percent. On April 1, 1993, the Company exercised its option to convert this loan into 2,551 shares of Series B redeemable, nonvoting preferred stock (see note 6). During 1993, WorldCorp also purchased an additional 449 shares of Series B preferred stock for $449,000. In August 1994, the Company redeemed 3,250 shares of WorldCorp's Series B preferred stock for $3,250,000 with proceeds from the sale of its bill pay operations.

  In June 1993, WorldCorp advanced $3,500,000 to the Company in the form of a long-term note due on the date of any public sale of equity securities aggregating $3 million plus the outstanding principal amount on the note. The note granted WorldCorp 271,429 warrants to purchase common stock at $4.00 per share. In connection with this loan, the Company agreed to issue 200,000 additional warrants to purchase common stock at $4.00 per share. These warrants were issued during 1994. The Company determined that the value of the warrants at the date of grant was not significant. The note had a variable interest rate until February 28, 1994, when the interest rate on the loan was fixed at an annual rate of 14 percent.

  WorldCorp is subject to two indentures expiring in 1997 and 2004 under which it is obligated to cause the Company not to pay dividends under certain limited circumstances. As of December 31, 1994, WorldCorp is obligated under the indenture terminating in 1997 to cause the Company not to pay dividends on its common stock.

                                US ORDER, INC.

(5) NOTES PAYABLE TO AFFILIATES

  Notes payable to affiliates is comprised of the following:

                                                               DECEMBER 31,
                                                           --------------------
                                                              1993      1994
                                                           ---------- ---------
   14% note payable to WorldCorp due on date of a public
    sale of equity securities (see note 4(b))............. $3,500,000 3,500,000
   7.5% unsecured promissory note due the earlier of
    February 15, 1998 or the date of a public sale of
    equity securities (see note 8)........................        --  1,132,570
                                                           ---------- ---------
                                                           $3,500,000 4,632,570
                                                           ========== =========

(6) REDEEMABLE PREFERRED STOCK

  The par value of Series B redeemable preferred stock was amended in 1993 from $1,000 per share to $0.001 per share.

  Series B preferred stockholders have no voting rights. They are entitled and have preference to cumulative dividends at the annual rate of $75 per share, payable quarterly, when, as, and if declared by the Board of Directors. Dividends accrue from the date of issuance. No dividends may be paid to common stockholders until all cumulative payments have been paid on the Series B preferred shares. In December 1993, the Company paid approximately $520,000 of accrued dividends on Series B preferred stock. As of December 31, 1993 and 1994, cumulative undeclared dividends approximated $17,000 and $483,000, respectively.

  At any time prior to March 30, 1998, the Company may redeem all or part of the Series B preferred stock for $1,000 per share. On March 30, 1998, the Company is required to redeem all of the shares of Series B preferred stock outstanding on such date at $1,000 per share. Accrued and unpaid dividends are payable at redemption.

  In the event of any liquidation, dissolution, or winding up of the Company, the Series B stockholders are entitled to and have preference to the amount of $1,000 per share plus any accrued and unpaid dividends on each share.

(7) STOCKHOLDERS' EQUITY

 (a) Series A Convertible Preferred Stock

  Under a September 14, 1990 Stock Purchase Agreement, as amended (the Agreement), the Company agreed to sell to WorldCorp 1,250,000 shares of the Company's Series A preferred stock for a total purchase price of $1,325,000. Additionally, the Company granted WorldCorp an option to purchase up to 3,954,082 shares of Series A preferred stock for $4,000,000 (approximately $1.0116 per share). As of December 31, 1993, WorldCorp had fully exercised this option.

  The Series A preferred stock is convertible into the Company's common stock at the holder's option. Conversion may occur at any time. The number of shares of common stock obtainable upon conversion is based upon the issue price of the Series A preferred stock to be converted. On December 31, 1994, each share of Series A preferred stock was convertible into one share of common stock. The conversion price is subject to adjustment under certain circumstances. In the event of

                                US ORDER, INC.

certain public distributions of additional shares of common stock, the Series A preferred shares will be automatically converted into shares of common stock at the conversion price then in effect ($1.06 at December 31, 1994). The Company shall at all times reserve sufficient shares of authorized but unissued common stock to effect the conversion of all outstanding shares of the Series A preferred stock.

  The Series A preferred stockholder has one vote for each share of common stock into which the Series A preferred stock is convertible. The shareholder is entitled and has preference to cumulative dividends at the annual rate of $0.095 per share, payable quarterly, when and if declared by the Board of Directors. No dividends may be paid to common stockholders until all cumulative payments have been paid on the Series A preferred shares. Dividends shall accrue daily on each share from the later of March 1, 1992, or the issue date, whether or not earned or declared. As of December 31, 1993 and 1994, cumulative undeclared dividends approximated $865,000 and $1,360,000, respectively.

  In the event of any liquidation, dissolution, or winding up of the Company, the Series A preferred stockholder is entitled and has preference to the amount of $1.06 per share and a premium of $0.159 per share plus any accrued but unpaid dividends on each share.

  If the holders of Registrable Securities, as defined in the Agreement, request that the Company file a registration statement covering any of its outstanding securities, under certain circumstances, the Company may purchase, at the then-prevailing market price, the requesting stockholders' shares rather than filing the registration statement. The stockholders also have certain other registration rights.

  Beginning March 15, 1992, all directors were elected by the common and Series A preferred stockholders as a single class. Beginning December 21, 1993, directors are elected by the Series A preferred stockholders, Series C preferred stockholders and the common stockholders, as a single class.

 (b) Series C Convertible Preferred Stock

  The Series C preferred shares are convertible into the Company's common stock at the option of the holder, at any time. The number of shares of common stock obtainable upon conversion is based upon the issue price of the Series C preferred stock. On December 31, 1994, each share of Series C preferred stock was convertible into one share of common stock. The conversion price is subject to adjustment under certain circumstances, including in the event that a qualifying equity offering of the Company's stock does not occur at certain prices and by certain dates in 1995. In the event of certain public distributions of additional shares of common stock, the Series C preferred shares shall be automatically converted into shares of common stock at the conversion price then in effect ($7.13 at December 31, 1994). The Company shall at all times reserve sufficient shares of authorized but unissued common stock to effect the conversion of all outstanding shares of the Series C preferred stock.

  The Series C preferred stockholder has one vote for each share of common stock into which the Series C preferred stock is convertible.

  Series C stockholders are entitled and have preference to cumulative dividends at the annual rate of $0.64 per share, payable quarterly, when and if declared by the Board of Directors. No dividends may be paid to common stockholders until all cumulative payments have been paid on the Series C preferred shares. Dividends accrue from the later of December 17, 1993, or date of issuance. In the event of any liquidation, dissolution, or winding up of the Company, the Series C preferred

                                US ORDER, INC.

stockholders are entitled and have preference to the amount of $7.13 per share and a premium of $1.07 per share plus any accrued and unpaid dividends. In August 1994, the Company paid $182,707 of accrued dividends on the Series C preferred stock. As of December 31, 1993 and 1994, cumulative undeclared dividends were approximately $32,000 and $784,000, respectively.

  In the event amounts available for distribution to preferred stockholders upon liquidation are insufficient to pay the total amounts due to Series A, B, and C stockholders, the total assets of the corporation legally available for distribution shall be distributed among the holders of the Series A, B, and C preferred stock pro rata, based on the proportions that the aggregate Series A liquidation preference, aggregate Series B liquidation preference and aggregate Series C liquidation preference bears to the sum of the aggregate Series A, Series B, and Series C liquidation preferences.

  In the event sufficient amounts are available for distribution to Series A, B, and C preferred stockholders upon liquidation of the Company and upon completion of the distribution of liquidation preferences, the remaining assets of the corporation available for distribution shall be distributed among the holders of common, Series A, and Series C preferred stock.

 (c) Stock Options

  The Company sponsors a stock option plan which covers substantially all employees and certain directors. The Company has reserved 3,000,000 shares of common stock for the exercise of options. As of December 31, 1994, 2,547,133 options had been granted for purchases of the same number of shares of the Company's common stock. The options vest monthly over a period of three to five years. However, no vesting occurs until after the employee has completed one year of service with the Company. Of the 2,429,469 options outstanding at year-end, 953,789, 45,847, 113,424, and 1,316,409 have exercise prices of
$.98, $2.50, $4.00, and $7.13 per share, respectively. As of December 31, 1994, 1,003,852 options were vested and exercisable, and 113,507, 2,294, and 4,987 options had been exercised for the same number of shares of the Company's common stock at prices of $.98, $2.50, and $4.00 per share, respectively.

  In August 1994, the Company paid $3,250,000 to certain employees to cancel 675,334 outstanding vested options. This amount is included in general and administrative expense in the accompanying 1994 statement of operations.

(8) PRIVATE PLACEMENT OFFERING

  In December 1993, the Company reached agreements with WorldCorp and four other investors in a private placement offering. The financing was structured as follows:

  . On November 12, 1993, the Company issued notes payable to two unrelated parties in exchange for $1,000,000. On December 21, 1993, those notes were converted into 140,253 shares of Series C convertible preferred stock.

  . WorldCorp purchased 236,083 shares of Series C convertible preferred stock for $1,683,272.

  . The principal supplier received 465,180 shares of Series C convertible preferred stock for the forgiveness and cancellation of $1,612,360 in trade accounts payable and $1,704,373 in product financing fees due the supplier. In addition, upon the occurrence of certain events such as the bankruptcy of the Company, the principal supplier would receive a fully paid, non-exclusive, worldwide license to certain of the Company's licensed technology.

  . Another investor purchased 841,515 shares of Series C convertible preferred stock for $3.5 million cash and $2.5 million in future advertising services. This investor has a representative on

                                 US ORDER, INC.

   the Board of Directors, and had the option to acquire an additional 3 percent of the Company's fully diluted common and convertible preferred equity until December 20, 1994. The investor did not exercise the option. The $2.5 million in future advertising credits is included in the accompanying balance sheet as a reduction of stockholders' equity. The Company plans to attempt to sell this advertising credit, which carries certain restrictions as to its use.

  In connection with the private placement, each of the other Series C stockholders received certain registration rights which may require the Company to register the Series C stock for sale in a public offering.

  In August 1994, in conjunction with the sale of the Company's bill pay operations (see note 9), the Company purchased all 465,180 of the principal supplier's Series C convertible preferred stock at $7.13 per share and paid $182,707 in cumulative dividends. The aggregate amount paid consisted of approximately $2,400,000 in cash and a $1,098,000 unsecured promissory note (the Note) which bears interest at an annual rate of 7.5% compounded quarterly, and is due when the note matures. The Note is due the earlier of February 15, 1998 or the date of any public sale of debt or equity securities of the Company which exceeds an aggregate amount equal to at least five times the then-outstanding principal balance of the Note. Additionally, in the event the royalties received from Visa in the future (see note 9), exceed certain amounts specified in the Note, the Company will be required to make quarterly prepayments based upon a formula set forth in the Note. Based on this provision, the Company does not expect to make any prepayments on the Note during 1995. In conjunction with the stock redemption, the principal supplier relinquished any and all rights to the Company's licensed technology.

  At the same time, the Company also retired 70,126 of another investor's 841,515 shares of Series C convertible preferred stock for $500,000 in cash.

(9) SALE OF ELECTRONIC BANKING AND BILL PAY OPERATIONS

  On August 1, 1994, the Company sold its electronic banking and bill pay operations (the System) to Visa for $14,645,101 in cash (net of closing costs of $227,978), the assumption of certain of the Company's capital lease obligations and other miscellaneous liabilities totaling $853,370, 100 shares of Visa Interactive's redeemable preferred stock, and a 72 month royalty obligation commencing January 1, 1995 and ending December 31, 2000 (the "Royalty Period"). Visa subsequently transferred these assets to Visa Interactive, its wholly owned subsidiary. The System consisted of certain tangible assets with a net book value of approximately $975,000 and certain intangible assets, including patents, computer software, firmware, and databases. The Company and Visa granted each other perpetual, royalty-free, worldwide licenses to certain intellectual property rights of the Company, including those in software, source code and know-how. The Company recognized a gain of $14,523,217 from the sale, which is included in other non-operating income in the accompanying 1994 statement of operations. Visa also purchased options to acquire 109,789 shares of the Company's common stock from certain of the Company's employees and subsequently exercised the options for $136,921.

  Royalties due to the Company will be equal to $.666 per month per Visa Interactive bill pay customer whose transactions are processed by the System, and will be paid by Visa Interactive quarterly during the Royalty Period. Under the terms of the agreement, Visa Interactive is not required to pay the Company for the first $73,315 of royalties earned during each quarter on a cumulative basis for a total of twelve quarters. Due to the uncertainties which exist regarding the number of Visa Interactive's customers that will use the System during the Royalty Period and the possible effect of

                                US ORDER, INC.

technological advances, it is not possible to predict the amount of royalties which the Company may earn pursuant to the agreement. Any royalties received will be recognized as revenue during the period in which the royalties are earned. The Company does not expect to receive any Visa royalty payments in 1995.

  The Company was designated as Visa's "preferred provider" for certain of the Company's services, such that the Company provides these services at certain predetermined prices and established standards during the Royalty Period. Visa agreed to inform its members/banks through Visa's customary communications that the Company is a preferred provider of Visa with respect to the Company's services. Until August 1, 1995, Visa also agreed not to designate any third party as a "preferred provider" of the Company's services.

  The Company pays Visa Interactive a monthly fee of $6.40 for each of the Company's bill pay customers which are not yet a customer of a Visa member bank. During 1994, the Company paid Visa Interactive approximately $208,000 in such fees.

  As part of the Visa transaction, the Company's president was appointed to, and the Company's chairman and chief executive officer was named an advisor to, the board of directors of Visa Interactive.

(10) EMPLOYEE 401(K) SAVINGS PLAN

  Effective June 1, 1991, the Company adopted a defined contribution plan (the
Plan), available to all full-time employees following three months of employment. The Plan is trusteed and qualifies for preferential tax treatment under Section 401(a) of the Internal Revenue Code. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount for 1992, 1993 and 1994 equal to 20 percent of compensation paid during the plan year, not to exceed the annual IRS contribution limitations. All participants are fully vested in their contributions.

  There are no employer contributions under the Plan. Administrative expenses for the Plan were incurred and paid by the Company.

(11) INCOME TAXES

  Income tax expense attributable to income from operations consists of:

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                      1992   1993     1994
                                                     -------------------------
   Current:
     Federal........................................ $  --    --     1,028,000
     State..........................................    --    --        10,000
     Utilization of net operating loss
      carryforwards.................................    --    --      (968,000)
                                                     ------ -----  -----------
       Total current................................    --    --        70,000
   Deferred.........................................    --    --           --
                                                     ------ -----  -----------
       Total income tax expense..................... $  --    --        70,000
                                                     ====== =====  ===========

  In 1994, the difference between the statutory federal income tax rate on earnings before income taxes and the Company's effective income tax rate is due primarily to the utilization of net operating loss carryforwards.

                                US ORDER, INC.

  A reconciliation of taxes computed at the statutory Federal tax rate on earnings before income taxes to the actual income tax expense is as follows:

                                               YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1992         1993        1994
                                           -----------  ----------  ----------
   Tax provision (credit) computed at the
    statutory rate........................ $(2,314,000) (3,817,000)  1,293,000
   Book expenses not deductible for tax
    purposes..............................      32,000      35,000      54,000
   Federal alternative minimum and
    environmental taxes...................         --          --       60,000
   Generation of net operating loss
    carryforwards.........................   2,282,000   3,782,000         --
   Change in the valuation allowance for
    deferred tax assets allocated to
    income tax expense....................         --          --   (1,337,000)
                                           -----------  ----------  ----------
       Income tax expense................. $       --          --       70,000
                                           ===========  ==========  ==========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1993 and 1994, are as follows:

                                                         1993         1994
                                                      -----------  ----------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 5,660,000   4,729,000
     Capitalized start-up expenditures...............   2,216,000     961,000
     Equipment and property, primarily due to asset
      write-downs and differences in depreciation
      methods and lives, net.........................     182,000     467,000
     General business credit carryforward............     243,000     392,000
     Alternative minimum tax carryforward............         --       60,000
     Other, net......................................      41,000      56,000
                                                      -----------  ----------
       Total gross deferred tax asset................   8,342,000   6,665,000
     Less valuation allowance........................  (8,342,000) (6,665,000)
                                                      -----------  ----------
       Net deferred tax asset........................ $       --          --
                                                      ===========  ==========

  The valuation allowance for deferred tax assets was $3,689,000 as of December 31, 1992. The net changes in the total valuation allowance for the years ended December 31, 1993 and 1994, were an increase of approximately $4,653,000 and a decrease of approximately $1,677,000, respectively.

  At December 31, 1994, the Company had net operating loss carryforwards for federal income tax purposes of approximately $12,125,000 which expire in 2005 through 2008, general business tax credits of approximately $392,000 which expire in 2005 through 2009, and an alternative minimum tax credit carryforward of approximately $60,000.

                                US ORDER, INC.

(12) COMMITMENTS AND CONTINGENCIES

 (a) Capital Leases

  As of December 31, 1993 and 1994, computer equipment includes approximately $1,252,000 and $367,000, respectively, of equipment held under capital lease. Accumulated amortization on leased equipment was approximately $344,000 and $129,000 at December 31, 1993 and 1994, respectively.

  Future minimum lease payments under capital leases as of December 31, 1994, are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1995............................................................... $113,018
   1996...............................................................  110,230
   1997...............................................................   79,692
   1998...............................................................   18,219
   1999...............................................................    4,259
                                                                       --------
     Total minimum lease payments.....................................  325,418
   Less amount representing interest..................................  (60,694)
                                                                       --------
     Present value of net minimum capital lease payment...............  264,724
   Obligations under capital leases--current installments.............   81,746
                                                                       --------
     Obligations under capital leases,net of current installments..... $182,978
                                                                       ========

 (b) Operating Leases

  The Company has entered into various facility lease agreements. The future minimum lease payments under the facility leases as of December 31, 1994, are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1995................................................................ $233,000
   1996................................................................  201,000
   1997................................................................  200,000
   1998................................................................  205,000
   1999................................................................   40,000
                                                                        --------
     Total minimum lease payments...................................... $879,000
                                                                        ========

  Rent expense was approximately $158,000, $289,000 and $214,000 in 1992, 1993 and 1994, respectively.

 (c) Patent Matters

  In conjunction with the Company's August 1, 1994 sale of its bill pay operations (see note 9), the Company transferred to Visa all of its rights as they related to a patent which covered various proprietary aspects of the Company's ScanFone automated order and payment system. Although not technically pending or threatened, the Company has received notices from third parties claiming potential infringement of previously issued patents to these third parties. The Company has also received a notice of a third party patent infringement claim related to a product currently under development by the Company. The Company and its counsel believe that the Company has substantial defenses to any potential claims of infringement, should that occur. However, there can be no assurance that such third parties will not make a formal claim of infringement or that the Company would prevail in any proceedings in relation thereto.

                                US ORDER, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

 (d) Strategic Partner Commissions

  The Company has entered into agreements with two strategic partners to market ScanFones under the partners' brand names. One agreement required the Company to pay a per-customer fee throughout the six-month marketing trial which ended in December 1994. The other agreement requires the Company to pay a per-customer fee in addition to a percentage of related revenues through March 1996, as long as those customers use their ScanFones.

 (e) Employment Contract

  The Company entered into an employment contract with an officer of the Company, for a period of three years commencing on August 1, 1994. As of December 31, 1994, the Company is committed to pay this employee a minimum of approximately $646,000.

 (f) State Sales and Use Tax Audit

  The Company is currently undergoing an audit of its Virginia sales and use taxes. Since the audit is in its early stages, the ultimate outcome of this matter cannot presently be determined. The Company does not believe that the disposition of this matter will have a material adverse effect on the Company's financial position, results of operations or liquidity.

(13) SUBSEQUENT EVENTS

 (a) Stock Exchange Agreement

  On April 6, 1995, the Company entered into a stock exchange agreement with Colonial Data. Under the terms of the agreement, on the date of closing of a US Order public offering of equity securities, the Company will exchange 230,000 shares of its restricted common stock, valued at the initial public offering price, for that number of shares of Colonial Data's unregistered common stock (valued based on the average closing price of Colonial Data's stock for the twenty trading days preceding the date of the exchange) which equals the value of the US Order stock exchanged.

  As part of the agreement, the Company also agreed to exchange $3,000,000 of its restricted common stock on April 15, 1996 for $3,000,000 of Colonial Data's unregistered common stock, subject to certain limitations. Each company's stock will be valued at the average closing price of their respective common stock as reported on the Nasdaq National Market and American Stock Exchange, respectively, for each of the twenty trading days prior to April 10, 1996. Both companies will have certain "piggyback" registration rights and rights of first refusal with respect to each others' stock.

 (b) Stock Options

  Between January 1, 1995 and April 3, 1995, the Company granted options to acquire 204,850 and 50,000 shares of the Company's common stock at exercise prices of $7.13 and $9.50, respectively, to certain employees and members of the Board of Directors.

                                 US ORDER, INC.

                            CONDENSED BALANCE SHEET

                                 MARCH 31, 1995
                                  (UNAUDITED)

                                                 MARCH 31,
                                                    1995
                                                ------------
                    ASSETS
                    ------
Current assets:
  Cash and cash equivalents...................  $  1,290,371
  Accounts receivable, net....................       305,892
  Inventory...................................        49,713
  Prepaid expenses............................       366,117
                                                ------------
    Total current assets......................     2,012,093
                                                ------------
Assets held for sale..........................       302,721
                                                ------------
Property and equipment:
  Terminals...................................     1,769,363
  Computer equipment..........................       980,048
  Furniture and fixtures......................       155,400
  Leasehold improvements......................        57,629
                                                ------------
    Total property and equipment..............     2,962,440
  Less accumulated depreciation and amortiza-
   tion.......................................    (1,485,252)
                                                ------------
    Net property and equipment................     1,477,188
                                                ------------
    Total assets..............................     3,792,002
                                                ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
- ----------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses.......     1,031,038
  Accrued wages and taxes payable.............       465,348
  Due to affiliates...........................       234,595
  Obligations under capital leases--current
   installments...............................       120,004
                                                ------------
    Total current liabilities.................     1,850,985
Obligations under capital leases, net of cur-
 rent installments............................       220,755
Notes payable to affiliates...................     4,653,806
Other payables................................        15,625
                                                ------------
    Total liabilities.........................     6,741,171
                                                ------------
Series B redeemable, nonvoting preferred
 stock, issued and outstanding 4,300 shares
 (redeemable at $1,000 per share plus accrued
 dividends; liquidation preference of
 $4,863,730 at March 31, 1995)................     4,863,730
                                                ------------
                                                                PRO FORMA
                                                              MARCH 31, 1995
                                                              --------------
Stockholders' equity (deficit):
 Series A convertible preferred stock,
  5,204,082 shares issued and outstanding; pro
  forma none issued and outstanding (liquida-
  tion preference of $7,827,252 at March 31,
  1995).......................................         5,204            --
 Series C convertible preferred stock,
  1,147,725 shares issued and outstanding; pro
  forma none issued and outstanding (liquida-
  tion preference of $10,379,127 at March 31,
  1995).......................................         1,148            --
 Common stock, $0.001 par value; 5,198,039
  shares issued and outstanding; pro forma
  11,549,846 shares issued and outstanding....         5,198         11,550
 Additional paid-in capital...................    12,969,727     10,518,469
 Deferred compensation........................      (459,684)      (459,684)
 Receivable from sale of stock................    (2,500,000)    (2,500,000)
 Accumulated deficit..........................   (17,834,492)   (17,834,492)
                                                ------------   ------------
    Total stockholders' equity (deficit)......    (7,812,899)   (10,264,157)
                                                ------------   ============
    Total liabilities and stockholders' equity
     (deficit)................................  $  3,792,002
                                                ============

           See accompanying notes to condensed financial statements.

                                 US ORDER, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                                  (UNAUDITED)

                                                           1994         1995
                                                        -----------  ----------
Revenue:
  Service fees......................................... $   299,925     458,641
  System sales.........................................         --      209,007
  Phone sales..........................................         --       71,295
  Miscellaneous revenue................................      17,218       5,749
                                                        -----------  ----------
    Total revenue......................................     317,143     744,692
                                                        -----------  ----------
Cost of revenue:
  Service fees.........................................     221,855     224,449
  System and phone sales...............................         --      252,923
                                                        -----------  ----------
    Total cost of revenue..............................     221,855     477,372
                                                        -----------  ----------
    Gross margin.......................................      95,288     267,320
                                                        -----------  ----------
Operating expenses:
  Research and development.............................     230,572     308,899
  Advertising and promotion............................     518,120       4,709
  General and administrative...........................   1,556,313   1,184,486
                                                        -----------  ----------
    Total operating expenses...........................   2,305,005   1,498,094
                                                        -----------  ----------
    Operating loss.....................................  (2,209,717) (1,230,774)
                                                        -----------  ----------
Other income (expense):
  Interest income......................................      14,167      14,484
  Interest expense.....................................    (169,001)   (154,666)
  Other, net...........................................       2,408       1,954
                                                        -----------  ----------
    Total other income (expense).......................    (152,426)   (138,228)
                                                        -----------  ----------
    Net loss...........................................  (2,362,143) (1,369,002)
Preferred dividend requirement.........................    (529,726)   (387,858)
                                                        -----------  ----------
    Net loss applicable to common shareholders......... $(2,891,869) (1,756,860)
                                                        ===========  ==========
Net loss per common share.............................. $     (0.47)      (0.29)
                                                        ===========  ==========
Shares used for computation............................   6,089,979   6,089,979
                                                        ===========  ==========



           See accompanying notes to condensed financial statements.

                                 US ORDER, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                                  (UNAUDITED)

                                                          1994         1995
                                                       -----------  ----------
Cash flows from operating activities:
 Net loss............................................. $(2,362,143) (1,369,002)
 Adjustments to reconcile net loss to net cash used by
  operating activities:
  Depreciation and amortization.......................     192,730     148,006
  Deferred compensation...............................         --       25,811
  Gain on sale of assets..............................      (2,408)     (1,954)
  Deferred interest expense on note payable to affili-
   ate................................................         --       21,236
  Changes in certain assets and liabilities, net of
   effects of non-cash transactions:
   Decrease (increase) in accounts receivable.........      (1,556)    136,487
   Decrease (increase) in prepaid expenses............       4,358     (72,953)
   Increase in inventory..............................         --      (49,713)
   Decrease in accounts payable and accrued expenses..    (250,326)   (354,444)
   Increase in accrued wages and taxes payable........      18,082     272,351
   Increase in due to affiliates......................     196,982      25,427
   Decrease in deferred contract fees.................     (36,000)        --
   Decrease in other payables.........................         --       (1,339)
                                                       -----------  ----------
  Net cash used by operating activities...............  (2,240,281) (1,220,087)
                                                       -----------  ----------
Cash flows from investing activities:
 Purchases of property and equipment..................     (35,386)   (211,452)
 Proceeds from sale of terminals and terminal compo-
  nents...............................................      13,075     117,088
                                                       -----------  ----------
  Net cash used by investing activities...............     (22,311)    (94,364)
                                                       -----------  ----------
Cash flows from financing activities:
 Proceeds from issuance of common stock...............         --       75,708
 Principal payments under capital lease obligations...     (91,216)    (38,724)
                                                       -----------  ----------
  Net cash (used) provided by financing activities....     (91,216)     36,984
                                                       -----------  ----------
  Net decrease in cash and cash equivalents...........  (2,353,808) (1,277,467)
Cash and cash equivalents, beginning of period........   3,443,967   2,567,838
                                                       -----------  ----------
Cash and cash equivalents, end of period.............. $ 1,090,159   1,290,371
                                                       ===========  ==========


           See accompanying notes to condensed financial statements.

                                US ORDER, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  The condensed balance sheet of US Order, Inc. ("US Order" or the "Company") as of March 31, 1995, and the related condensed statements of operations and cash flows for the three-month periods ended March 31, 1994 and 1995, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consist only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

  The condensed financial statements and notes are presented in accordance with the requirements for interim financial information, and do not contain certain information included in the Company's annual audited financial statements and notes. These financial statements should be read in conjunction with the annual audited financial statements and the notes thereto.

(2) REVENUE RECOGNITION

  The Company recognizes service fee revenue as the services are provided and system sales when title passes, which is generally upon shipment of the system. Prior to the sale of its electronic banking and bill payment operations, the Company recognized transaction revenue upon the transmission of a customer order via a terminal.

(3) COMMON STOCK OPTIONS

  Between January 1, 1995 and May 5, 1995, the Company granted options to acquire 189,850 and 106,500 shares of the Company's common stock at exercise prices of $7.13 and $9.50, respectively, to certain employees and members of the Board of Directors. During the first quarter of 1995, the Company recognized approximately $26,000 of compensation expense in connection with the options granted at exercise prices below the estimated fair market value of the Company's common stock at the date of grant.

(4) SUBSEQUENT EVENTS

  (a) On April 6, 1995, the Company entered into a stock exchange agreement with Colonial Data Technologies Corp. ("Colonial Data"), a strategic alliance partner. Under the terms of the agreement, on the date of closing of a US Order public offering of equity securities, the Company will exchange 230,000 shares of its restricted common stock, valued at the initial public offering price, for that number of shares of Colonial Data's unregistered common stock (valued based on the average closing price of Colonial Data's stock for the twenty trading days preceding the date of the exchange) which equals the value of the US Order stock exchanged.

  As part of the agreement, the Company also agreed to exchange $3,000,000 of its restricted common stock on April 15, 1996 for $3,000,000 of Colonial Data's unregistered common stock, subject to certain limitations. Each company's stock will be valued at the average closing price of their respective common stock as reported on The Nasdaq National Market and American Stock Exchange, respectively, for each of the twenty trading days prior to April 10, 1996. Both companies will have certain "piggyback" registration rights and rights of first refusal with respect to each others' stock.

  (b) On April 6, 1995, the Company filed a Form S-1 registration statement, as subsequently amended, with the Securities and Exchange Commission to register 3,850,000 shares (exclusive of the underwriters' over-allotment option) of the Company's common stock, par value $.001 per share. Of the 3,850,000 shares to be offered, 2,800,000 are being issued and sold by the Company, and 1,050,000 shares are being sold by WorldCorp.

  (c) The pro forma unaudited stockholders' equity (deficit) shown on the accompanying condensed balance sheet reflects the assumed conversion of the Company's Series A and Series C Preferred Stock into Common Stock and the payment of the related $2,451,258 of cumulative undeclared and unpaid dividends as of March 31, 1995.

  (d) In May 1995, the Company adopted a new stock option and incentive plan (the "1995 Plan"). Under the 1995 Plan, up to an aggregate of 1,000,000 shares of the Company's common stock may be issued to employees of the Company as a result of the grant of stock options, stock appreciation rights, and certain other stock and incentive awards. All grants under the 1995 Plan will be at the discretion of the Company's Board of Directors. Upon completion of the Company's initial public offering of common stock and adoption of the 1995 Plan, no further grants of stock options will occur under the Company's 1991 Stock Option Plan.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCK-HOLDER OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CON-STITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Dilution..................................................................   16
Capitalization............................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   25
Management................................................................   41
Principal and Selling Stockholders........................................   50
Certain Relationships and Transactions....................................   51
Shares Eligible for Future Sale...........................................   52
Description of Capital Stock..............................................   53
Underwriting..............................................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   58
Glossary..................................................................   59
Index to Financial Statements.............................................  F-1

UNTIL JUNE 26, 1995 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EF-FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.
3,850,000 SHARES

US ORDER, INC.

COMMON STOCK
($.001 PAR VALUE)


[LOGO OF US ORDER APPEARS HERE]


SALOMON BROTHERS INC

FIRST ALBANY CORPORATION

L.H. FRIEND, WEINRESS,
FRANKSON & PRESSON, INC.


PROSPECTUS

DATED JUNE 1, 1995

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (b)    Pro Forma Financial Information


                                WORLDCORP, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                     ASSETS
                                 (IN THOUSANDS)
                                  (Unaudited)

                                                                                                           Pro Forma
                                                                  March 31,          Pro Forma             March 31,
                                                                     1995            Adjustments             1995
                                                                  -----------        -----------           -----------
CURRENT ASSETS
  Cash and cash equivalents, including $1,424
    restricted cash at March 31, 1995                             $   7,922          $   60,239  /(a)/     $   68,161

  Restricted short-term investments                                     662                                       662

  Trade accounts receivable, less allowance
  for doubtful accounts of $83 at March 31, 1995                      3,050                                     3,050

  Other receivables                                                   3,251                                     3,251

  Prepaid expenses and other current assets                           7,790                                     7,790

  Assets held for sale                                                2,500                                     2,500
                                                                   --------                                 ---------
                                                                                        -------
    Total current assets                                             25,175              60,239                85,414
                                                                   --------             -------             ---------

ASSETS HELD FOR SALE                                                 11,290                                    11,290

EQUIPMENT AND PROPERTY
  Flight and other equipment                                         31,333                                    31,333
  Equipment under capital leases                                     12,108                                    12,108
                                                                   --------                                   -------
                                                                     43,441                                    43,441
  Less accumulated depreciation and amortization                     13,526                                    13,526
                                                                   --------                                   -------

   Net equipment and property                                        29,915                                    29,915
                                                                   --------                                   -------

LONG-TERM OPERATING DEPOSITS                                         14,733                                    14,733

OTHER ASSETS AND DEFERRED CHARGES                                     8,940                                     8,940

INTANGIBLE ASSETS                                                    10,458              (1,931) /(b)/          8,527
                                                                   --------             -------               -------

   TOTAL ASSETS                                                  $  100,511           $  58,308            $  158,819
                                                                   ========             =======              ========

                                                                                                          (Continued)

                                WORLDCORP, INC.
               PRO FORMA CONDENDSED CONSOLIDATED  BALANCE  SHEET
                                  (CONTINUED)
                  LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
                        (IN THOUSANDS EXCEPT SHARE DATA)
                                  (Unaudited)

                                                                                                         Pro Forma
                                                             March 31,             Pro Forma             March 31,
                                                                1995               Adjustments             1995
                                                             -----------           -----------          ----------
CURRENT LIABILITIES
  Notes payable                                              $   17,210                                 $   17,210
  Current maturities of long-term obligations                    10,375                                     10,375
  Deferred aircraft rent                                            925                                        925
  Accounts payable                                                9,720                                      9,720
  Unearned revenue                                               16,649                                     16,649
  Accrued maintenance in excess of reserves paid                  5,284                                      5,284
  Accrued salaries and wages                                      7,991                                      7,991
  Accrued interest                                                2,571                                      2,571
  Accrued taxes                                                   1,830                    350 /(f)/         2,180
                                                              ---------             ----------            --------
    Total current liabilities                                    72,555                    350              72,905
                                                              ---------             ----------            --------

LONG-TERM OBLIGATIONS, NET
  Subordinated convertible debt                                  65,000                                     65,000
  Subordinated notes, net                                        24,947                                     24,947
  Deferred aircraft rent, net of current portion                  1,437                                      1,437
  Equipment financing and other long-term obligations            16,347                                     16,347
                                                              ---------                                   --------
    Total long-term obligations, net                            107,731                                    107,731
                                                              ---------                                   --------

OTHER LIABILITIES
  Deferred gain from sale-leaseback transactions, net of
    accumulated amortization of $32,610 at March 31, 1995         8,107                                      8,107
  Accrued postretirement benefits                                 2,437                                      2,437
  Accrued maintenance in excess of reserves paid                  4,672                                      4,672
  Other                                                             422                                        422
                                                              ---------                                   --------
    Total other liabilities                                      15,638                                     15,638
                                                              ---------                                   --------

      TOTAL LIABILITIES                                         195,924                    350             196,274
                                                              ---------             ----------             -------

MINORITY INTEREST                                                    --                 12,516 /(c)(g)(h)/  12,516

STOCKHOLDERS' DEFICIT
  Common stock, $1 par value (60,000,000 shares
    authorized, 15,861,870 shares issued and
    15,799,285 shares outstanding at March 31, 1995)             15,862                                     15,862
  Additional paid-in capital                                     40,127                                     40,127
  Deferred compensation                                         (1,279)                                    (1,279)
  Accumulated deficit                                         (148,260)                 45,442           (102,818)
  ESSOP guaranteed bank loan                                    (1,523)                                    (1,523)
  Treasury stock, at cost                                         (340)                                      (340)
                                                              ---------             ----------           ---------

    TOTAL COMMON STOCKHOLDERS' DEFICIT                         (95,413)                 45,442            (49,971)
                                                              ---------             ----------           ---------
    TOTAL LIABILITIES AND COMMON
     STOCKHOLDERS' DEFICIT                                   $  100,511              $  58,308          $  158,819
                                                              =========             ==========          ==========

                                WORLDCORP, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       (IN THOUSANDS EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                                   Pro Forma
                                                            For the three                        For the three
                                                             months ended                        months ended
                                                              March 31,          Pro Forma         March 31,
                                                                1995            Adjustments          1995
                                                              ---------         -----------       ---------
OPERATING REVENUES
  Contract flight operations                                  $  39,384                           $  39,384
  Flight operations subcontracted to other carriers                 693                                 693
  Other                                                             487                                 487
  Transaction processing-US Order                                   745                                 745
                                                                -------                             -------
     Total operating revenues                                    41,309                              41,309
                                                                -------                             -------

OPERATING EXPENSES
  Flight                                                         12,905                              12,905
  Maintenance                                                     8,013                               8,013
  Aircraft costs                                                 13,522                              13,522
  Fuel                                                            3,086                               3,086
  Flight operations subcontracted to other carriers                 667                                 667
  Depreciation and amortization                                   1,530                               1,530
  Selling and administrative                                      5,400                               5,400
  Transaction processing-US Order                                 1,834                               1,834
                                                                -------                             -------

       Total operating expenses                                  46,957                              46,957
                                                                -------                             -------

OPERATING LOSS                                                   (5,648)                             (5,648)
                                                                -------                             -------

OTHER INCOME (EXPENSE)
  Interest expense                                               (3,171)                             (3,171)
  Interest income                                                   163                                 163
  Other, net                                                        202                                 202
                                                                -------                             -------
     Total other income (expense)                                (2,806)                             (2,806)
                                                                -------                             -------

LOSS BEFORE INCOME TAXES AND
  MINORITY INTEREST                                              (8,454)                             (8,454)

INCOME TAX EXPENSE                                                   --                                  --

MINORITY INTEREST                                                    --               545 /(h)/         545
                                                                -------           -------

NET EARNINGS (LOSS)                                           $  (8,454)        $     545         $  (7,909)
                                                                =======           =======           =======

LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE

  Primary                                                     $   (0.55)        $    0.04         $   (0.51)
                                                                =======           =======           =======
  Fully diluted                                               $       *                           $       *
                                                                =======                             =======

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING

  Primary                                                    15,477,596                          15,477,596
                                                             ==========                          ==========
  Fully diluted                                                       *                                   *
                                                             ==========                          ==========

* Fully diluted earnings per share are anti-dilutive

                                WORLDCORP, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                              (Unaudited)
                                                                                               Pro Forma
                                                        For the twelve                       For the twelve
                                                         months ended                         months ended
                                                         December 31,       Pro Forma         December 31,
                                                            1994           Adjustments           1994
                                                          ---------        -----------        ----------
OPERATING REVENUES
  Contract flight operations                              $ 196,218                            $  196,218
  Flight operations subcontracted to other carriers           5,378                                 5,378
  Other                                                       1,412                                 1,412
  Transaction processing - US Order                           1,432                                 1,432
                                                           --------                              --------
     Total operating revenues                               204,440                               204,440
                                                           --------                              --------

OPERATING EXPENSES
  Flight                                                     65,372                                65,372
  Maintenance                                                26,212                                26,212
  Aircraft costs                                             53,860                                53,860
  Fuel                                                       31,628                                31,628
  Flight operations subcontracted to other carriers           5,549                                 5,549
  Depreciation and amortization                               5,212                                 5,212
  Selling and administrative                                 24,635                                24,635
  Transaction processing - US Order                          10,681                                10,681
                                                           --------                              --------
     Total operating expenses                               223,149                               223,149
                                                           --------                              --------

OPERATING LOSS                                              (18,709)                              (18,709)
                                                           --------                              --------

OTHER INCOME (EXPENSE)
  Interest expense                                          (12,154)                              (12,154)
  Interest income                                               863                                   863
  Loss on investments, net                                     (308)                                 (308)
  Gain on sale of US Order banking operations                14,547                                14,547
  Gain on sale of US Order stock                                 --             19,714 /(d)/       19,714
  Gain on sale of stock by US Order                              --             27,010 /(e)/       27,010
  Gain on sale of World Airways, Inc. stock                  26,922                                26,922
  Other, net                                                   (665)                                 (665)
                                                           --------            -------           --------
     Total other income (expense)                            29,205             46,724             75,929
                                                           --------            -------           --------

EARNINGS BEFORE INCOME TAXES, MINORITY
  INTEREST, EXTRAORDINARY ITEM AND
  CHANGE IN ACCOUNTING PRINCIPLE                             10,496             46,724             57,220

INCOME TAX EXPENSE                                              159                350 /(f)/          509

MINORITY INTEREST                                            (2,029)            (1,477)/(g)/       (3,506)
                                                           --------            -------           --------

NET EARNINGS                                              $   8,308          $  44,897         $   53,205
                                                           ========            =======           ========

EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

  Primary                                                 $    0.54          $    2.89         $     3.43
                                                               ====               ====               ====
  Fully diluted                                           $    0.53          $    2.84         $     3.37
                                                               ====               ====               ====

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING

  Primary                                                15,516,063                            15,516,063
                                                         ==========                            ==========
  Fully diluted                                          15,793,046                            15,793,046
                                                         ==========                            ==========

                                WORLDCORP, INC.



SUMMARY

The pro forma condensed consolidated balance sheet reflects the adjustments necessary to record the sale of 30.2% interest in US Order, Inc. as if the sale had occurred as of January 1, 1994.

The pro forma condensed consolidated income statements reflect the adjustments necessary to reflect the sale of an interest in US Order, Inc. as if the sale had occurred as of January 1, 1994. The estimated gain on sale has been calculated based on the estimated amount of WorldCorp's investment in US Order, Inc. as of June 1, 1995, the date of sale. No pro forma adjustments have been made for possible interest cost savings from the proceeds received at the time of the sale.

DESCRIPTION OF PRO FORMA ADJUSTMENTS

(a)  Record cash received from the sale of an interest in US Order, Inc.
     $18.6 million of this amount is received by WorldCorp, Inc. in exchange for 1,365,000 of its common stock in US Order, Inc., and $41.6 million is received by US Order, Inc. from the sale of 3,062,500 shares of its common stock.

(b)  Reverse a pro rata portion of goodwill related to US Order.

(c)  Establish minority interest portion from sale of US Order, Inc.

(d) Record gain from WorldCorp's sale of 1,365,000 shares of US Order common stock.

(e)  Record gain from US Order's sale of 3,062,500 shares of common stock.

(f)  Estimated income tax expense on gain from sale of US Order common stock.

(g) Portion of US Order, Inc. 1994 net income which is allocated to the minority interest.

(h) Portion of US Order, Inc. net loss for three months ended March 31, 1995 which is allocated to the minority interest.



          (c)    Exhibits
          23.1   Consent of KPMG Peat Marwick LLP
          99.1   WorldCorp, Inc. Press Release issued June 2, 1995.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       WorldCorp, Inc.



                                       /s/ Andrew M. Paalborg
                                       ----------------------
                                       Andrew M. Paalborg
                                       Vice President & General Counsel


Date: June 9, 1995

                               INDEX TO EXHIBITS

Exhibit No.

23.1   Consent of KPMG Peat Marwick LLP.
99.1   WorldCorp, Inc. Press Release issued June 2, 1995.